UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BONDS.COM GROUP, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BONDS.COM GROUP, INC.

1500 Broadway, 31st Floor

New York, New York 10036

(212) 257-4062

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

Dear Stockholder:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock and preferred stock of Bonds.com Group, Inc., a Delaware corporation that we refer to as “Bonds.com” or the “Company,” in connection with the Agreement and Plan of Merger, dated as of March 5, 2014, by and among MTS Markets International, Inc., a Delaware corporation and affiliate of the London Stock Exchange Group that we refer to as “Parent,” MMI Newco Inc., a Delaware corporation and wholly-owned subsidiary of Parent that we refer to as “Merger Sub,” and Bonds.com. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Merger Sub with and into Bonds.com that is contemplated by the Merger Agreement as the “Merger.”

Under the terms of the Merger Agreement, Parent will acquire Bonds.com for aggregate cash consideration of approximately $15 million. This amount is subject to adjustment based on transaction expenses, certain closing liabilities, and a working capital adjustment (to the extent the adjustment is outside the agreed upon collar). We refer to this amount, as adjusted, as the “Merger Consideration.”

On completion of the Merger, all shares of our common stock and preferred stock will automatically be cancelled and will cease to exist, and each share of common stock and preferred stock that was outstanding immediately prior to the effective time of the Merger (other than shares (a) for which appraisal rights are properly exercised and not withdrawn under Delaware law and (b) owned by the Company, Parent or Merger Sub) will be automatically converted into the right to receive allocations of the Merger Consideration, if any, on the basis of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in each case without interest and subject to any required withholding taxes. Because the amount of Merger Consideration is substantially less than the aggregate liquidation preference of the Company’s most senior series of preferred stock in a transaction of this size, the Series E-2 convertible preferred stock, par value $0.0001 per share, or “Series E-2 Stock” (and less than the aggregate invested capital by the holders of Series E-2 Stock), all Merger Consideration will be paid to the holders of Series E-2 Stock. In particular, holders of the Company’s:

•	common stock, par value $0.0001 per share, or “Common Stock”;

•	Series A participating preferred stock, par value $0.0001 per share, or “Series A Stock”;

•	Series C convertible preferred stock, par value $0.0001 per share, or “Series C Stock”;

•	Series E convertible preferred stock, par value $0.0001 per share, or “Series E Stock”; and

•	Series E-1 convertible preferred stock, par value $0.0001 per share, or “Series E-1 Stock”;

will not receive any consideration in the Merger for their shares of such stock. We refer to the Series A Stock, Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock collectively as the “Preferred Stock.” Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

The holders of shares of our Series E-2 Stock have agreed to place in escrow $1.5 million from the Merger Consideration payable with respect to their shares to cover certain potential indemnity claims that may be made by the Parent and certain of its related parties. In the absence of claims, these funds will be released to the holders of Series E-2 Stock in increments of $500,000 beginning on the first anniversary of the closing of the Merger and continuing on the 18- and 24-month anniversaries of closing. In addition, $100,000 (subject to increase to up to $200,000) will be held by a designated stockholder representative as a reserve for expenses. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

If the Merger is completed, holders of Series E-2 Stock will be entitled to receive allocations of the Merger Consideration, on the basis of the Company’s Certificate of Incorporation, without interest and subject to required tax withholdings (unless the holders have properly exercised their appraisal rights under Section 262 of the DGCL with respect to such shares). The allocation of the Merger Consideration, the Merger Agreement, and the Merger are described in more detail in the accompanying information statement.

The Company’s special committee of independent and disinterested directors (the “Special Committee”) approved and recommended to the Company’s board of directors (the “Board of Directors”) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement. Upon recommendation of the Special Committee, the Board of Directors unanimously (a) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company’s stockholders, (b) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (c) recommended that the stockholders approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Under Section 251 of the DGCL and the Company’s Certificate of Incorporation, the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement by Bonds.com stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of stock entitled to vote on the matter. In addition, the Certificate of Incorporation of the Company required the approval of stockholders holding: (a) a majority of the outstanding shares of Series A Stock; (b) 67% of the outstanding shares of Series C Stock; (c) 66.6% of the outstanding shares of the Series E Stock, Series E-1 Stock, and Series E-2 Stock, voting together; and (d) 66.6% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis.

As of March 19, 2014, UBS Americas Inc., Daher Bonds Investment Company, Mida Holdings, Oak Investment Partners XII, Limited Partnership, GFINet, Inc., XOL Holdings S.A.L., Plough Penny Partners L.P., Hendrik Iwema, Trimarc Capital Fund, LP, and Montpelier Investment Holdings Ltd., which we collectively refer to as the “Approving Stockholders,” delivered or caused to be delivered to Bonds.com written consents adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement. Shares held by the Approving Stockholders represent the following percentages of outstanding shares entitled to act by written consent with respect thereto:

•	100% of the outstanding shares of Series A Stock;

•	87.95% of the outstanding shares of Series C Stock;

•	83% of the outstanding shares of Series E Stock, Series E-1 Stock and Series E-2 Stock, voting together;

•	83% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis; and

•	70% of the outstanding shares of stock entitled to vote on the matter (which is comprised of our Common Stock, Series C Stock, Series E Stock and Series E-2 Stock), voting together (with the Series C Stock, Series E Stock and Series E-2 Stock voting on an as-converted-to-Common Stock basis).

Accordingly, the Merger Agreement, Merger and other transactions contemplated by the Merger Agreement were adopted and approved as of March 19, 2014. No further approval of the stockholders of Bonds.com is required with respect to the Merger Agreement, Merger and other transactions contemplated by the Merger Agreement. As a result, Bonds.com has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and does not intend to call a meeting of stockholders for purposes of voting on such matters.

This notice of action by written consent and appraisal rights and the accompanying information statement constitute notice to you from the Company of the action by written consent taken by the Approving Stockholders to adopt and authorize the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Under Section 262 of the Delaware General Corporation Law (“DGCL”), if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock and Preferred Stock, other than the Approving Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock or Preferred Stock, as applicable (as determined by the Court of Chancery of the State of Delaware) instead of receiving their allocation of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, without interest and subject to required tax withholdings. In order to exercise your appraisal rights, you must (a) submit a written demand for an appraisal no later than April 22, 2014, which is 20 days after the date of mailing of this notice and the accompanying information statement, and (b) precisely comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E. This notice and the accompanying information statement constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire accompanying information statement carefully. Please do not send in any stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates or transfer of your book-entry shares, as the case may be, and payment for any shares of Series E-2 Stock you may own.

By order of the Board of Directors,

/s/ George O’Krepkie
President

Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved the Merger, Merger Agreement or other transactions contemplated thereby, passed upon the merits or fairness of the Merger, Merger Agreement or other transactions contemplated thereby, or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The information statement is dated April 1, 2014 and is first being mailed to stockholders on or about April 2, 2014.

SUMMARY

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where You Can Find Additional Information” beginning on page 66.

Unless we otherwise indicate or unless the context requires otherwise, all references in this information statement to:

•	“Company,” “Bonds.com,” “we,” “our” and “us” refer to Bonds.com Group, Inc., a Delaware corporation and, where appropriate, its subsidiaries;

•	“Parent” refer to MTS Markets International, Inc., a Delaware corporation;

•	“Merger Sub” refer to MMI Newco Inc., a Delaware corporation;

•	“Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 5, 2014, by and among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement;

•	“Merger” refer to the merger contemplated by the Merger Agreement;

•	“Merger Consideration” refer to the merger consideration payable under the Merger Agreement, which is an amount equal to $15 million, minus transaction costs, minus closing liabilities, and plus or minus a working capital adjustment (to the extent the adjustment is outside the agreed upon collar);

•	“Company’s Certificate of Incorporation” refer to the Amended and Restated Certificate of Incorporation of the Company;

•	“Board of Directors” or “Board” refer to the Company’s Board of Directors;

•	“Special Committee” refer to the committee of the Board comprised of disinterested and independent directors to which the Board had delegated the role of providing focus, assistance and direct oversight in the exploration of a possible strategic investment, merger or sale of the Company;

•	“Common Stock” refer to the Company’s common stock, par value $0.0001 per share;

•	“Series A Stock” refer to the Company’s Series A participating preferred stock, par value $0.0001 per share;

•	“Series C Stock” refer to the Company’s Series C convertible preferred stock, par value $0.0001 per share;

•	“Series E Stock” refer to the Company’s Series E convertible preferred stock, par value $0.0001 per share;

•	“Series E-1 Stock” refer to the Company’s Series E-1 convertible preferred stock, par value $0.0001 per share;

•	“Series E-2 Stock” refer to the Company’s Series E-2 convertible preferred stock, par value $0.0001 per share;

•	“Preferred Stock” refer to the Series A Stock, Series C Stock, Series E Stock, Series E-1 Stock, and Series E-2 Stock, collectively; and

•	“Company’s stockholders” or “stockholders” refer to the holders of Common Stock and Preferred Stock.

On April 25, 2013, the Company implemented a 1-for-400 reverse split of the Common Stock, which in accordance with the Company’s Certificate of Incorporation, also resulted in a 1-for-400 reverse split of the Series A Stock. Trading of the Common Stock on a post-reverse stock split adjusted basis on the OTCQB Market began on April 26, 2013. All historic share and per-share information in this information statement have been retroactively adjusted to reflect the reverse stock split.

The Parties to the Merger (page 15)

Company – Bonds.com Group, Inc.

The Company is a Delaware corporation headquartered in New York, New York. The Company’s indirect, wholly-owned subsidiary Bonds.com, Inc., a Financial Industry Regulatory Authority (“FINRA”) registered broker-dealer and Alternative Trading System (“ATS”), offers access to live liquidity and execution in fixed income securities through “BondsPRO.” BondsPRO is a platform for odd-lot fixed-income trading which effectively establishes connectivity between traders and provides live and executable order flow, delivered through multiple technology interfaces.

Our principal executive office is located at 1500 Broadway, 31st Floor, New York, New York 10036, and our telephone number is (212) 257-4062.

Parent – MTS Markets International, Inc.

Parent is a Delaware corporation affiliated with the London Stock Exchange Group, which is a diversified international exchange group. The group includes a broad range of international equity, bond and derivatives markets, including, among others, MTS—Europe’s premier facilitator for the electronic fixed income market.

The mailing address of Parent’s principal executive offices is 1270 Avenue of the Americas, 28th Floor, New York, NY 10020, and its telephone number is (212) 314-1240.

Merger Sub – MMI Newco Inc.

Merger Sub is a Delaware corporation formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The mailing address of Merger Sub’s principal executive offices is 1270 Avenue of the Americas, 28th Floor, New York, NY 10020, and its telephone number is (212) 314-1240.

The Merger (page 17)

•	Pursuant to the Merger Agreement, Merger Sub will merge with and into Bonds.com, with Bonds.com continuing as the surviving corporation.

•

On completion of the Merger, all shares of Common Stock and Preferred Stock will automatically be cancelled and will cease to exist, and each share of Common Stock and Preferred Stock that was outstanding immediately prior to the effective time of the Merger (other than shares (a) for which appraisal rights are properly exercised and not withdrawn under Delaware law and (b) owned by the Company, Parent or Merger Sub) will be automatically converted into the right to receive allocations of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, in each case without interest and subject to any required withholding taxes. Because the amount of Merger Consideration is substantially less than the aggregate liquidation preference of the Series E-2 Stock (and less than the aggregate invested capital by the holders of Series E-2 Stock), all Merger

Consideration will be paid to the holders of Series E-2 Stock. In particular, the holders of Common Stock, Series A Stock, Series C Stock, Series E Stock, and Series E-1 Stock will not receive any consideration in the Merger with respect to such stock. Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

•	The holders of Series E-2 Stock have agreed to place in escrow $1.5 million from the Merger Consideration payable with respect to their shares to cover certain potential indemnity claims that may be made by the Parent and certain of its related parties. In the absence of claims, these funds will be released to the holders of Series E-2 Stock in increments of $500,000 beginning on the first anniversary of the closing of the Merger and continuing on the 18 and 24 months anniversary of closing. In addition, $100,000 (subject to increase to up to $200,000) will be held by the stockholder representative as a reserve for expenses.

•	As a result of the Merger, Bonds.com will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Parent.

We encourage you to read the copy of the Merger Agreement that is attached as Annex A to this information statement.

What You Will Be Entitled to Receive upon Completion of the Merger (pages 45 and 57)

On completion of the Merger, all shares of Common Stock and Preferred Stock will automatically be cancelled and will cease to exist, and as further described below, each share of Common Stock and Preferred Stock that was outstanding immediately prior to the effective time of the Merger (other than shares (a) for which appraisal rights are properly exercised and not withdrawn under Delaware law and (b) owned by the Company, Parent or Merger Sub) will be automatically converted into the right to receive allocations of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, in each case without interest and subject to any required withholding taxes. Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

The merger consideration payable under the Merger Agreement is an amount equal to $15 million, minus transaction costs, minus closing liabilities, and plus or minus a working capital adjustment (to the extent the adjustment is outside the agreed upon collar). We refer to this adjusted amount as the “Merger Consideration.” The projected net proceeds of approximately $13 million will be substantially less than the aggregate liquidation preference of the Series E-2 Stock (and substantially less than the aggregate invested capital by the holders of Series E-2 Stock), which is entitled to the most senior liquidation preference under the Company’s Certificate of Incorporation in a transaction of this size. Consequently, all Merger Consideration will be paid to the holders of Series E-2 Stock. Holders of Common Stock, Series A Stock, Series C Stock, Series E Stock, or Series E-1 Stock will not receive any consideration in the Merger with respect to such stock. For a discussion of liquidation preferences and Merger Consideration, see “Liquidation Preferences and Merger Consideration” beginning on page 57 of this information statement. The actual amount of net proceeds will vary based on a number of facts and circumstances, including the amounts of working capital, closing liabilities, and transaction expenses at the time of closing.

Because each share of Series E-2 Stock has an accruing dividend, and because the holders of Series E-2 Stock purchased shares of Series E-2 Stock at different times, the Merger Consideration to be received per share of Series E-2 Stock will vary as a result of the dividend accrued. For example, if the Merger had been completed as of March 19, 2014, based on the assumption of projected net proceeds of approximately $13 million, shares of Series E-2 Stock issued on the following dates and held through the assumed closing date of the Merger would receive approximately the following amounts of Merger Consideration per share:

Series E-2 Stock
Date of Issuance	$ per share
12/5/2011	$700.00
1/24/2012	$690.00
6/8/2012	$670.00
2/28/2013	$640.00

The actual Merger Consideration to be received per share of Series E-2 Stock will therefore depend on the amount of accrued dividend for such share through the closing date of the Merger.

Because the Merger is subject to a number of conditions, some of which are beyond the control of the Company, the precise timing of completion of the Merger cannot be predicted with certainty. Furthermore, there can be no assurance that the Merger will be completed at all.

The Special Committee (pages 19 and 26)

The Board of Directors had previously created the Special Committee comprised of disinterested and independent directors and delegated to this committee the role of providing focus, assistance and direct oversight in the exploration of a possible strategic investment, merger or sale of the Company. The Special Committee approved and recommended to the Board of Directors the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Recommendation of the Board of Directors (page 23)

After careful consideration, our Board of Directors unanimously:

•	determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders;

•	approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommended that the stockholders approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

For a discussion of the material factors considered by our Board of Directors in reaching its conclusion, see “The Merger—Reasons for the Merger” on page 23 of this information statement.

Opinion of the Board’s Financial Advisor (page 26)

On March 4, 2014, Hyde Park Capital Advisors, LLC, which we refer to as “Hyde Park Capital,” delivered its written opinion to the effect that, and based upon and subject to the factors and assumptions and limitations set forth therein, as of March 4, 2014, the Merger Consideration to be received by the stockholders in the Merger is fair, from a financial point of view, to the holders, taken as a whole.

The full text of the written opinion of Hyde Park Capital, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this information statement. Hyde Park Capital provided its opinion for the information and assistance of our Special Committee and the Board of Directors in connection with its consideration of the Merger. The opinion did not constitute a recommendation to the members of the Special Committee or the members of the Board as to whether they should approve the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement, nor did it constitute a recommendation as to whether stockholders of Bonds.com should adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, and it does not constitute a recommendation as to whether stockholders of Bonds.com should take any other action in respect of the Merger, including, but not limited to, the exercise of appraisal rights. You are urged to read the opinion in its entirety.

Hyde Park Capital also assisted Bonds.com in its negotiations with Parent, helped Bonds.com assess potential alternative bidders and engaged in discussions with potential buyers.

Record Date (page 22)

On March 4, 2014, the record date for determining stockholders entitled to act by written consent with respect to the approval of the Merger, adoption of the Merger Agreement and approval of the other transactions contemplated thereby, the following number of shares of Common Stock and Preferred Stock were outstanding and entitled to vote:

•	243,438 shares of Common Stock;

•	215 shares of Series A Stock;

•	10,000 shares of Series C Stock (representing 62,500 shares of Common Stock as converted);

•	11,183 shares of Series E Stock (representing 498,476 shares of Common Stock as converted);

•	1,334 shares of Series E-1 Stock (representing 56,206 shares of Common Stock as converted); and

•	19,000 shares of Series E-2 Stock (representing 783,595 shares of Common Stock as converted).

The Written Consent of Stockholders (page 21)

Under Section 251 of the DGCL and the Company’s Certificate of Incorporation, the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement by Bonds.com stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of stock entitled to vote on the matter. In addition, the Certificate of Incorporation of the Company required the approval of stockholders holding: (a) a majority of the outstanding shares of Series A Stock; (b) 67% of the outstanding shares of Series C Stock; (c) 66.6% of the outstanding shares of the Series E Stock, Series E-1 Stock, and Series E-2 Stock, voting together; and (d) 66.6% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis.

As of March 19, 2014, UBS Americas Inc., Daher Bonds Investment Company, Mida Holdings, Oak Investment Partners XII, Limited Partnership, GFINet, Inc., XOL Holdings S.A.L., Plough Penny Partners L.P., Hendrik Iwema, Trimarc Capital Fund, LP, and Montpelier Investment Holdings Ltd., which we collectively refer to as the “Approving Stockholders,” delivered or caused to be delivered to Bonds.com written consents adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, representing the following numbers of shares of stock as of the record date for determining stockholders entitled to act by written consent:

•	215 shares of Series A Stock;

•	8,795 shares of Series C Stock (representing 54,971 shares of Common Stock as converted);

•	7,146 shares of Series E Stock (representing 301,083 shares of Common Stock as converted);

•	1,334 shares of Series E-1 Stock (representing 56,206 shares of Common Stock as converted); and

•	18,300 shares of Series E-2 Stock (representing 756,105 shares of Common Stock as converted).

These numbers represent approximately the following percentages of outstanding shares entitled to act by written consent with respect thereto:

•	100% of the outstanding shares of Series A Stock;

•	87.95% of the outstanding shares of Series C Stock;

•	83% of the outstanding shares of Series E Stock, Series E-1 Stock and Series E-2 Stock, voting together;

•	83% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis; and

•	70% of the outstanding shares of stock entitled to vote on the matter (which is comprised of our Common Stock, Series C Stock, Series E Stock and Series E-2 Stock), voting together (with the Series C Stock, Series E Stock and Series E-2 Stock voting on an as-converted-to-Common Stock basis).

Accordingly, the Merger Agreement, Merger and other transactions contemplated by the Merger Agreement were adopted and approved as of March 19, 2014. No further approval of the stockholders of Bonds.com is required with respect to the Merger Agreement, Merger and other transactions contemplated by the Merger Agreement.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Bonds.com stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Merger will not occur until that time has elapsed. Because the Merger is subject to a number of conditions, some of which are beyond the control of the Company, the precise timing of completion of the Merger cannot be predicted with certainty. Furthermore, there can be no assurance that the Merger will be completed at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Financing (page 33)

The Merger is not contingent on the receipt of any proceeds from any financing.

Interests of Directors and Executive Officers in the Merger (page 35)

Some of our executive officers and members of our Board of Directors have interests in the Merger that are different from, or in addition to, the interests of Bonds.com and our stockholders generally. The Special Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. These interests include:

•	ownership of shares of Series E-2 Stock, which will receive Merger Consideration, by affiliates of our directors;

•	ownership by affiliates of certain directors of secured promissory notes of Bonds.com Holdings, Inc., the wholly-owned subsidiary of the Company, which would be repaid upon closing of the Merger;

•	with respect to our executive officers, the right to receive certain severance payments and benefits in the event of a qualifying termination of employment by Parent after closing of the Merger;

•	with respect to our executive officers, the right to receive certain cash payments under the Company’s Management Incentive Plan adopted on November 12, 2013 and, with respect to our former Chief Executive Officer, Mr. Thees, the right to receive certain payments in the event of the Merger pursuant to his consulting agreement with us; and

•	the right to continued indemnification and funding of directors’ and officers’ liability insurance for our directors and officers, to be provided by the surviving corporation for events occurring prior to the time of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page 33)

The Merger will be a taxable transaction to U.S. holders of our Common Stock or Preferred Stock. For U.S. federal income tax purposes, each of our stockholders who are U.S. holders generally will recognize taxable gain or loss as a result of the Merger measured, on a block by block basis, by the difference, if any, between the aggregate Merger Consideration received and the aggregate adjusted tax basis in that block of shares. That gain or loss will be a capital gain or loss if the shares are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares have been held for more than one year at the time of the completion of the Merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger.

The Merger Agreement (page 44)

Treatment of Common Stock, Preferred Stock, Stock Options and Warrants (Page 45)

At the effective time of the Merger, Merger Sub will merge with and into Bonds.com, with Bonds.com continuing as the surviving corporation and a wholly-owned subsidiary of Parent. On completion of the Merger, all shares of Common Stock and Preferred Stock will automatically be cancelled and will cease to exist, and each share of Common Stock and Preferred Stock that was outstanding immediately prior to the effective time of the Merger (other than shares (a) for which appraisal rights are properly exercised and not withdrawn under Delaware law and (b) owned by the Company, Parent or Merger Sub) will be automatically converted into the right to receive allocations of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, in each case without interest and subject to any required withholding taxes. Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

Merger Consideration (Page 45)

Bonds.com agreed to be acquired for aggregate cash consideration of approximately $15 million, minus transaction costs, minus closing liabilities, and plus or minus a working capital adjustment (to the extent the adjustment is outside the agreed upon collar. As a result, the actual amount of Merger Consideration cannot be determined until the closing.

The Merger Consideration will be distributed in accordance with the Company’s Certificate of Incorporation. Because the amount of Merger Consideration is substantially less than the aggregate liquidation preference of the Series E-2 Stockholders, all of the Merger Consideration will be paid to the holders of the Series E-2 Stock.

Conditions to the Merger (Page 51)

The consummation of the Merger is subject to customary conditions, including (a) receiving the required approval of Bonds.com’s stockholders, (b) 20 days having elapsed since the mailing to Bonds.com’s stockholders of a definitive information statement with respect to adoption of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and (c) the receipt of regulatory clearance from FINRA.

Restriction on the Solicitation of Acquisition Proposals (Page 53)

The Company has agreed not to solicit or engage in discussions concerning alternative proposals for the acquisition of the Company, subject to a customary exception to permit the Company’s Board of Directors to comply with its fiduciary duties under applicable law.

Termination of the Merger Agreement (Page 54)

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of Parent and Bonds.com;

•	by either Bonds.com or Parent:

•	if there shall be any applicable law that makes consummation of the Merger illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction permanently enjoining Parent or the Company from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose breach of any representation or warranty set forth in the Merger Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of any such applicable law or judgment, injunction, order or decree;

•	the Merger shall not have been consummated before June 30, 2014; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose breach of any representation or warranty set forth in the Merger Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 2014; or

•	(a) the terminating party is not in material breach of its obligations under the Merger Agreement and (b) there shall have been a material breach by the other party or its affiliates of any of its covenants or agreements contained in the Merger Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

•	by Parent:

•	if the Bonds.com Board of Directors shall have (a) withdrawn, modified, or changed its recommendation in a manner adverse to Parent, or (b) approved or recommended any acquisition proposal; or

•	if the Company breaches or fails to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition to the consummation of the Merger; or

•	by Bonds.com:

•	if Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition to the consummation of the Merger; or

•	if prior to the receipt of stockholder approval (which was obtained upon delivery of the written consent by the Approving Stockholders), in accordance with the terms of the Merger Agreement, Bonds.com (a) executes a definitive agreement with respect to a superior proposal and (b) pays to Parent the termination fee.

Termination Fee (Page 55)

Under the Merger Agreement, Bonds.com is required to pay to Parent a termination fee of $750,000, if:

•	either party terminates the Merger Agreement because the closing has not occurred on or before June 30, 2014 and (a) there is a publicly announced proposal by a third party contemplating an acquisition proposal that is pending as of June 30, 2014, and (b) within 12 months after such termination the Company or its subsidiaries has entered into a definitive agreement relating to an acquisition proposal or an acquisition proposal has been consummated by the Company; or

•	Parent terminates the Merger Agreement because the Company Board of Directors (a) withdrew, modified or changed its recommendation with respect to the Merger Agreement the transactions contemplated thereby in a manner that is adverse to Parent, or (b) approved or recommended any acquisition proposal with a third party.

•	Parent terminates the Merger Agreement because there has been a material breach by the Company and (a) at the time of termination, there is a publicly announced proposal by a third party contemplating an acquisition proposal that is pending and has not been withdrawn, and (b) within 12 months after such termination the Company or its subsidiaries has entered into a definitive agreement relating to an acquisition proposal or an acquisition proposal has been consummated by the Company.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Bonds.com stockholder. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.	Bonds.com and Parent have agreed to the acquisition of Bonds.com by Parent upon the terms and conditions of the Merger Agreement described in this information statement, and the Approving Stockholders have adopted the Merger Agreement and approved the Merger. Applicable provisions of Delaware law and securities regulations require us to provide you with information regarding the Merger and the availability of appraisal rights even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger.

Q.	WHAT IS THE PROPOSED TRANSACTION AND WHAT EFFECT WILL IT HAVE ON BONDS.COM?

A.	The proposed transaction is the acquisition of Bonds.com by Parent. The proposed transaction will be accomplished through a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into Bonds.com, with Bonds.com as the surviving corporation. As a result of the Merger, we will become a wholly-owned subsidiary of Parent, our Common Stock will be deregistered under the Exchange Act and will no longer be quoted on the OTCQB or otherwise publicly traded, and you will no longer have any interest in our future earnings or growth.

Q.	WHY DID THE BOARD OF DIRECTORS APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.	After careful consideration and evaluation of the Merger, and in consideration of, among other things, the opinion of Hyde Park Capital that, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole, and the approval by and recommendation of the Special Committee, our Board of Directors unanimously:

•	determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders;

•	approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommended that the stockholders approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

To review our Board of Directors’ reasons for recommending and approving the Merger, the Merger Agreement and the other transactions contemplated under the Merger Agreement, see “The Merger—Reasons for the Merger” on page 23 of this information statement.

Q.	WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?

A.

Under Section 251 of the DGCL and the Company’s Certificate of Incorporation, the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement by Bonds.com stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of stock entitled to vote on the matter. In addition, the Certificate of Incorporation of the Company required the approval of stockholders holding: (a) a majority of the outstanding shares of Series A Stock; (b) 67% of the outstanding shares of Series C Stock; (c) 66.6% of the outstanding shares of the Series E Stock, Series E-1 Stock, and Series E-2 Stock, voting together; and (d) 66.6% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis.

As of March 19, 2014, the Approving Stockholders delivered or caused to be delivered to Bonds.com written consents adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement for approximately the following percentages of outstanding shares entitled to act by written consent with respect thereto:

•	100% of the outstanding shares of Series A Stock;

•	87.95% of the outstanding shares of Series C Stock;

•	83% of the outstanding shares of Series E Stock, Series E-1 Stock and Series E-2 Stock, voting together;

•	83% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis; and

•	70% of the outstanding shares of stock entitled to vote on the matter (which is comprised of our Common Stock, Series C Stock, Series E Stock and Series E-2 Stock), voting together (with the Series C Stock, Series E Stock and Series E-2 Stock voting on an as-converted-to-Common Stock basis).

Accordingly, the Merger Agreement, Merger and other transactions contemplated by the Merger Agreement were adopted and approved as of March 19, 2014. No further approval of the stockholders of Bonds.com is required with respect to the Merger Agreement, Merger and other transactions contemplated by the Merger Agreement. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A.	If the Merger is not completed for any reason, the Company will continue as an independent entity, the shares of Common Stock and Preferred Stock, and the options and warrants to purchase shares of Common Stock or Preferred Stock, as the case may be, will not be cancelled and will remain outstanding, and the holders of Series E-2 Stock will not receive any of the Merger Consideration.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF BONDS.COM STOCK?

A.	In accordance with Bonds.com’s Certificate of Incorporation, because the amount of Merger Consideration is substantially less than the aggregate liquidation preference of the Series E-2 Stock (and less than the aggregate invested capital by the holders of Series E-2 Stock), all Merger Consideration will be paid to the holders of shares of Series E-2 Stock. In particular, if you are a holder of shares of Common Stock, Series A Stock, Series C Stock, Series E Stock, or Series E-1 Stock, you will not receive any consideration in the Merger with respect to your shares of such stock. Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

If you are a holder of shares of Series E-2 Stock, upon surrender of your shares of Series E-2 Stock, you will receive a portion of the Merger Consideration, in cash, on the basis of the Company’s Certificate of Incorporation, without interest and subject to required tax withholdings, and subject to any amounts to be held in escrow. In this manner, each holder of Series E-2 Stock will receive a percentage of the Merger

Consideration equal to such holder’s percentage of the total liquidation preference payable to the Series E-2 Holders, all as determined at the effective time of the Merger. Because each share of Series E-2 Stock has an accruing dividend, and because the holders of Series E-2 Stock obtained shares of Series E-2 Stock at different times, the actual Merger Consideration to be received per share of Series E-2 Stock will vary as a result of the dividend accrued through the closing date of the Merger.

See “The Merger Agreement—Cancellation of Bonds.com Common and Preferred Stock; Merger Consideration” and “Liquidation Preferences and Merger Consideration” beginning on pages 45 and 57, respectively, of this information statement.

Q.	IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.	Yes. Before completion of the Merger, Bonds.com, Parent and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to the Merger” on page 51 of this information statement.

Q.	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A.	We are working to complete the Merger as soon as practicable. We expect to complete the Merger by the end of April 2014, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to a number of conditions, some of which are beyond the control of the Company and Parent, the precise timing for completion of the Merger cannot be predicted with certainty. See “The Merger Agreement—Conditions to the Merger” on page 51 of this information statement.

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.	Yes. Under the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (that is, stockholders other than the Approving Stockholders) are entitled to appraisal rights in connection with the Merger with respect to their shares, so long as they precisely follow specific procedures to exercise their rights under Delaware law. See “The Merger—Appraisal Rights” on page 39 of this information statement.

Q.	WHAT HAPPENS IF A THIRD PARTY MAKES AN OFFER TO ACQUIRE BONDS.COM BEFORE THE MERGER IS COMPLETED?

A.	Prior to the requisite stockholder approval, our Board of Directors could have, subject to certain requirements and rights of Parent, terminated the Merger Agreement in order to enter into a superior acquisition agreement with a third party upon complying with certain other conditions. This termination right ceased upon delivery of written consents by the Approving Stockholders constituting the requisite stockholder approval as of March 19, 2014. See “The Merger Agreement—Termination of the Merger Agreement” on page 54 of this information statement.

Q.	SHOULD I SURRENDER MY SHARES OF COMMON STOCK OR PREFERRED STOCK NOW?

A.	No. After the Merger is completed, you will be sent detailed instructions for exchanging your shares of Series E-2 Stock for the Merger Consideration. If you are a holder of shares of Common Stock, Series A Stock, Series C Stock, Series E Stock, or Series E-1 Stock, you will not receive any consideration in the Merger with respect to your shares of such stock.

Q.	WHAT HAPPENS IF I SELL MY SHARES OF SERIES E-2 STOCK BEFORE THE COMPLETION OF THE MERGER?

A.

If you transfer your shares of Series E-2 Stock before the completion of the Merger, you will have transferred the right to receive the Merger Consideration to be received by holders of Series E-2 Stock pursuant to the Merger Agreement with respect to those shares of Series E-2 Stock transferred. In order to receive your allocation of the Merger Consideration, you must hold your shares of Series E-2 Stock through completion of the Merger.

Q.	WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.	The Merger will be a taxable transaction for U.S. holders of our Common Stock or Preferred Stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to United States federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize taxable gain or loss as a result of the Merger measured, on a block by block basis, by the difference, if any, between the aggregate Merger Consideration received and the aggregate adjusted tax basis in that block of shares. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” on page 33 of this information statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor as to the particular tax consequences to you of the Merger.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT BONDS.COM?

A.	We file periodic reports and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find Additional Information” on page 66 of this information statement.

Q.	WILL I BE IMPACTED BY THE ESCROW AGREEMENT?

A.	The holders of shares of Series E-2 Stock have agreed to place in escrow $1.5 million from the Merger Consideration payable with respect to their shares to cover certain potential indemnity claims that may be made by the Parent and certain of its related parties. The escrow amount, to the extent it is not used to satisfy indemnification claims or retained for unresolved claims, will be released to the holders of Series E-2 Stock in increments of $500,000 on the 12-, 18- and 24-month anniversaries of the closing of the Merger. See “The Merger Agreement—Escrow” on page 56 of this information statement.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this information statement, please call John Ryan, the Chief Financial Officer of Bonds.com Group, Inc., at (212) 257-4062.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss the Company’s plans, targets, strategies, prospects and expectations concerning the Company’s business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to: results and impact of the Company’s announcement of the proposed Merger; failure to satisfy or waive applicable conditions required to be fulfilled under the Merger Agreement; failure to obtain, delays in obtaining or adverse conditions contained in any required approvals in connection with the Merger; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; the outcome of any legal proceedings that have been or may be instituted against Bonds.com and others related to the Merger Agreement; the impact of the Merger on our ability to attract and retain key personnel, on our sales, and on our total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees; and the risks identified and discussed under the caption “Risk Factors” in Bonds.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014, and the other documents Bonds.com files with the SEC from time to time. There will be events in the future, however, that Bonds.com is not able to predict accurately or control. Bonds.com’s actual results may differ materially from the expectations that Bonds.com describes in its forward-looking statements. Factors or events that could cause Bonds.com’s actual results to materially differ may emerge from time to time, and it is not possible for Bonds.com to accurately predict all of them. Any forward-looking statement made by Bonds.com in this information statement and the documents to which we refer you in this information statement speaks only as of the date on which Bonds.com makes it. Bonds.com undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER

Company

Bonds.com Group, Inc.

1500 Broadway, 31st Floor

New York, New York 10036

Phone: (212) 257-4062

The Company is a Delaware corporation that, through its indirect, wholly-owned subsidiary Bonds.com, Inc. operates an electronic trading platform under the name BondsPRO. This platform offers large institutional investors an alternative trading system to trade odd-lot fixed-income securities. The Company’s customers are able to customize screens and utilize dynamic filtering capabilities to quickly and easily select and view only those market areas that meet their criteria. The platform supports a broad range of trading opportunities, offering cutting- edge technology solutions for list trading, Application Programming Interface (“API”)-based order submission, and user portfolio specific market views. The platform supports investment grade and high yield corporate bonds and emerging market debt. The BondsPRO platform provides users the ability to obtain real-time executable bids or offers on thousands of bond offerings sourced directly from broker-dealers and other end users. As a registered broker-dealer, Bonds.com, Inc. acts as riskless principal on all trades which allows our customers to trade anonymously on the platform. Our customer base, including major corporate bond dealers, market makers and liquidity providers, is eligible to participate on our platform for free. Unlike other electronic trading platforms that charge subscription fees, access charges, ticket fees, or commissions in order to generate revenue, our model allows us to generate revenue through mark-ups or mark-downs on secondary market securities from those aggressing on the platform. BondsPRO provides a direct connection between our institutional customers and the trading desks at our participating broker-dealers, which we expect will reduce sales and marketing costs, and eliminate layers of intermediaries between dealers and end investors.

For more information about the Company, please visit the Company’s website at http://www.bonds.com. The Company’s website address is provided as an inactive textual reference only. The information on the Company’s website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about the Company’s business and financial results are contained in its Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated in this information statement by reference. See “Where You Can Find Additional Information” beginning on page 66.

Parent

MTS Markets International, Inc.

1270 Avenue of the Americas

28th Floor

New York, NY 10020

Phone: (212) 314-1240

Parent is a Delaware corporation affiliated with the London Stock Exchange Group, which is a diversified international exchange group. The group includes a broad range of international equity, bond and derivatives markets, including, among others, MTS—Europe’s premier facilitator for the electronic fixed income market.

For more information about Parent, please visit www.mtsmarkets.com. This website address is provided as an inactive textual reference only. The information on this website is not incorporated into, and does not form a part of, this information statement.

Merger Sub

MMI Newco Inc.

1270 Avenue of the Americas

28th Floor

New York, NY 10020

Phone: (212) 314-1240

Merger Sub is a Delaware corporation formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, under the name “Bonds.com Group, Inc.”

THE MERGER

The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you, and is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement by the Company. In this process, representatives of the Board and the Special Committee, the Company and their advisors held many conversations, both by telephone and in-person, about the potential transaction and alternatives. This chronology covers only key events leading up to the signing of the Merger Agreement and does not purport to catalogue every related conversation among or between representatives of the Board, the Special Committee, the Company, the Parent, or their respective advisors.

The Board and the Company’s management regularly review its results of operations and competitive position and periodically review its strategic options, including whether the continued execution of the strategy as a stand-alone company or a possible strategic transaction, including a strategic investment, sale to a third party or other business combination, would offer the best opportunity to enhance stockholder value.

In September 2013, in connection with its regular review and evaluation of the Company’s business and operations, the Board concluded that the Company should begin exploring alternatives to secure substantially more capital, realign with one or more new partners, or engage in a sale transaction in the near future. The Board noted the Company’s continued negative net working capital and capital needs, challenges in raising more capital, adverse financial and business trends, and needed improvements in its technology.

The Company’s counsel, Hill, Ward & Henderson P.A. (“HWH”), reviewed with the Board its fiduciary duties in the context of any potential strategic transaction being considered. After discussion, the Board elected to appoint a Special Committee to consider whether or not to pursue a potential strategic transaction and whether or not possibly to explore strategic alternatives to a potential transaction. The Board delegated to the Special Committee broad authority to formulate and direct a process to identify, evaluate, and negotiate a potential sale of the Company, an investment in the Company, and other potential strategic alternatives. The Board also determined that it would not approve a potential transaction without a prior favorable recommendation of the transaction by the Special Committee.

The Special Committee initially consisted of outside directors who were affiliated with preferred stockholders. By November 22, 2013, the Special Committee was reconstituted with the following newly-appointed independent directors: Phillip Goodeve, who was appointed chair, and John Simmons. Messrs. Goodeve and Simmons are not Company employees or stockholders and have no relationship with any of the Company’s stockholders. Their sole compensation from the Company consists of monthly director fees for their service on the Special Committee, which is not contingent on consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger.

On October 9, 2013, the Company commenced a restructuring initiative to reduce costs. The Board and management determined that these actions alone would not reverse the Company’s negative net working capital trend. Beginning with a meeting on October 7, 2013, and continuing through consummation of an agreement on December 17, 2013, the Board worked with the Company’s then-CEO, Tom Thees, to transition to a Senior Advisor role. On December 17, 2013, the Company announced that Mr. Thees had transitioned from CEO to Senior Advisor to the Company (while remaining a director). George O’Krepkie, the Company’s President, and John Ryan, the Chief Financial Officer and Chief Administrative Officer, jointly assumed the responsibilities of the Company’s Chief Executive Officer on an interim basis.

From September through November 2013, the Company’s management and the Special Committee interviewed financial advisors to potentially assist with the exploration of strategic alternatives, including Hyde Park Capital. On November 11, 2013 the Special Committee engaged Hyde Park Capital to represent the Company in the process to explore and evaluate strategic alternatives, including a sale of or outside investment in the Company.

During the week of November 25, 2013, Hyde Park Capital began marketing the opportunity to potential strategic buyers authorized by the Special Committee, including to the Parent.

On December 2, 2013, the reconstituted Special Committee held a call with HWH, Hyde Park Capital, and Mr. Ryan to review the existing process plan and marketing efforts to date. The Special Committee received a briefing on the Company’s financial condition, provided guidance on the plan and suggested additional potential strategic buyers for Hyde Park Capital to contact. The Special Committee instructed Hyde Park Capital to do a broad canvass of strategic buyers and financial sponsors that might be interested in engaging in a transaction with the Company, including a possible additional capital investment in the Company as an on-going standalone publicly-traded company.

On December 4, 2013, Parent became one of a number of prospective bidders to execute a non-disclosure agreement and Hyde Park Capital began sharing with the Parent non-public information about the Company and the opportunity. Mr. O’Krepkie and Mr. Ryan represented the Company in a meeting with Mark Monahan, the CEO of Parent’s U.S. operations, on December 9, 2013, at which the parties discussed the Company’s overall operations and their strategic vision for the corporate bond trading industry. Mr. Monahan met again with Mr. Ryan and Robert Francess, the Company’s Financial Controller, on December 11, 2013, to discuss in detail the Company’s historical income statement and balance sheet.

On December 20, 2013, the Special Committee met with and instructed Hyde Park Capital to further expand its marketing effort to include more strategic buyers and financial sponsors and investors. The Special Committee members also suggested several firms that might be interested in the opportunity based on their personal contacts and industry knowledge.

On January 9, 2014 Mr. Ryan, Mr. O’Krepkie and Mr. Goodeve (Director and Chairman of Special Committee) met with Mr. Monahan at Parent’s offices in New York City. Several other members of the Parent’s management team including Jack Jeffery, CEO of Parent’s parent company, joined the meeting via video conference as well. The operations of the business were discussed in detail in the meeting, including capabilities of the technology platform.

On January 16, 2014, at the direction of the Special Committee, Hyde Park Capital sent process letters to all potential bidders stating, among other things, that written initial indications of interest would be due on January 27, 2014. Contacts with potential bidders, diligence activities, and management meetings continued throughout December 2013 and January 2014.

On January 17, 2014 a director from the Company and member of the Special Committee, John Simmons, and Hyde Park Capital had a conference call with David Lester, Group Director of Corporate Strategy for Parent’s indirect parent company, London Stock Exchange Group. The call was held to discuss a proposed timeline to closing the transaction and expectations of value of the Board. Hyde Park Capital and Mr. Simmons encouraged Mr. Lester to consider putting in a strong initial bid as the strategic alternatives process was likely to be highly competitive.

On January 20, 2014, Parent submitted a preliminary indication of interest in acquiring the Company for an enterprise value of $15 million, subject to further due diligence. On January 23, 2014, the Special Committee met with HWH and Hyde Park Capital to evaluate Parent’s indication of interest. The Special Committee instructed Hyde Park Capital to continue the dialogue with Parent and to gain more information about it and ask Parent to raise its offer.

In total, during the initial round of the Company’s market check process, Hyde Park Capital marketed the opportunity to 40 potential strategic buyers and 46 potential financial sponsors and investors, of which 29 signed non-disclosure agreements, 29 received a confidential information memorandum, and 13 engaged in at least one conference call or meeting with management. Of these, 6 submitted initial indications of interest in the first round, by January 27, 2014. (One additional indication of interest was received after January 27 but before the final bid deadline.) Each indication of interest was subject to various conditions including further business, financial and legal due diligence and the negotiation of a definitive acquisition agreement. In all, 79 prospects declined interest without submitting any indication of interest, including all but one financial sponsor and all growth capital investors. As grounds for declining interest, these participants cited the Company’s adverse business trends and lack of profitability, reliance on licensed third-party technology, capital and investment needs, and other factors.

On January 28, 2014, the Special Committee met with HWH, Hyde Park Capital, and Mr. Ryan to review and evaluate the six initial indications of interest submitted in the initial round. The Special Committee, in consultation with HWH and Hyde Park Capital, discussed the potential opportunities and risks associated with each initial indication of interest and the relative merits of permitting the related potential buyers to conduct additional due diligence, analysis, and investigation. Based on these discussions, the Board decided to invite all six potential buyers to participate in a second round process in which they would perform further due diligence and submit final indications of interest by February 7, 2014. One of these bidders declined to go forward when its request for exclusivity was denied.

During the period from January 29 through February 7, 2014, Hyde Park Capital and the Company’s senior management engaged in numerous conversations with the potential buyers participating in the second round review and provided additional due diligence materials. The Company furnished all bidders with a suggested form of merger agreement.

On January 28, 2014, the holders of Series E-2 Stock affiliated with one bidder filed with the Securities and Exchange Commission a Schedule 13D amendment disclosing publicly that its affiliate had submitted an initiation of interest. Thereafter, the Company’s management received inquiries from customers and other interested parties asking for more information about its status.

On January 31, 2014, the Company issued a press release disclosing that the Board was exploring and evaluating strategic alternatives for the Company, including a possible strategic investment, merger, or sale of the Company, and that the Board had established the Special Committee consisting of independent directors to provide focus, assistance and direct oversight of this process and had retained a financial advisor pursuing strategic alternatives. The announcement prompted a handful of inquiries, but no added serious interest in a bid to buy or invest in the Company.

On February 5, 2014 Mr. O’Krepkie and Mr. Ryan met with Mr. Monahan and Hyde Park Capital at the Parent’s offices in New York City. Two members of the London Stock Exchange Group’s Executive Committee attended the meeting via video conference. The strategic direction of the Company and possible additional products the Company could offer its customers were discussed.

On February 7, 2014, the Parent and three other bidders submitted final indications of interest. Parent reiterated its offer to buy the Company for $15 million of enterprise value and further outlined key financial terms that it was requesting, including an escrow arrangement, a “normalized” level of working capital requirement, and a requirement that certain liabilities and the Company’s transaction expenses be paid from the available cash or the sale proceeds. The Parent also required that it be indemnified from the escrow for certain matters that might arise post-closing, including breaches of the Company’s representations and warranties. The Parent requested a period of exclusivity to finish its diligence and negotiate a definitive agreement.

On February 8, 2014, the Special Committee met with HWH, Hyde Park Capital, and Mr. Ryan to review in detail the process followed in evaluating strategic alternatives for the Company and the final indications of interest from the remaining bidders. At the February 8 meeting, the Special Committee selected Parent’s bid at $15 million of enterprise value as the most favorable. The Special Committee instructed Hyde Park Capital and HWH to engage in negotiations with Parent regarding its bid with a view to improving the value and terms and reaching a definitive merger agreement. In addition to the enterprise value reflected in Parent’s bid, the Special Committee considered that the Parent already had substantially completed its due diligence, the reasonableness of its merger agreement comments, Parent’s willingness to do a merger transaction structure, rather than an asset sale, the perceived relative ease of gaining regulatory approval for a transaction with Parent based on the strong financial strength and industry reputation of Parent and its affiliates in the London Stock Exchange Group, and the overall perception of Parent’s strong reliability and greater closing certainty relative to other bidders. The Special Committee authorized a one-week exclusivity period to resolve terms with Parent.

Later on February 8, 2014 Hyde Park Capital called Mr. Monahan and Mr. Lester of the Parent to inform them of the Special Committee’s decision to move forward with the Parent, subject to satisfactory negotiation of a definitive merger agreement and several terms, including the working capital target, the escrow amount, responsibility for transaction expenses and certain liabilities, the termination fee, stockholder indemnity parameters, and closing conditions.

On February 13, 2014, the Special Committee, Hyde Park Capital, and HWH met with the Board and members of senior management to update the Board on its strategic alternatives process, the competing bids, and the Special Committee’s recommendation of Parent’s offer. HWH again reviewed with the Board its fiduciary duties in the context of any potential transaction being considered. At this meeting, the Board reviewed the scheduled distribution of consideration in accordance with the Company’s Certificate of Incorporation, which governs distribution of consideration among preferred and common stockholders according to specified liquidation preferences. The Board noted that the projected net proceeds of the transaction with Parent were substantially less than the aggregate liquidation preference of the Company’s most senior stockholders in this transaction, the holders of Series E-2 Stock. Additionally, the Board noted that all stockholders, including holders of the Series E-2 Stock, would be realizing a substantial loss on the transaction.

From February 8, 2014 through March 4, 2014, through numerous meetings and calls, Parent finished its due diligence and negotiated the Merger Agreement with HWH, Hyde Park Capital, and the Company’s management. In particular, the Company negotiated favorable reductions from the Parent’s initially proposed escrow amount, working capital target, scope of the Company’s representations and warranties, scope of stockholder indemnifications, and scope of liabilities required to be paid at closing. The parties agreed to closing conditions which reflected their desire for certainty of closing. During this time period, the Special Committee was regularly informed of progress and consulted regarding the resolution of legal and financial issues.

On March 4, 2014, the Special Committee met to evaluate the Merger. Also at the meeting were Mr. Ryan, HWH, and Hyde Park Capital. HWH reviewed the material terms of the Merger Agreement. Also at this meeting, Hyde Park Capital reviewed with the Special Committee its process followed in the market check and its financial analysis of the consideration being offered by Parent in the Merger and noted that it was prepared to render a favorable opinion on fairness to the Board. Following discussion, the Special Committee unanimously approved the Merger Agreement and Merger and resolved to recommend to the Board that it also approve and recommend the Merger Agreement and Merger.

Later on March 4, 2014, the Board met to evaluate the Merger. Also at the meeting were Mr. Ryan, HWH, and Hyde Park Capital. HWH reviewed the material terms of the Merger Agreement. Hyde Park Capital reviewed with the Board its financial analysis of the consideration being offered to stockholders in the Merger and rendered to the Board its oral opinion, confirmed by delivery of a written opinion dated March 4, 2014, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations in the review undertaken and other matters considered by Hyde Park Capital in the preparation of its opinion, the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole. The Special Committee presented its recommendation that the

Merger Agreement be adopted and the Merger approved. Following discussion, the Board unanimously approved the Merger Agreement and Merger, subject only to its review of the final Merger Agreement and receipt of a written fairness opinion.

On March 4, 2014, the Company completed its negotiation of a few final legal points on the Merger Agreement, which it distributed to the Board for final approval. Later on March 4 and on March 5, 2014, all members of the Board gave their approval of the final form of Merger Agreement. On March 5, 2014, the parties executed and delivered the Merger Agreement. On March 6, 2014, the Parent and the Company issued separate press releases announcing the Merger and Merger Agreement.

Required Approval of the Merger; Written Consent

Bonds.com’s Board of Directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement on March 4, 2014.

Under Section 228 of the DGCL and applicable provisions of Bonds.com’s Certificate of Incorporation and Amended and Restated Bylaws, the approval of Bonds.com’s stockholders may be provided by the written consent of the stockholders holding the requisite number of shares necessary to satisfy the voting requirements set forth under Section 251 of the DGCL and Bonds.com’s Certificate of Incorporation.

Under Section 251 of the DGCL and the Company’s Certificate of Incorporation, the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement by Bonds.com stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of stock entitled to vote on the matter. In addition, the Certificate of Incorporation of the Company required the approval of stockholders holding: (a) a majority of the outstanding shares of Series A Stock; (b) 67% of the outstanding shares of Series C Stock; (c) 66.6% of the outstanding shares of the Series E Stock, Series E-1 Stock, and Series E-2 Stock, voting together; and (d) 66.6% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis.

As of March 19, 2014, the Approving Stockholders delivered or caused to be delivered to Bonds.com written consents adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, representing the following numbers of shares of stock as of the record date for determining stockholders entitled to act by written consent:

•	215 shares of Series A Stock;

•	8,795 shares of Series C Stock (representing 54,971 shares of Common Stock as converted);

•	7,146 shares of Series E Stock (representing 301,083 shares of Common Stock as converted);

•	1,334 shares of Series E-1 Stock (representing 56,206 shares of Common Stock as converted); and

•	18,300 shares of Series E-2 Stock (representing 756,105 shares of Common Stock as converted).

The foregoing shares of stock represent approximately the following percentages of outstanding shares entitled to act by written consent with respect thereto:

•	100% of the outstanding shares of Series A Stock;

•	87.95% of the outstanding shares of Series C Stock;

•	83% of the outstanding shares of Series E Stock, Series E-1 Stock and Series E-2 Stock, voting together;

•	83% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis; and

•	70% of the outstanding shares of stock entitled to vote on the matter (which is comprised of our Common Stock, Series C Stock, Series E Stock and Series E-2 Stock), voting together (with the Series C Stock, Series E Stock and Series E-2 Stock voting on an as-converted-to-Common Stock basis).

Such written consents constituted adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement by the holders of the requisite number of shares of Common Stock and Preferred Stock in accordance with Section 251 of the DGCL and the Company’s Certificate of Incorporation. This means that the Merger can occur without the vote of any other Bonds.com stockholders and there will not be a meeting of Bonds.com stockholders at which you will be asked to vote on the adoption of the Merger Agreement.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Bonds.com stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Merger will not occur until that time has elapsed. Because the Merger is subject to a number of conditions, some of which are beyond the control of the Company, the precise timing of completion of the Merger cannot be predicted with certainty. Furthermore, there can be no assurance that the Merger will be completed at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Record Date

On March 4, 2014, the record date for determining stockholders entitled to act by written consent with respect to the approval of the Merger, adoption of the Merger Agreement and approval of the other transactions contemplated thereby, the following number of shares of Common Stock and Preferred Stock were outstanding and entitled to vote:

•	243,438 shares of Common Stock;

•	215 shares of Series A Stock;

•	10,000 shares of Series C Stock (representing 62,500 shares of Common Stock as converted);

•	11,183 shares of Series E Stock (representing 498,476 shares of Common Stock as converted);

•	1,334 shares of Series E-1 Stock (representing 56,206 shares of Common Stock as converted); and

•	19,000 shares of Series E-2 Stock (representing 783,595 shares of Common Stock as converted).

You may be receiving this information statement because you owned shares of our Common Stock or Preferred Stock on March 19, 2014, which is the date we received the requisite stockholder consent from the Approving Stockholders approving or adopting the Merger, Merger Agreement and other transactions contemplated by the Merger Agreement. This is the date used for determining the stockholders entitled to receive notice of the action by written consent. You may also be receiving this information statement because you owned shares of our Common Stock or Preferred Stock on April 1, 2014, which is the date used for determining stockholders entitled to receive notice of the availability of appraisal rights.

Because this information statement constitutes both notice to stockholders of the action by written consent and notice to stockholders of the availability of appraisal rights, the information statement will be mailed to stockholders of record as of both March 19, 2014 and April 1, 2014.

Recommendation of our Board of Directors

After careful consideration and evaluation of the Merger, and in consideration of, among other things, the opinion of Hyde Park Capital that, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole, and the approval by and recommendation of the Special Committee, our Board of Directors unanimously:

•	determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders;

•	approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommended that the stockholders approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Reasons for the Merger

The Special Committee, at a meeting held on March 4, 2014, unanimously adopted a resolution determining the Merger to be advisable, fair, and in the best interests of the Company and its stockholders, approving the Merger and the Merger Agreement, and recommending to the Board that it approve the Merger and the Merger Agreement. The Board, at a meeting held later on March 4, 2014, also unanimously adopted a resolution determining the Merger to be advisable, fair, and in the best interests of the Company and its stockholders and approving the Merger and the Merger Agreement. In evaluating the Merger Agreement and the Merger, the Special Committee and the Board consulted with the Company’s senior management and legal and financial advisors. In reaching their determination of the fairness of the terms of the Merger and unanimous decisions to approve and declare advisable the Merger Agreement and the Merger and to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, the Special Committee and Board considered a number of factors, including the following material factors and benefits of the Merger, each of which the Board believed supported its determination and recommendation:

Strategic Process

The Special Committee and Board considered their belief that the value offered to stockholders in the Merger was more favorable to the Company’s stockholders than the potential value that might have resulted to stockholders from other strategic alternatives evaluated by the Special Committee and Board, with the assistance of senior management and its advisors, including remaining an independent company, taking into account the potential benefits, risks, and uncertainties of those other alternatives.

The Special Committee and Board believed that the Company engaged in a reasonable process to obtain the best available value for its stockholders and create an opportunity for other potentially interested parties to express interest in and negotiate a transaction with the Company. They noted that the Company announced an open process to explore strategic alternatives beginning in January 2014 and actively sought offers from a broad range of potential purchasers and investors over an extended time period. They further noted that Hyde Park Capital had contacted 86 potential buyers and investors, of which approximately 29 and received a confidential information memorandum and 7 communicated indications of interest with respect to a potential acquisition of the Company; but none of the indications of interest was deemed by the Special Committee and Board to be more attractive for the Company to pursue a transaction than the Merger. The Parent’s offer was the highest final offer made available to stockholders during this pre-signing market check process.

Certainty of Consideration

The Special Committee and Board considered that the form of consideration to be paid to stockholders in the Merger is cash, which will provide certainty of value and liquidity to stockholders compared to stock or other forms of consideration.

Likelihood of Completion; Certainty of Payment

The Special Committee and Board based their belief that the Merger will likely be completed on, among other factors:

•	the absence of a financing contingency and the financial capability of Parent and its group to complete the transactions;

•	the high likelihood that the FINRA approval required for the transactions will be secured and that no other approvals are needed;

•	the scope of the other conditions to completion, and the fact that the conditions to the Merger are specific and limited and, in the Special Committee and Board’s judgment, are likely to be satisfied; and

•	the reputation of Parent and its group.

The Company’s Operating and Financial Condition

The Special Committee and Board considered the Company’s current and historical financial condition, results of operations, business and prospects, as well as its financial plan and prospects if it were to remain an independent public company, as well as the risks and uncertainties that the Company would face if it were to remain an independent public company, including those described in its filings with the SEC. Such risks and uncertainties include, but are not limited to:

•	the Company’s revenue trends and negative cash flow;

•	the Company’s inadequate capital and need for more capital in the future, which in the Special Committee and Board’s view would not be available, as well as the short-term nature of the bridge loans recently provided by stockholders;

•	the importance of scale and financial resources to the ability to compete effectively in the markets in which the Company operates; and

•	intense competition in the markets in which the Company operates.

Because of these and other factors, the Special Committee and Board concluded that the Company lacked prospects for increasing stockholder value as a standalone company and was subject to substantial risks of a decline in stockholder value.

The Company’s Capital Structure

The Special Committee considered the Company’s capital structure, including that the aggregate accrued liquidation preference on the outstanding shares of the Company’s Series E-2 Preferred Stock, which as of March 4, 2014 was approximately $21.8 million, exceeded by $8.8 million the aggregate net proceeds expected to be realized by those stockholders in the Merger. The Special Committee concluded that given the Company’s capital structure, the continuing accrual of preferred dividends, the capital shortage and unavailability of more capital, and adverse financial trends, the relatively junior Preferred Stock and its Common Stock would not, in the foreseeable future, have any value. For more information about the liquidations preferences of the Company’s Preferred Stock, see “Liquidation Preferences and Merger Consideration” beginning on page 57 of this information statement.

Analyses and Opinion of Board’s Financial Advisor

The Special Committee and Board reviewed and discussed the financial analyses of Hyde Park Capital as well as the oral opinion of Hyde Park Capital rendered to the Board on March 4, 2014 (which was subsequently confirmed in writing by delivery of Hyde Park Capital’s written opinion to the Board dated the same date) that the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole, as more fully described below under the heading “Opinion of the Board’s Financial Advisor.”

Terms of the Merger Agreement

The Special Committee and the Board considered the fact that the terms of the Merger Agreement were determined through arm’s-length negotiations between the Company, with the assistance of its legal and financial advisors, on the one hand, and Parent and Merger Sub, with the assistance of their legal and financial advisors, on the other hand. Among others, certain provisions of the Merger Agreement considered important by the Special Committee and Board were:

•	Ability to Respond to Certain Unsolicited Takeover Proposals. The ability of the Company, under certain circumstances specified in the Merger Agreement and prior to receipt of stockholder approval, to furnish information to and engage in discussions or negotiations with a third-party that makes an unsolicited bona fide written proposal for an acquisition transaction that it deems likely to result in a superior acquisition proposal (a “Superior Proposal”); and

•	Change in Recommendation; Ability to Accept a Superior Proposal. The Board’s right to withdraw, modify or amend its recommendation, recommend a Superior Proposal prior to receipt of stockholder approval, or terminate the Merger Agreement under certain circumstances, including to accept a Superior Proposal, subject to Purchaser’s right to negotiate in good faith to make adjustments to the terms of the Merger Agreement and the Company’s obligation to pay a termination fee of $750,000 in the case of a termination of the Merger Agreement by the Company to accept a Superior Proposal (prior to receipt of stockholder approval). The Board determined that the termination fee was reasonable at 5.0% of the Company’s total enterprise value of $15.0 million, especially given the small size of the Merger in comparison to the transaction expenses to be incurred. In addition, the Board recognized that provisions in the Merger Agreement relating to termination fees were insisted upon by Parent as a condition to entering into the Merger Agreement, with the amount resulting from an arm’s-length negotiation between the parties.

Special Committee Process

The Board further considered the recommendation to the Board of the Special Committee in favor of adopting the Merger Agreement and approving the Merger, as well as the following facts: (a) that the Special Committee is comprised of two independent directors who are not affiliated with Parent or its affiliates or with stockholders or employees of the Company or any of its subsidiaries; (b) that, other than their receipt of Special Committee fees (which are not contingent on the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) members of the Special Committee do not have interests in the Merger; (c) that the determination to engage in discussions related to the proposed Merger and the consideration and negotiation of the price and other terms of the proposed Merger was conducted by or under the oversight of the members of the Special Committee without limitation on the authority of the Special Committee to act with respect to any alternative transaction or any related matters; and (d) the recognition by the Special Committee that it had the authority not to recommend the approval of the Merger or any other transaction.

Benefits for Employees and Customers

The Special Committee and Board considered the fact that Parent’s acquiring the Company would likely offer an attractive opportunity for its employees to work with a company with significantly greater resources, that there were significant opportunities for Parent to make greater use of the Company’s existing assets, and that the Company’s customers would benefit from the added resources, products and services offered by the larger and more diverse acquirer.

In its deliberations, the Special Committee and Board considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and consummating the Merger, including:

•	the effect of the public announcement of the Merger Agreement, including effects on the Company’s sales and operating results;

•	the fact that the Merger Agreement would be adopted by written consent of requisite percentages of preferred stockholders, but that not all stockholders of the Company would have an opportunity to vote with respect to the adoption of the Merger Agreement and approval of the Merger;

•	the fact that the Company must pay Parent a termination fee if the Merger Agreement is terminated in certain circumstances, including the potential effect of such a termination fee to deter other potential acquirers from publicly making a competing offer for the Company that might be more advantageous to the Company’s stockholders;

•	the risks and costs to the Company if the transactions do not close, including diversion of management and employee attention, potential employee attrition, and the potential disruptive effect on business and customer relationships;

•	the restrictions on the conduct of the Company’s business prior to the completion of the transaction, requiring the Company to conduct its business in the ordinary course of business, and to use its commercially reasonable efforts to preserve intact its business organization and its business relationships, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	that the consummation of the Merger might eventually lead to certain executive officers of the Company receiving payments pursuant to their employment arrangements with the Company, if a termination of their employment occurred after closing;

•	that the nature of the transaction as a cash transaction will prevent stockholders from being able to participate in any future earnings or growth of the Company or the combined company, and that stockholders will not benefit from any potential future appreciation in the value of the Company’s stock, including any value that could be achieved if Parent engages in future strategic or other transactions or as a result of the improvements to the Company’s operations; and

•	that the all-cash consideration would be a taxable transaction to the stockholders that are U.S. persons for U.S. federal income tax purposes.

The foregoing discussion of factors considered by the Special Committee and Board is intended to be a summary, and is not intended to be exhaustive, but does set forth the principal factors considered by the Special Committee and Board. After considering these factors, the Special Committee and Board concluded that the positive factors relating to the Merger Agreement and Merger substantially outweighed the potential negative factors. The Special Committee and Board collectively reached the conclusion to approve the Merger Agreement and Merger, in light of the various factors described above and other factors that they believed were appropriate. They did not attempt to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision. Rather, they made their recommendation based on the totality of information they received and the investigation they conducted. In considering the factors discussed above, individual directors might have given different weights to different factors.

Opinion of the Board’s Financial Advisor

On March 4, 2014, Hyde Park Capital rendered its oral opinion, subsequently confirmed in writing, to the Company’s Board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, that the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole.

The full text of the written opinion of Hyde Park Capital, dated March 4, 2013, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is filed as Annex D to this information statement. Hyde Park Capital’s opinion is directed to, and is solely for the benefit of the Board of Directors of Bonds.com in connection with its consideration of the Merger and the opinion does not constitute advice or a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act on any matter relating to the Merger Agreement. Bonds.com stockholders are encouraged to read Hyde Park Capital’s opinion carefully and in its entirety. The following discussion of Hyde Park Capital’s written opinion is qualified in its entirety by reference to the full text of the written opinion of Hyde Park Capital, dated March 4, 2013, filed as Annex D to this information statement.

In arriving at the opinion described above, Hyde Park Capital, among other things:

•	reviewed the form of Agreement and Plan of Merger as of March 4, 2014;

•	reviewed certain publicly available business and financial information relating to Bonds.com;

•	reviewed certain other information relating to Bonds.com provided to or discussed with Hyde Park Capital by the Company, including (a) financial forecasts relating to the Company and (b) certain industry and business information thereto prepared by the management of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of Bonds.com;

•	reviewed and compared the multiples, margins and growth rates, and compared those data with similar data for other publicly held companies in businesses Hyde Park Capital deemed relevant in evaluating Bonds.com;

•	considered, to the extent publicly available, the financial terms of certain other merger or acquisition transactions, which Hyde Park Capital deemed to be relevant, which have been effected or announced;

•	considered Hyde Park Capital’s experience in connection with marketing the Company for sale to a large group of potential strategic and financial buyers; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In preparing its opinion, Hyde Park Capital relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information reviewed by it, and Hyde Park Capital did not assume any responsibility for the independent verification of, nor did Hyde Park Capital independently verify, any of such information. With respect to the financial forecasts provided to or discussed with Hyde Park Capital by the management of Bonds.com and the unaudited financial statements and other financial information prepared and provided to Hyde Park Capital by the management of Bonds.com, Hyde Park Capital assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Bonds.com. Hyde Park Capital assumed no responsibility for the assumptions, estimates and judgments on which such forecasts and unaudited financial statements and other financial information were based. In addition, Hyde Park Capital was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Bonds.com, nor was Hyde Park Capital furnished with any such evaluations or appraisals. With regard to the information provided to Hyde Park Capital by Bonds.com, Hyde Park Capital relied upon the assurances of the members of management of Bonds.com that they were unaware of any facts or circumstances that would make such information materially incomplete or misleading. Hyde Park Capital also assumed that there had been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Bonds.com since the date of the most recent financial statements made available to Hyde Park Capital. Hyde Park Capital also assumed that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the transactions contemplated by the Merger Agreement, no modification, delay, limitation, restriction or condition would be imposed that will have an adverse effect on Bonds.com, or the transaction contemplated by the Merger Agreement, and that such transactions would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to Hyde Park Capital’s analysis. Representatives of Bonds.com advised Hyde Park Capital, and Hyde Park Capital further assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Hyde Park Capital. Hyde Park Capital’s opinion was necessarily based on financial, economic, market and other conditions as they existed on and the information made available to Hyde Park Capital as of February 28, 2014. Although subsequent developments may affect its opinion, Hyde Park Capital has no obligation to update, revise or reaffirm its opinion. Hyde Park Capital made each of the assumptions set forth above with the consent of the Board.

Hyde Park Capital’s opinion was for the use and benefit of the Board in connection with the transaction contemplated by the Merger Agreement. Hyde Park Capital’s opinion may not be used by any other persons for any other purpose and was not intended to and did not confer any rights or remedies upon any other person. Hyde Park Capital’s opinion should not be construed as creating any fiduciary duty on the part of Hyde Park Capital to Bonds.com, the Board, the stockholders of Bonds.com or any other party. Hyde Park Capital’s opinion only addressed that the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole, and did not address any other terms, aspects or implications of such transactions or any agreements, arrangements or understandings entered into in connection with such transactions or otherwise. In addition, Hyde Park Capital’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other transaction structures, transactions or business strategies that may have been available to Bonds.com, the Board, or the stockholders of Bonds.com nor did it address or constitute a recommendation regarding the decision of the Board to enter into the Merger Agreement or to engage in the transaction contemplated by the Merger Agreement. Hyde Park Capital’s opinion had been authorized for issuance by the Fairness Opinion Committee of Hyde Park Capital. Hyde Park Capital’s opinion did not constitute advice or a recommendation to any stockholder of Bonds.com as to whether such person or entity should vote or act on any other matter relating to the transactions contemplated by the Merger Agreement. Hyde Park Capital expressed no opinion about the amount or nature of the compensation to Bonds.com’s officers, directors or employees, or class of such persons, in connection with the transactions contemplated by the Merger Agreement relative to the consideration in such transactions.

The following is a summary of the material financial analyses delivered by Hyde Park Capital to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Hyde Park Capital, nor does the order of analyses described represent relative importance or weight given to those analyses by Hyde Park Capital. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Hyde Park Capital’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 28, 2014 because it was the latest practical date for Hyde Park Capital to update the financial presentation before it was presented to the Board on March 4, 2014, and is not necessarily indicative of current market conditions.

Selected Publicly Traded Company Analysis

Hyde Park Capital reviewed certain publicly available financial information and stock market information for certain publicly traded companies in the financial services industry that Hyde Park Capital deemed relevant to Bonds.com. The group of selected publicly traded companies included in this analysis is listed below.

Financial Services

•	IntercontinentalExchange Group, Inc.

•	London Stock Exchange Group plc

•	ICAP plc

•	KGC Holdings, Inc.

•	MarketAxess Holdings, Inc.

•	BGC Partners, Inc.

•	Tullett Prebon plc

•	GFI Group Inc.

•	Investment Technology Group Inc.

Hyde Park Capital chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the financial services industry. Hyde Park Capital noted that none of the companies reviewed is identical to Bonds.com and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies. Although none of the selected companies is directly comparable to Bonds.com, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Bonds.com. Hyde Park Capital determined that the public companies included in its selected publicly traded companies analysis should be included based on similarities of operations of such companies to certain operations of Bonds.com, notwithstanding the greater revenues and earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) of these companies as compared to Bonds.com.

For each selected company, Hyde Park Capital calculated the “market capitalization” (defined as the closing market price per share multiplied by the company’s common stock outstanding). In addition, Hyde Park Capital calculated the “enterprise value” (defined as the market capitalization plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Hyde Park Capital calculated the multiple of each company’s enterprise value to its last twelve months (which we refer to as LTM) Revenue and the multiple of each company’s enterprise value to LTM EBITDA.

Hyde Park Capital then compared the multiples implied in the transactions contemplated by the Merger Agreement with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of February 28, 2014.

The results of the selected public companies analysis are summarized as follows:

Financial Services	Selected Companies Trading Range	Median
Enterprise value / LTM Revenue	0.6x – 12.5x	2.2x
Enterprise value / LTM EBITDA	NM – 20.1x	13.7x

Using the data set’s median as a midpoint, Hyde Park Capital selected ranges of 1.9x to 2.4x multiples of LTM (December 31, 2013) Revenue to enterprise value and applied a discount of 35% because of the Company’s much smaller size and lack of marketability to calculate a range of implied enterprise value. Hyde Park Capital noted that this analysis implied an enterprise value reference range of $9.4 million to $11.8 million.1

Typically businesses in this sector are valued on the basis of a multiple of EBITDA. However, any EBITDA multiple analysis would support a $0 value for the Company given that Bonds.com is not profitable. As such Hyde Park Capital was only able to rely on the revenue multiple analysis to provide a data point.

[1]	Damodaran, Aswath, “Marketability and Value: Measuring the Illiquidity Discount”. Stern School of Business. 2005.

Selected Merger and Acquisition (M&A) Transactions Analysis

Hyde Park Capital reviewed certain publicly available financial information concerning completed merger and acquisition transactions that Hyde Park Capital deemed relevant.2 The group of selected merger and acquisition transactions in the financial services and specifically the electronic trading platform industry are listed below:

Date Closed	Target	Acquirer	EV/LTM Revenue	EV/LTM EBITDA
11/13/13	NYSE Euronext, Inc.	IntercontinentalExchange, Inc.	2.9x	11.4x
06/28/13	BGC Partners, Inc. e-speed Platform	The Nasdaq OMX Group, Inc.	12.3x	NA
04/29/13	Credit Agricole Cheuvreux, S.A.	Kepler Capital Markets, S.A.	1.4x	NM
08/17/12	FX Alliance, Inc.	Thomson Reuters Corp.	5.0x	13.1x
03/07/12	Fixnetix, Ltd.	NYSE Euronext, Inc.	2.8x	NA

		Median	2.9x	12.2x

Hyde Park Capital chose these acquisition transactions based on a review of completed and pending transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the financial services industry that Hyde Park Capital deemed relevant. Hyde Park Capital noted that none of the merger and acquisition transactions or subject target companies reviewed is identical to the transaction contemplated by the Merger Agreement or Bonds.com, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors, such as contemporaneous market conditions, that affect the values implied in such acquisition transactions.

For each target company in the selected transactions, Hyde Park Capital analyzed its enterprise value, LTM Revenue, LTM EBITDA and the multiple of the enterprise value to the LTM Revenue and LTM EBITDA. Hyde Park Capital then compared the multiples implied in the transactions contemplated by the Merger Agreement with the corresponding multiples for the selected transactions.

Using the data set’s median as a midpoint, Hyde Park Capital selected ranges of 2.7x to 3.2x multiples of enterprise value to LTM Revenue, applied such ranges to Bonds.com LTM Revenue, as of December 31, 2013 and applied a 35% discount to this range because of the Company’s much smaller size and state of financial distress to calculate ranges of implied enterprise value. Hyde Park Capital noted that this analysis implied an enterprise value reference range of $13.0 million to $15.4 million.

Typically businesses in this sector are valued on the basis of a multiple of EBITDA. However, any EBITDA multiple analysis would support a $0 value for the Company given that Bonds.com is not profitable. As such, Hyde Park Capital was only able to rely on the revenue multiple analysis to provide a data point.

Discounted Cash Flow Analysis

Hyde Park Capital performed a discounted cash flow analysis utilizing Bonds.com’s projected unlevered free cash flows (defined as tax-effected earnings before interest and taxes, plus depreciation and amortization, less capital expenditures, planned acquisitions and increases and decreases in net working capital) from the fiscal year ending December 2014 through the year fiscal ending December 2018, as provided by Bonds.com’s senior management. In this analysis, Hyde Park Capital calculated the present values of the projected free cash flows for 2014 to 2018 by discounting such amounts at rates ranging from 14.1% to 24.1%. Hyde Park Capital arrived at

[2]

The data in this section do not include a transaction that originally appeared in the written materials Hyde Park Capital provided to the Board at the time it delivered its fairness opinion, which had been erroneously included. Hyde Park Capital has determined, and has advised the Board, that the exclusion of such transaction would not have had any effect on its fairness opinion.

the discount rate range of 14.1% to 24.1% for Bonds.com by analyzing the weighted average cost of capital for the capital structures of the companies in the selected publicly traded companies analysis for the respective industry. Hyde Park Capital calculated the present value of the projected free cash flows beyond 2018 by calculating terminal values determined by revenue based on the selected publicly traded companies analysis. Hyde Park Capital noted that the Discounted Cash Flow Analysis implied an enterprise value reference range of $11.4 million to $15.0 million.

The foregoing summary does not purport to be a complete description of the analyses performed by Hyde Park Capital or its presentation to the Board. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Hyde Park Capital’s opinion. In arriving at its determination, Hyde Park Capital considered the results of all of its analyses and marketing efforts. Hyde Park Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses, marketing efforts to 46 financial buyers and 40 strategic buyers and the range of solicited offers on an enterprise value basis. These marketing efforts resulted in 6 written and 1 verbal indications of interests with a range of valuations from $5 million to $15 million. No company or transaction used in the above analyses as a comparison is directly comparable to Bonds.com or the transactions contemplated by the Merger Agreement.

Hyde Park Capital prepared these analyses for purposes of providing its opinion to the Board that the Merger Consideration to be received by the stockholders in the Merger, is fair, from a financial point of view, to the holders, taken as a whole. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bonds.com, Hyde Park Capital or any other person assumes responsibility if future results are materially different from those forecast.

The consideration was determined through arm’s-length negotiations between Bonds.com and MTS Markets International, Inc. and was approved by the Special Committee and the Board. Hyde Park Capital provided advice to Bonds.com, the Special Committee and the Board during these negotiations. Hyde Park Capital did not, however, recommend any specific amount or type of consideration to Bonds.com, the Special Committee, or the Board or that any specific amount or type of consideration constituted the only appropriate consideration for the transactions contemplated by the Merger Agreement.

As described above, Hyde Park Capital’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Hyde Park Capital in connection with its opinion and is qualified in its entirety by reference to the written opinion of Hyde Park Capital filed as Annex D to this information statement.

Hyde Park Capital and its affiliates provide a range of investment banking and financial services and, in that regard, Hyde Park Capital and its affiliates may in the future provide investment banking and other financial services to Bonds.com, MTS Markets International, Inc. and their respective affiliates for which Hyde Park Capital and its affiliates would expect to receive compensation. Prior to its engagement by the Board in connection with a proposed transaction involving the Company, Hyde Park Capital has not provided services to either Bonds.com or MTS Markets International, Inc. for which Hyde Park Capital received compensation.

Bonds.com has agreed to pay Hyde Park Capital a transaction fee of $650,000, a monthly retainer of $25,000, and a $100,000 fee for rendering its opinion. In addition, Bonds.com has agreed to reimburse Hyde Park Capital for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Hyde Park Capital against certain liabilities that may arise out of its engagement.

Summary of Bonds.com’s Projections

The Company does not as a matter of course publicly disclose long-term forecasts or projections as to future performance, earnings or other results, and is especially wary of making forecasts for future periods due to the unpredictability of the underlying assumptions and estimates. However, the Company’s management provided certain unaudited forecasts set forth below (the “Projections”) regarding the Company’s possible future operations to the Special Committee and the Board in connection with its review of the Merger. As described above under the heading “Opinion of the Board’s Financial Advisor,” the Company’s management also provided the Projections to Hyde Park Capital for use in their financial analysis and in connection with the preparation of its opinion to the Board in connection with its review of the Merger, but did not provide the Projections to bidders.

The Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither the Company’s independent auditors, nor any other independent public accounting firm have compiled, examined, or performed any procedures with respect to the prospective financial information contained in the Projections nor have they expressed any opinion or given any form of assurance with respect to such information or their reasonableness, achievability or accuracy. The inclusion of the Projections herein will not be deemed an admission or representation by the Company that they are viewed by the Company as material information of the Company. The Projections should not be regarded as an indication that the Company, or any of its affiliates or representatives, considered, or now considers, them to be necessarily predictive of actual future results. The Projections are not included herein to influence your decision whether to exercise appraisal rights in connection with the Merger, but are being provided because they were considered by the Special Committee and the Board in evaluating the Merger and were approved by the Company for use by Hyde Park Capital in rendering its fairness opinion and performing its related financial analyses. None of the Company, its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in these Projections or that the forecasted results will be achieved.

The Projections were based on information prepared by the Company using a variety of assumptions and estimates. The assumptions and estimates underlying the Projections may not be realized and are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC, and subsequent filings the Company has made with the SEC. The assumptions and estimates used to create the information in the Projections involve judgments made with respect to, among other things, general business, economic, regulatory, market and financial conditions, as well as factors specific to the Company, including growth rates, ability to bring new products to market, continued viability of existing products, market share, future pricing, and levels of operating expenses (in particular, legal expenses), all of which are difficult to predict.

The Projections also reflect assumptions as to certain business decisions at the time they were made and do not reflect any of the effects of the Merger, or any other changes that may have affected, or in the future affect, the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management. Accordingly, the Projections constitute forward-looking information, and there can be no assurance that the assumptions and estimates used to prepare the information used in the Projections will prove to be accurate, and actual results may materially differ. The Projections cover multiple years and such information by its nature becomes less predictive with each successive year. The Company does not intend to make publicly available any update or other revision to these Projections, and none of the Company, its affiliates, advisors, officers, directors, partners or representatives undertakes any obligation to update or other revise or reconcile the Projections, even in the event that any or all of the assumptions underlying these Projections are shown to be in error.

The Projections include non-GAAP financial measures, including EBITDA. The Company believes that EBITDA provides important information about the operating trends of the Company. The Company uses EBITDA to evaluate performance of its business operations. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from similarly titled measures used by other companies. EBITDA is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

The Projections for the fiscal years ending December 31, 2014 through 2018 are set forth below.

	Projected
For the year ended December 31,	2014	2015	2016	2017	2018
Revenues	$9,030,000	$10,975,530	$12,621,860	$14,515,138	$16,692,409

Operating expenses
Payroll and related costs	3,833,607	4,216,967	4,638,664	5,102,530	5,612,783
Cash bonuses	150,000	1,250,000	1,375,000	1,512,500	1,663,750
Technology and communications	2,675,405	2,809,175	2,949,634	3,097,116	3,251,972
Rent and occupancy	373,200	391,860	411,453	432,026	453,627
Professional and consulting fees	439,450	461,423	484,494	508,718	534,154
Travel & Entertainment	150,000	157,500	165,375	173,644	182,326
Other operating expenses	603,960	634,158	665,866	699,159	734,117
Clearing and executing costs	777,787	933,344	933,344	933,344	933,344

Total operating expenses	$9,003,409	$10,854,427	$11,623,830	$12,459,037	$13,366,073

Income (Loss) from operations	$26,591	$121,103	$998,030	$2,056,101	$3,326,336
Depreciation and Amortization	300,000	300,000	300,000	300,000	300,000

EBITDA	$326,591	$421,103	$1,298,030	$2,356,101	$3,626,336
Management’s Assumptions
Revenue Growth	21%	22%	15%	15%	15%
Increase in Compensation Expense	10%	10%	10%	10%	10%
Increase in Operating Expenses	5%	5%	5%	5%	5%

BONDS.COM HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Financing of the Merger

Parent’s obligation to complete the Merger is not conditioned upon obtaining financing. Parent has advised the Company that it will have available at the closing date of the Merger the necessary funds from its cash on hand to complete the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders

The following is a summary of United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock or Preferred Stock. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our Common Stock or Preferred Stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, financial institutions, tax-exempt organizations, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. expatriates, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders subject to the wash sale rules, stockholders who exercise appraisal rights, and stockholders who acquired shares of Common Stock or Preferred Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

For purposes of this summary, a “U.S. holder” is a holder of our Common Stock or Preferred Stock who is, for United States federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A domestic corporation (or other entity treated as a corporation);

•	An estate whose income is subject to United States federal income tax regardless of its source; or

•	A trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) if the trust has a valid election in place to be treated as a U.S. person.

This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or non-U.S. tax laws.

If our Common Stock or Preferred Stock is held by a partnership, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our Common Stock or Preferred Stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

The receipt of the Merger Consideration for shares of our Common Stock or Preferred Stock in the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of stock for cash in the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the Merger Consideration and the stockholder’s adjusted tax basis in the shares of stock surrendered (generally the cost paid by the stockholder for the stock). Gain or loss will be determined separately for each block of shares (generally shares acquired at the same cost in a single transaction) surrendered in the Merger. Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. In addition, the new Medicare tax of 3.8% is imposed on “net investment income,” which includes capital gains income from passive investments, of certain taxpayers with adjusted gross income in excess of certain thresholds.

Backup withholding will apply to all cash payments to which a stockholder or other payee is entitled pursuant to the Merger Agreement, unless such stockholder or other payee provides a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger, including the application of state, local and non-U.S. tax laws.

Interests of Directors and Executive Officers in the Merger

Members of our Board of Directors and our executive officers have various interests in the Merger described in this section that may be different from, or in addition to, the interests of Bonds.com and our stockholders generally. The Special Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger.

These interests include:

•	ownership of shares of Series E-2 Stock, which will receive Merger Consideration, by the following affiliates of our directors:

•	Daher Bonds Investment Company and Mida Holdings, which collectively own 10,000 shares of Series E-2 Stock and warrants to purchase 357,141 shares of Common Stock. Michel Daher, Marc Daher and Henri J. Chaoul, Ph.D. serve on our Board as designees of Daher Bonds Investment Company and Mida Holdings. Michel Daher is a manager of DBIC and manager of Mida Holdings. Marc Daher is the son of Michel Daher. Dr. Chaoul is a business associate of Mr. Michel Daher.

•	Oak Investment Partners XII, Limited Partnership, which owns 3,000 shares of Series E-2 Stock, 4,267 shares of Series E Stock, 8,795 shares of Series C Stock and warrants to purchase 249,999 shares of Common Stock. Patricia Kemp, who serves on our Board as the designee of Oak Investment Partners XII, Limited Partnership, is Director of Financial Services Technology at Oak Investment Partners, which is an affiliated fund manager of Oak Investment Partners XII, Limited Partnership.

•	GFINet Inc., which owns 3,000 shares of Series E-2 Stock, 2,667 shares of Series E Stock and warrants to purchase 196,427 shares of Common Stock. Michael Gooch, who serves on our Board as a designee of GFINet Inc., is the executive chairman of the board of directors of GFI Group, Inc., which is the parent company of GFINet Inc.

•	Trimarc Capital Fund, L.P., which owns 600 shares of Series E-2 Stock. Michael Trica, who serves on our Board as a designee of Trimarc Capital Fund, L.P., is its portfolio manager.

All shares of stock other than Series E-2 Stock, and all options and warrants to purchase stock held by the entities and individuals above, will be cancelled or terminated without consideration in accordance with the terms of the Merger Agreement.

•	ownership of secured promissory notes of Bonds.com Holdings, Inc., the wholly-owned subsidiary of the Company, which would be repaid upon closing of the Merger, in the following principal amounts (plus accrued and unpaid interest) by the following affiliates of certain directors:

•	Mida Holdings: $361,700

•	Daher Bonds Investment Company: $542,550

•	Oak Investment Partners XII, Limited Partnership: $271,275

•	GFINet Inc.: $271,275

•	Trimarc Capital Fund, L.P.: $53,200;

•	with respect to our executive officers, the right to receive certain severance payments and benefits in the event of a qualifying termination of employment by Parent after closing of the Merger;

•	with respect to our executive officers, the right to receive certain cash payments under the Company’s Management Incentive Plan adopted on November 12, 2013 and, with respect to our former Chief Executive Officer, Mr. Thees, the right to receive certain payments in the event of the Merger pursuant to his consulting agreement with us; and

•	the right to continued indemnification and funding of directors’ and officers’ liability insurance for our directors and officers, to be provided by the surviving corporation for events occurring prior to the time of the Merger.

Please see “Security Ownership of Certain Beneficial Owners and Management” for details regarding the beneficial ownership of certain members of our Board of Directors and our executive officers.

Potential Severance Payable to Named Executive Officers

Employment Agreements

The Company is party to employment agreements with each of Messrs. O’Krepkie and Ryan.

Mr. O’Krepkie’s employment agreement provides him with the following severance benefits:

•	Upon a termination for death or disability, Mr. O’Krepkie is entitled to (a) payment of his base salary through the termination date, (b) payment of any performance bonus previously earned but unpaid (paid at the same time it would otherwise have been paid), and (c) reimbursement of any prior reimbursable business expenses in accordance with the Company’s standard policies;

•	Upon an involuntary termination without “cause” (as defined in the employment agreement) or a voluntary termination with “good reason” (as defined below), Mr. O’Krepkie is entitled to (a) payment of his base salary for a period of 18 months from and after the termination date, (b) payment of any performance bonus previously earned but unpaid (paid at the same time it would otherwise have been paid), (c) reimbursement of any prior reimbursable business expenses in accordance with the Company’s standard policies, and (d) reimbursement of his COBRA premiums for continued health insurance coverage for him and his dependents through the end of the 18-month severance period; and

•	Upon an involuntary termination for “cause” or a voluntary termination without “good reason,” Mr. O’Krepkie is entitled to payment of his base salary through the termination date plus reimbursement of any prior reimbursable business expenses in accordance with the Company’s standard policies.

Mr. O’Krepkie’s employment agreement contains confidentiality and invention assignment provisions that survive after termination, and non-compete (covering North America and any other country in which the Company does business) and customer and employee non-solicitation provisions that survive for 12 months after termination; however, such non-compete and non-solicitation provisions do not limit or restrict Mr. O’Krepkie from (a) engaging in a business that is not primarily engaged in electronic fixed income trading or (b) soliciting clients, former clients or prospective clients for services that do not directly compete with the services provided by the Company. If Mr. O’Krepkie materially breaches the confidentiality, non-compete or non-solicitation provisions, we may cease making severance payments to him.

Mr. Ryan’s employment agreement provides him with the following severance benefits:

•	Upon a termination for death or disability, Mr. Ryan is entitled to (a) payment of his base salary through the termination date, (b) payment of any performance bonus previously earned but unpaid (paid at the same time it would otherwise have been paid), and (c) reimbursement of any prior reimbursable business expenses in accordance with the Company’s standard policies;

•	Upon an involuntary termination without “cause” (as defined in the employment agreement) or a voluntary termination with “good reason” (as defined below), Mr. Ryan is entitled to (a) payment of his base salary for a period of 12 months from and after the termination date, (b) payment of any performance bonus previously earned but unpaid (paid at the same time it would otherwise have been paid), (c) reimbursement of any prior reimbursable business expenses in accordance with the Company’s standard policies, and (d) reimbursement of his COBRA premiums for continued health insurance coverage for him and his dependents through the end of the 12-month severance period; and

•	Upon an involuntary termination for “cause” or a voluntary termination without “good reason,” Mr. Ryan is entitled to payment of his base salary through the termination date plus reimbursement of any prior reimbursable business expenses in accordance with the Company’s standard policies.

Mr. Ryan’s employment agreement contains confidentiality and invention assignment provisions that survive after termination, and non-compete (covering North America and any other country in which the Company does business) and customer and employee non-solicitation provisions that survive for 12 months after termination. If Mr. Ryan materially breaches the confidentiality, assignment, non-compete or non-solicitation provisions, we may cease making severance payments to him.

In both Mr. O’Krepkie’s and Mr. Ryan’s employment agreements, “good reason” is defined as the resignation by the executive from employment with the Company and its subsidiaries as a result of one or more of the following actions (in each case taken without executive’s written consent): (a) a reduction in executive’s base salary (in the case of Mr. Ryan also an adverse change in the calculation of his bonus); (b) a material diminution of executive’s title, duties, authorities or reporting relationships; (c) the Company changes executive’s principal place of business to a location greater than 50 miles outside New York County, New York; (d) the assignment to executive of any duties inconsistent with his position with the Company in any material adverse respect; or (e) any other material breach by the Company (or its successors) of the employment agreement or any other written agreement to which the Company and the executive are parties; however, none of the events described in clauses (a) through (e) above constitute good reason unless the executive has notified the Company in writing and the Company fails to cure within 30 days after receipt of such notification. For Mr. Ryan, section (c) is not triggered if he is not required to spend a majority of his working time (normal travel for business purposes excluded) at such new location.

Management Incentive Plan

On November 12, 2013, the Board adopted the Bonds.com Group, Inc. Management Incentive Plan (the “Incentive Plan”) to retain its employees as it pursued a strategic process. The Incentive Plan establishes a bonus pool on the following dates and in the corresponding amounts: (a) on December 15, 2013, the amount of $225,000, (b) on February 15, 2014, the amount of $150,000, and (c) on July 15, 2014, the amount of “Adjusted EBITDA” (as defined in the Incentive Plan) generated during the performance period. All bonus pool awards will be paid in cash. The Compensation Committee (or the Company’s executive officers if the Compensation Committee delegates the authority to them) determines the percentage share of the bonus pool to be awarded to any eligible employees. If a change in control occurs during the performance period, the Company would pay all remaining unpaid bonus pool awards to the designated participants in a lump sum cash payment on the effective date of the change in control. The performance period would be deemed to end on the effective date of such change in control and the determination of Adjusted EBITDA would be based on the performance through such effective date (subject to a minimum amount after a specified date). This Merger constitutes a change in control under the Incentive Plan. If the Merger had been consummated on March 19, 2014, Messrs. O’Krepkie and Ryan would therefore have received the amounts specified in the table entitled “Golden Parachute Compensation” below, including the footnotes to such table.

Consulting Agreement with Mr. Thees

On December 17, 2013, the Company entered into a consulting agreement with Thomas Thees. Pursuant to the consulting agreement, Mr. Thees ceased serving as the Company’s Chief Executive Officer as of December 17, 2013 and commenced serving as senior advisor to the Company. As senior advisor to the Company, Mr. Thees provided consulting services to the Company through February 1, 2014, as directed by the Board of Directors. Mr. Thees continued serving on our Board of Directors until March 7, 2014.

Pursuant to the consulting agreement, the Company paid Mr. Thees a consulting fee of $12,500 per month (or a pro-rated amount for any portion of a month) for his services. Further, the Company reimburses Mr. Thees for his health insurance premiums through July 31, 2014, and for certain pre-approved expenses incurred by him in connection with his services to the Company, in each case subject to certain conditions. Under the consulting agreement, Mr. Thees will be entitled to a bonus upon the occurrence of a “liquidity event” by the Company. The amount of such bonus, if any, will be determined based on the amount of proceeds certain holders of shares of the Company’s preferred stock and common stock would receive upon a liquidity event. The Merger, if completed, would qualify as such a “liquidity event.” If the Merger had been consummated on March 19, 2014, Mr. Thees would have received a cash bonus specified in the table entitled “Golden Parachute Compensation” below, including the footnotes to such table.

Golden Parachute Compensation

The following table shows the aggregate dollar value of the various elements of compensation that each of our named executive officers could receive, assuming that (a) the consummation of the Merger occurred on March 19, 2014 and (b) each named executive officer’s employment was terminated on the date of consummation of the Merger without “cause” or by the named executive officer for “good reason”:

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement	Other	Total
George O’Krepkie	$480,000	0	0	$40,000	0	0	$520,000
John M. Ryan	$255,000	0	0	$20,000	0	0	$275,000
Thomas Thees	$185,000	0	0	$13,000	0	0	$198,000

(1)

For Messrs. O’Krepkie and Ryan, these amounts include cash severance equal to 18 months and 12 months, respectively, of continued base salary payable pursuant to the executives’ employment agreements. For Mr. O’Krepkie, this amounts to cash payments of $450,000 and for Mr. Ryan, it amounts to cash payments of $225,000. The employment agreements do not contain “change of control” provisions, so these amounts are solely based on the assumption that employment was terminated without “cause” or for “good reason” and would be payable upon such termination even if the Merger were not completed. The amounts are based on base salary levels in effect on March 19, 2014; therefore, if base salaries are increased after March 19, 2014, actual payments may be greater than those provided for above. In addition, the payments are subject to the execution by the officers of a release of claims and continued compliance with the non-compete, non-solicitation and other covenants, as described under “Employment Agreements” above. Under the Incentive Plan, an aggregate amount of $100,000 remains subject to allocation among the Company’s officers and other employees. The amounts allocated to Messrs. O’Krepkie and Ryan are expected to be approximately $30,000 each and such expected amounts are included in their respective cash amounts in this table. These amounts would be payable upon completion of the Merger regardless of whether the recipient was terminated. For Mr. Thees, this amount represents the estimated cash payment due under the terms of his consulting agreement with the Company, as described under “Consulting Agreement with Mr. Thees” above.
(2)	Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.
(3)	For Messrs. O’Krepkie and Ryan, represents the value of COBRA premiums for continued health insurance coverage through the end of their respective severance periods. For Mr. Thees, represents the value of COBRA premiums for continued health insurance coverage through July 31, 2014.

No New Management Arrangements

As of the date of this filing, neither the Company nor Parent has entered into any employment agreements with the Company’s named executive officers in connection with the Merger, and the Company has not amended or modified any employment agreements or other arrangements with management.

Indemnification and Insurance

The Merger Agreement provides that following the Merger, the surviving corporation will assume the Company’s obligations under the indemnification agreements between the Company and its current and former directors and officers, and under the Company’s certificate of incorporation and bylaws as in effect on the date of the Merger. For six years after the Merger, the surviving corporation must maintain in the certificate of incorporation and bylaws of the surviving corporation provisions concerning the indemnification, exculpation and advancement of expenses of Bonds.com’s current and former officers, directors and employees that are no less favorable than the provisions under Bonds.com’s certificate of incorporation and bylaws as of the date of the Merger Agreement. The Merger Agreement also obligates the Parent, prior to the completion of the Merger, to purchase a six year “tail” liability directors’ and officers’ insurance policy for acts or omissions occurring prior to the completion of the Merger, on terms that are no less favorable than the provisions under the Company’s insurance policy in effect as of the date of the Merger Agreement.

Appraisal Rights

The discussion of the provisions set forth below is not intended to be a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex E to this information statement. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a loss or waiver of these rights.

If the Merger is completed, holders of our Common Stock and Preferred Stock who did not consent to the adoption of the Merger Agreement and who precisely follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our Common Stock and Preferred Stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by such court in lieu of any consideration that such stockholders would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of Common Stock and Preferred Stock who did not consent to the adoption of the Merger Agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the Merger.

Under Section 262, where a merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation after the merger, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available. This notice and this information statement constitute notice to holders of Common Stock and Preferred Stock of the availability of appraisal rights under Section 262.

Holders of shares of our Common Stock and Preferred Stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Bonds.com not later than April 22, 2014 (which is 20 days after the date of mailing of this information statement and the notice attached hereto). A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to Bonds.com at 1500 Broadway, 31st Floor, New York, New York 10036, Attention: Chief Financial Officer. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform Bonds.com of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of our Common Stock and Preferred Stock. A demand for appraisal must contain the full and correct name of the stockholder of record, as that name appears on the stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, and should specify the mailing address of the record holder and the number of shares registered in the record holder’s name.

Only a holder of record of our Common Stock or Preferred Stock is entitled to assert appraisal rights for the shares of Common Stock and Preferred Stock registered in that holder’s name. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. If a stockholder holds shares of our stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand should set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our Common Stock and Preferred Stock outstanding in the name of such record owner.

A person having a beneficial interest in our Common Stock or Preferred Stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Common Stock or Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

Prior to the Merger or within 10 days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders entitled to appraisal rights.

Within 120 days after the effective date of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Bonds.com, as the surviving corporation in the Merger, must mail any such written statement to the stockholder within 10 days after the stockholders’ request is received by us or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective date of the Merger, either Bonds.com or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Bonds.com shares of Common Stock or Preferred Stock of stockholders entitled to appraisal rights. We have no obligation, and no present intention, to file such a petition. If no petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Accordingly, it is the obligation of the holders of our Common Stock and Preferred Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Common Stock or Preferred Stock, as the case may be, within the time prescribed in Section 262.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 days after service, we must file in the office of the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. When the fair value is so determined, the Delaware Court of Chancery will direct the payment by Bonds.com, as the surviving corporation of the Merger, of such value, with interest thereon to be paid in accordance with Section 262 of the DGCL and as the Delaware Court of Chancery so determines, to the stockholders entitled thereto, upon the surrender to Bonds.com by such stockholders of such shares of Common Stock and Preferred Stock. Unless the Delaware Court of Chancery, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date on which the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining “fair value” of shares, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

Bonds.com stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the Merger Consideration, from a financial point of view, are not necessarily opinions as to the fair value thereof to be determined by the Delaware Court of Chancery under Section 262 of the DGCL. Moreover, Bonds.com does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our stock is less than the Merger Consideration. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective date of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement by delivering a written withdrawal of such demand to the Company. After this 60-day period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the Merger, stockholders’ rights to appraisal (if available) will cease. As we have no obligation or present intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, except that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms of the Merger within 60 days after the effective date of the Merger. If we do not consent to a request to withdraw a demand for appraisal when that consent is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the exception in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex E to this information statement may result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of our Common Stock and Preferred Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of our Common Stock and Preferred Stock will be converted into the right to receive your allocation of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, in each case without interest and subject to any required withholding taxes.

If you are considering whether to demand appraisal of the fair value of your shares of Common Stock or Preferred Stock of the Company, you are urged to consult your own legal counsel.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with DGCL, at the effective date of the Merger, Merger Sub will merge with and into Bonds.com. Bonds.com will survive the Merger as a wholly-owned subsidiary of Parent.

Conversion of Shares of Series E-2 Stock; Procedures for Exchange of Series E-2 Preferred Stock

The conversion of shares of Series E-2 Stock into the right to receive the per share Merger Consideration, on the basis of the Company’s Certificate of Incorporation, without interest and subject to any required withholding taxes, will occur automatically at the effective date of the Merger. As soon as after the effective date of the Merger, the disbursing agent will mail a notice and letter of transmittal to each holder of record (other than the Company, Parent and Merger Sub, any of their respective subsidiaries and any stockholders who chose to exercise their appraisal rights) of our Common Stock and Preferred Stock. The letter of transmittal will be accompanied by instructions for use by each such holder in surrendering his, her or its stock certificates or transferring book-entry shares, as applicable, in exchange for the Merger Consideration, into which such shares shall have been converted in the Merger. Stockholders should not return stock certificates or transfer book-entry shares before receiving the letter of transmittal.

In the event of a transfer of ownership of shares of our Common Stock or Preferred Stock that is not registered in the records of our transfer agent, any Merger Consideration for such shares may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or accompanied by appropriate stock powers and otherwise is in proper form for transfer or such book-entry shares shall be properly transferred; and

•	the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

If you are entitled to any Merger Consideration under the Company’s Certification of Incorporation, the Merger Consideration paid upon surrender of shares of stock will be in full satisfaction of all rights relating to the shares of stock. Regardless of whether you surrender your shares, all shares of our Common Stock and Preferred Stock will be automatically cancelled upon completion of the Merger.

Trading and Deregistration of Bonds.com Common Stock

If the merger is completed, our Common Stock will be removed from the OTCQB Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

Regulatory Approvals Required for the Merger

Bonds.com, Inc., a registered broker-dealer and a wholly-owned subsidiary of Bonds.com Group, Inc., filed a continuing membership application (a “CMA”) with FINRA in connection with the change in ownership of the Company resulting from the completion of the Merger. Under FINRA rules, the CMA requesting approval of the change in control must be filed at least 30 days prior to the change in ownership. If the Merger is completed prior to receiving FINRA approval, then FINRA may place interim restrictions on Bonds.com, Inc. pending final approval of the change in ownership. Bonds.com, Inc. filed its CMA application with FINRA on March 20, 2014.

Other than as described above and the requirement relating to the expiration of 20 days from the dissemination of this information statement to Bonds.com’s stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

This section of this information statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 66.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Bonds.com, MTS Markets International, Inc., or any of their respective subsidiaries or affiliates.

The representations and warranties of Bonds.com contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Bonds.com or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Bonds.com’s public disclosures.

Effects of the Merger; Directors and Officers; Certificate of Incorporation and Bylaws

Subject to the terms and conditions of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into Bonds.com, with Bonds.com continuing as the surviving corporation. As a result of the Merger, Bonds.com will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Parent. The Merger will be effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until the earlier of their resignation or removal or until their respective successors have been duly elected and qualified. The individuals specified by Parent to Bonds.com shall be the initial officers of the surviving corporation and will hold office until the earlier of their resignation or removal or until their respective successors have been duly elected and qualified.

The certificate of incorporation of the surviving corporation will be amended in the Merger to be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until changed or amended in accordance with its terms and as provided by applicable law. The bylaws of the surviving corporation will be amended in the Merger to be in the form of the bylaws attached as an exhibit to the Merger Agreement, until changed or amended in accordance with its terms and as provided by applicable law.

Cancellation of Bonds.com Common Stock and Preferred Stock; Merger Consideration

On completion of the Merger, all shares of Common Stock and Preferred Stock will automatically be cancelled and will cease to exist, and each share of Common Stock and Preferred Stock that was outstanding immediately prior to the effective time of the Merger (other than shares (a) for which appraisal rights are properly exercised and not withdrawn under Delaware law and (b) owned by the Company, Parent or Merger Sub) will be automatically converted into the right to receive allocations of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, in each case without interest and subject to any required withholding taxes. In this manner, each holder of Series E-2 Stock will receive a percentage of the Merger Consideration equal to such holder’s percentage of the total liquidation preference payable to the Series E-2 Holders, all as determined at the effective time of the Merger. Please see “Liquidation Preferences and Merger Consideration” beginning on page 57 of this information statement for details on the allocation of the Merger Consideration under the Company’s Certificate of Incorporation.

Treatment of Bonds.com Stock Options and Warrants

Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

No later than ten (10) business days prior to the effective time, Bonds.com will notify each holder of an outstanding, unexpired and unexercised option to purchase shares of Common Stock that it is entitled to exercise such stock option prior to the effective time. From and after the effective time, pursuant to written notice delivered by the Company, all stock options will be terminated and will no longer be exercisable by the former holder thereof for any shares of our Common Stock or capital stock of the surviving corporation.

No later than ten (10) business days prior to the effective time, Bonds.com will notify each holder of an outstanding, unexpired and unexercised warrant to purchase shares of Common Stock or Preferred Stock that it is entitled to exercise such warrant prior to the effective time. From and after the effective time, pursuant to written notice delivered by the Company, all warrants will be terminated and will no longer be exercisable by the former holder thereof for any shares of our Common Stock or Preferred Stock, as applicable, or capital stock of the surviving corporation.

Stockholders Seeking Appraisal

The Merger Agreement provides that those stockholders who are entitled to demand and properly demand appraisal will not have the right to receive their allocation of the Merger Consideration, but will receive payment for the fair value of their shares of our Common Stock and Preferred Stock as determined in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our Common Stock or Preferred Stock, that holder’s shares will be treated as if they had been converted into and are exchangeable for the Merger Consideration as of the effective time without interest and the stockholder’s right to appraisal will be extinguished. Bonds.com must give Parent prompt notice of demands for appraisal and Bonds.com may not make a payment with respect to a demand for appraisal or settle any such demands without Parent’s prior written consent.

The fair value of shares of our Common Stock and Preferred Stock as determined in accordance with Delaware law may be more or less than (or same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. Additional details on appraisal rights are described above in “The Merger—Appraisal Rights.”

Payment for the Shares of Series E-2 Stock

Parent will designate a paying agent reasonably acceptable to us to make payment of the Merger Consideration as contemplated by the Merger Agreement. Prior to or at the time of the Merger, Parent will deposit with the paying agent the funds appropriate to pay the Merger Consideration to the holders of Series E-2 Stock on a timely basis.

As soon as reasonably practicable after the completion of the Merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your shares of Common Stock and Preferred Stock in exchange for your respective allocation of the Merger Consideration, if any. If you hold shares of Series E-2 Stock, the paying agent will promptly pay you your allocation of the Merger Consideration after you have (1) surrendered your shares of Series E-2 Stock and (2) provided to the paying agent a properly completed letter of transmittal and any other documents reasonable required by the paying agent. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to you will be reduced by any applicable withholding taxes. You should not surrender your shares of Series E-2 Stock without a letter of transmittal. If you hold shares of our Common Stock, Series A Stock, Series C Stock, Series E Stock, or Series E-1 Stock, you will be requested to surrender such shares even though such shares will not receive any Merger Consideration. Regardless of whether you surrender your shares of Common Stock, Series A Stock, Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, such shares will be automatically cancelled and will cease to exist at the effective time of the Merger.

If any stock certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such stock certificate, the paying agent or the surviving corporation, as the case may be, will pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed stock certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Bonds.com to Parent and Merger Sub, including representations and warranties relating to:

•	our organization, standing and power, and other corporate matters of Bonds.com and our subsidiaries;

•	ownership of our subsidiaries;

•	the authorization, execution, delivery and enforceability of the Merger Agreement and the related transaction agreements;

•	the capitalization of Bonds.com and our subsidiaries;

•	the absence of conflicts or violations under our organizational documents, contracts or law, and required consents and approvals;

•	brokerage and finders’ fees and other expenses payable by us with respect to the Merger;

•	reports, schedules, forms, statements and other documents filed with the SEC and the accuracy of the information in those documents;

•	our compliance with applicable laws;

•	the absence of litigation;

•	the absence of certain changes or events since January 1, 2013;

•	tax matters;

•	our intellectual property;

•	our real property and tangible assets;

•	our employee benefit plans, employment matters, and labor matters;

•	our material contracts;

•	undisclosed liabilities;

•	our permits and governmental approvals and clearances;

•	our compliance with environmental laws and other environmental matters;

•	the opinion of our financial advisor;

•	this information statement;

•	the recommendation of our Board of Directors and the sufficiency of the vote of the Approving Stockholders;

•	the inapplicability of takeover statutes;

•	our insurance policies; and

•	regulatory matters.

The Merger Agreement also contains representations and warranties made by Parent and Merger Sub to Bonds.com, including representations and warranties relating to:

•	organization, standing and power, and other corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and related transaction agreements;

•	the absence of conflicts or violations under organizational documents, contracts or law, and required consents and approvals;

•	the operations of Merger Sub;

•	the absence of certain arrangements and litigation;

•	the lack of brokerage and finders’ fees payable by Parent with respect to the Merger; and

•	Parent’s lack of ownership of our Common Stock.

The representations and warranties of each of the parties to the Merger Agreement will expire twelve months after the closing date, except that certain fundamental representations and warranties will expire twenty-four months after the closing date.

Conduct of Business Pending the Merger

From the date of the Merger Agreement through the effective date of the Merger or, if earlier, the termination of the Merger Agreement, Bonds.com has agreed (and has agreed to cause its subsidiaries) to conduct its respective businesses in the ordinary course and comply with applicable laws, keep available the services of its present officers and key employees, preserve its assets and preserve its relationships with customers, suppliers, licensees, lessees and other third parties.

In addition, during the same period, Bonds.com has also agreed that, subject to certain exceptions, without the prior written consent of Parent, it will not, and will not permit its subsidiaries to:

•	do or effect any of the following actions with respect to its securities:

•	adjust, split, combine or reclassify its capital stock;

•

make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except from holders of stock options or warrants in full or partial payment of any exercise price and any applicable taxes payable by such holder upon exercise to the extent required or permitted under the terms of such stock options or warrants);

•	grant any person any right or option to acquire any shares of its capital stock;

•	issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the stock options or warrants that are outstanding as of the date hereof); or

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

•	directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

•	make or propose any changes the Company’s certificate of incorporation or bylaws;

•	merge or consolidate with any other person;

•	acquire assets of any other person outside of the ordinary course of business consistent with past practice, or acquire capital stock of any other person;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity or pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business or as reflected or reserved against in the most recent financial statements;

•	create any subsidiaries;

•	enter into any material contract other than sales promotion, market research, marketing consulting, advertising agreements or customer user agreements in the ordinary course of business with terms substantially the same as the Company’s form of customer user agreement provided to Parent, including no restriction on the use of customer data, disclaimers of warranties and a cap on liabilities;

•	enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee, or otherwise increase the compensation or benefits provided to any present or former officer, director, consultant or employee except as may be required by applicable law, or grant, or reprice the exercise or payment of any of the stock options or other equity-based awards (with certain limited exceptions);

•	enter into, adopt or materially amend any employee benefit plan or employment arrangement, except as may be required by applicable law;

•	fail to pay the accounts payable, debts, taxes, regulatory or license fees, and other obligations of Company or any of its subsidiaries when due;

•	take any action that could give rise to severance benefits payable to any officer or director as a result of consummation of the Merger;

•	change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by the Company’s regular independent accountants;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract;

•	enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted in response to an unsolicited acquisition proposal);

•	incur, authorize or commit to any capital expenditures;

•	permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

•	permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

•	with respect to any intellectual property and with respect to any rights to intellectual property granted under any material contract (other than customary licenses to intellectual property granted to end users or third party manufacturers or service providers in the ordinary course of business consistent with past practice):

•	transfer, assign or license to any person any rights to such intellectual property;

•	abandon, permit to lapse or otherwise dispose of any such intellectual property;

•	make any change in such intellectual property that would reasonably be expected to impair such intellectual property or the Company’s rights with respect thereto; or

•	disclose to any person (other than representatives of Parent), any trade secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a person that is subject to confidentiality obligations; or

•	agree in writing or otherwise to take any of the foregoing actions.

In addition, during the same period, Bonds.com has also agreed that it will, and will cause each of its subsidiaries to: (a) timely file all tax returns required to be filed by or on behalf of such entity; (b) timely pay all taxes shown as due and payable such tax returns; (c) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practices for all taxes payable but not yet due; and (d) promptly notify the Parent of any actions pending against or with respect to such entity in respect of any amount of tax and not settle or compromise any material tax liability with the Parent’s consent, which will not be unreasonably withheld.

Further, during the same period, except in the ordinary course of business and consistent with past practices, the Company and its subsidiaries will not, without prior written consent of Parent: (a) file any material amended tax return or claim for a material tax refund; (b) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material taxes; (c) settle or compromise material tax liability or surrender the right to a material tax refund; (d) make or change any material tax election; and (e) change any tax accounting period or change any material method of tax accounting.

Stockholder Action by Written Consent

Immediately after the execution of the Merger Agreement, Bonds.com submitted a form of irrevocable written consent adopting the Merger Agreement to the Approving Stockholders. If such stockholder written consent had not been delivered by the Approving Stockholders (other than UBS Americas Inc.) to the Company and Parent within five business days, and with respect to the written consent of UBS Americas Inc., ten business days, after the execution of the Merger Agreement, Parent would have had the right to terminate the Merger Agreement. Subsequent to the execution of the Merger Agreement, Parent agreed to forbear for an additional five business days, its right to terminate the Merger Agreement due to the failure of UBS Americas Inc. to deliver the written consent of UBS Americas Inc. so long as within the initial ten-business-day period, UBS Americas Inc. did not indicate in writing that it would not deliver a written consent to approve the Merger.

Following the execution of the Merger Agreement, Bonds.com received and delivered to Parent the stockholder written consent executed by the Approving Stockholders other than UBS Americas Inc. (a copy of which is attached as Annex B) and subsequently the stockholder written consent of UBS Americas Inc. (a copy of which is attached as Annex C). The requisite stockholder approval was obtained upon receipt of the stockholder written consent of UBS Americas Inc. on March 19, 2014. The written consents of the Approving Stockholders represent the following percentages of outstanding shares entitled to act by written consent:

•	100% of the outstanding shares of Series A Stock;

•	87.95% of the outstanding shares of Series C Stock;

•	83% of the outstanding shares of Series E Stock, Series E-1 Stock and Series E-2 Stock, voting together;

•	83% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis; and

•	70% of the outstanding shares of stock entitled to vote on the matter (which is comprised of our Common Stock, Series C Stock, Series E Stock and Series E-2 Stock), voting together (with the Series C Stock, Series E Stock and Series E-2 Stock voting on an as-converted-to-Common Stock basis).

Therefore, no further approval by Bonds.com’s stockholders is required in connection with the Merger Agreement or the Merger.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, Bonds.com, Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and satisfy all conditions to, in the most expeditious manner practicable, the merger and the transactions, or prevent or avoid a breach of any of the Company’s or its subsidiaries contracts or other obligations, including:

•	the obtaining of all necessary actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other registrations and filings (including other filings with governmental authorities, if any);

•	the obtaining of all material consents, approvals or waivers from, and providing notice to, third parties that are required in connection with the consummation of the merger and the transactions;

•	the preparation of this information statement; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions, and to fully carry out the purposes of the Merger Agreement.

In addition, each of the Company and the Company Board will, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or any of the merger and the other transactions, take all actions necessary to ensure that the merger and the other transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger Agreement, the merger and the other transactions. Notwithstanding the foregoing or any other provision of the Merger Agreement to the contrary, in no event will Parent or the surviving corporation be obligated to, and the Company and its subsidiaries will not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective subsidiaries.

The Company and Parent will consult with each other in advance of, and reasonably consider each other’s views concerning, all material communications, whether written or oral, with a governmental authority regarding the Merger Agreement, the Merger and the other transactions contemplated thereby. Subject to the relevant governmental authority’s permission, each of Parent and the Company will provide the other person advance notice of, and permit the other person, or their agent, to attend and participate in, all meetings, conferences and material communications with a governmental authority regarding the Merger Agreement, the Merger and the other transactions contemplated hereby. The Company will timely pay all filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made by the Company in connection with the Merger, this Agreement and the other transactions contemplated hereby under the rules of FINRA and applicable states.

Following the execution of Merger Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, executed and delivered to the Company a written consent adopting the Merger Agreement.

Conditions to the Merger

The consummation of the Merger is subject to certain customary closing conditions, as described further below.

Conditions to Each Party’s Obligations

Each party’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Merger and the transactions will have received stockholder approval, and Parent will have received the executed consents of the Approving Stockholders evidencing such stockholder approval.

•	the Merger and the transactions will have received approval from FINRA to consummate the Merger as required by NASD Membership and Registration Rule 1017(c).

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by Parent of the following conditions:

•	the Company will have complied with and duly performed, in all material respects, all agreements and covenants on their part to be complied with and performed pursuant to or in connection with the Merger Agreement on or before the closing date;

•	the representations and warranties of the Company with respect to the capitalization of the Company will be true and correct as of the closing date in all material respects as if made on the closing date (with it being understood that representations and warranties that address matters only as of a specified date will be determined as of that specified date), and each of the other representations and warranties made by the Company will be true and correct in all respects as of the closing date as if made on the closing date, except for inaccuracies which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a material adverse effect (with it being understood that representations and warranties that address matters only as of a specified date will be determined as of that specified date);

•

(a) no action will have been instituted or threatened by any governmental authority of competent jurisdiction challenging or seeking to make illegal, materially delay, or otherwise, restrain or prohibit, the transactions, (b) no governmental authority or court of competent jurisdiction will have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the transactions and (c) no governmental authority or court of competent jurisdiction will have taken any action or enacted, entered, enforced, promulgated or issued any law is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subsection (a) above;

•	there will have been no material adverse effect since December 31, 2013;

•	Parent will have received a certificate dated the closing date and executed by the chief administrative officer or chief financial officer of the Company certifying satisfaction of the conditions set forth above;

•	the Company Board (or a special committee thereof) will not have made a change in its recommendation to the Company’s stockholders;

•	Parent will have received all of the ancillary agreements, duly executed and delivered by the parties thereto (other than Parent and Merger Sub);

•	the Company will have delivered satisfactory evidence that certain encumbrances in respect of the properties and assets of the Company and the subsidiaries will have been discharged at or prior to closing or will be discharged from the payment of closing liabilities from proceeds of the transaction; and

•	Parent will have received a complete and accurate copy of the Company’s audited 2013 financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2013 and the related statements of income, retained earnings, stockholders’ equity and cash flows for the year then ended, and such financial statements are consistent in all material respects with the unaudited version furnished to Parent by the Company.

Conditions to Bonds.com’s Obligations

Bonds.com’s obligation to effect the Merger is further subject to the satisfaction or waiver by Bonds.com of the following conditions:

•	on or before the closing date, the Parent and Merger Sub will have complied with and duly performed, in all material respects, all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with the Merger Agreement on or before the closing date;

•	the representations and warranties made by Parent will be true and correct in all respects as of the closing date, except for inaccuracies which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a material adverse effect;

•	(a) no action will have been instituted or threatened by any governmental authority of competent jurisdiction challenging or seeking to make illegal, materially delay, or otherwise, restrain or prohibit, the transactions, (b) no governmental authority or court of competent jurisdiction will have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the transactions and (c) no governmental authority or court of competent jurisdiction will have taken any action or enacted, entered enforced promulgated or issued any law is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subsection (a) above;

•	the Company will have received a certificate dated the Closing Date and executed by an authorized officer of the Parent to the effect that the conditions certifying satisfaction of the above conditions; and

•	the Company will have received all of the ancillary agreements, duly executed and delivered by the parties thereto (other than the Company).

Definition of Material Adverse Effect

A “material adverse effect” means:

(a) with respect to any party, any event, change or effect, individually or in the aggregate with all such other events, changes or effects, has occurred which has a material adverse effect on the business, assets, liabilities

(contingent or otherwise), results of operations or financial condition of such party and its Subsidiaries taken as a whole or the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that a material adverse effect will not include (either alone or in combination) any change in or effect upon such party or any of its subsidiaries directly or indirectly arising out of or attributable to: (i) conditions affecting the industry or industry sector in which such party or any of its Subsidiaries participates, or the U.S. economy as a whole or in any location where that party or any of its Subsidiaries has material operations (provided, that the impact on such party is not materially disproportionate to the impact on other similarly situated entities); (ii) conditions affecting the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world (provided, that the impact on such party is not materially disproportionate to the impact on other similarly situated entities); (iii) acts of war, sabotage, or terrorism; (iv) the announcement or pendency of the Merger Agreement and the transactions, including to the extent arising therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) contracts with actual or potential customers, suppliers, or potential disruption in the relationship of the party or any of its subsidiaries with any of its customers, suppliers, distributors, venture partners, or other business partners, or (B) the loss or departure of any officers or employees of such party or any of its subsidiaries; (v) the taking of any action approved or consented to by the other party, or the failure to take any action to which the other party has approved or consented in writing or otherwise requested in writing; (vi) the failure to take any action specifically prohibited by the Merger Agreement; (vii) any change in accounting requirements or principles or any change in applicable law, or the interpretation of them; (viii) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); and (ix) failure by the Company to meet internal projections or forecasts, or published revenue or earnings predictions; or

(b) with respect to the Company and its subsidiaries, (i) the existence of any liability or obligation of the Company or any of its subsidiaries (including any contingent liability) that could reasonably be expected to amount to $1 million or more and which was not disclosed to Parent as of the date hereof, unless (A) the Company agrees to include the liability as a closing liability, (B) the liability is a specified stockholder claim covered by the Merger Agreement, or (c) the liability is an appraisal rights claim covered by the Merger Agreement; (ii) the termination of that certain Software Licensing, Hosting, Joint Marketing, and Services Agreement by and among InterDealer Securities, LLC, InterDealer Technologies, LLC and the Company, dated July 8, 2009 (but not the failure to reach agreement on terms left to be determined under the amendment to the agreement dated February 28, 2014); or (iii) any event, change or effect which has a material adverse effect on (A) the ability of the Company or any of its subsidiaries to retain all licenses and permits from governmental and quasi-governmental authorities that it holds as of the date hereof and that are required for it to conduct its business, including the ability of Bonds.com, Inc. to retain its registration as a broker dealer under the Exchange Act or its membership in FINRA or (B) the ability of Bonds.com, Inc. to do business as a broker dealer with customer accounts after the closing.

No Solicitation of Other Offers

Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company will not, and will direct its representatives not to, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal, (b) participate in any negotiations regarding an acquisition proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the knowledge of the Company, is considering making an acquisition proposal, (c) engage in discussions regarding an acquisition proposal with any person that has made or, to the knowledge of the Company, is considering making an acquisition proposal, except to notify such person as to the existence of the solicitation restriction, (d) approve, endorse, or recommend any acquisition proposal, (e) enter into any letter of intent or agreement in principle or any agreement providing for any acquisition proposal (except for permitted confidentiality agreements), (f) otherwise cooperate with, or assist or participate in, encourage or knowingly facilitate any effort or attempt by any person (other than Parent, Merger Sub or their representatives) with respect to, or which would reasonably be expected to result in, an acquisition proposal, or (g) exempt any person from the restrictions contained in any state takeover or similar laws. In order to comply with its fiduciary duties, the Company Board was permitted to engage in discussions and to share information in consideration of an unsolicited superior proposal prior to receipt of stockholder approval.

The term “superior proposal” means an acquisition proposal which the Company Board determines in its good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be more favorable to the Company stockholders from a financial point of view than the Merger, taking into account all relevant factors (including, among other things, expected timing, risk of consummation, regulatory issues and approvals, all terms and conditions, and any proposed changes to this Agreement that may be proposed by Parent in a binding written offer in response to such acquisition proposal).

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of Parent and Bonds.com;

•	by either Bonds.com or Parent if:

•	there will be any applicable law that makes consummation of the Merger illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction permanently enjoining Parent or the Company from consummating the Merger will have been entered and such judgment, injunction, order or decree will have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose breach of any representation or warranty set forth in the Merger Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of any such applicable law or judgment, injunction, order or decree;

•	the Merger has not been consummated before June 30, 2014; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose breach of any representation or warranty set forth in the Merger Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 2014; or

•	(a) the terminating party is not in material breach of its obligations under the Merger Agreement and (b) there has been a material breach by the other party or its affiliates of any of its covenants or agreements contained in the Merger Agreement and such breach will not have been cured within 30 days after notice thereof will have been received by the party alleged to be in breach; or

•	by Parent if:

•	the Company Board has (a) withdrawn, modified, or changed its recommendation in a manner adverse to Parent, or (b) approved or recommended any acquisition proposal;

•	the Company breaches or fails to perform any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a conditions set forth under “The Merger Agreement—Conditions to the Merger—Conditions to Parent’s and Merger Sub’s Obligations”;

•

a written consent executed by the Approving Stockholders other than UBS Americas Inc. had not been delivered to Parent and Bonds.com within five business days following the execution of the Merger Agreement, and with respect to the written consent of UBS Americas Inc., within ten business days following the execution of the Merger Agreement. Subsequent to the execution of the Merger Agreement, Parent agreed to forbear for an additional five business days, its right to terminate the Merger Agreement due to the failure of UBS Americas Inc. to deliver the written consent of UBS Americas Inc. so long as within the initial ten-business-day period, UBS Americas Inc. did not indicate in writing that it would not deliver a written consent to approve the Merger; or

•	by Bonds.com if:

•	Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a conditions set forth under “The Merger Agreement—Conditions to the Merger—Conditions to Bonds.com’s Obligations”; or

•	prior to the receipt of stockholder approval (which was obtained upon delivery of the written consent by the Approving Stockholders), in accordance with the terms of the Merger Agreement, Bonds.com (a) executes a definitive agreement with respect to a superior proposal and (b) pays to Parent the termination fee.

Termination Fees and Expenses

Termination Fee

We must pay to Parent a termination fee of $750,000, if:

•	either party terminates the Merger Agreement because the closing has not occurred on or before June 30, 2014 and (a) there is a publicly announced proposal by a third party contemplating an acquisition proposal that is pending as of June 30, 2014, and (b) within 12 months after such termination the Company or its subsidiaries has entered into a definitive agreement relating to an acquisition proposal or an acquisition proposal has been consummated by the Company;

•	Parent terminates the Merger Agreement because the Company Board of Directors (a) withdrew, modified or changed its recommendation with respect to the Merger Agreement the transactions contemplated thereby in a manner that is adverse to Parent, or (b) approved or recommended any acquisition proposal with a third party; or

•	Parent terminates the Merger Agreement because there has been a material breach by the Company and (a) at the time of terminate, there is a publicly announced proposal by a third party contemplating an acquisition proposal that is pending and has not been withdrawn, and (b) within 12 months after such termination the Company or its subsidiaries has entered into a definitive agreement relating to an acquisition proposal or an acquisition proposal has been consummated by the Company.

Reimbursement of Expenses

All out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such cost or expenses, except that we may be required to reimburse Parent for reasonably documented out-of-pocket fees and expenses incurred by Parent and its affiliates in connection with the transactions contemplated by the Merger Agreement if Parent terminates the Merger Agreement because a written consent executed by the Approving Stockholders (other than UBS Americas Inc.) had not been delivered to Parent and Bonds.com within five business days following the execution of the Merger Agreement, and with respect to the written consent of UBS Americas Inc., within ten business days following the execution of the Merger Agreement. Subsequent to the execution of the Merger Agreement, Parent agreed to forbear for an additional five business days, its right to terminate the Merger Agreement due to the failure of UBS Americas Inc. to deliver the written consent of UBS Americas Inc. so long as within the initial ten-business-day period, UBS Americas Inc. did not indicate in writing that it would not deliver a written consent to approve the Merger.

Indemnification; Exclusive Remedy

The parties have agreed that indemnification will be the sole and exclusive remedy (other than equitable remedies) in connection with the Merger Agreement, the escrow agreement, the ancillary agreements, and the related transactions. This limitation does not apply to fraud claims.

Under the Merger Agreement, the representations and warranties of each of the parties will survive the closing date for a period of twelve months and then expire, except that certain fundamental representations and warranties will survive the closing date for a period of twenty-fourth months. In addition, all covenants and agreements contained in the Merger Agreement and the ancillary agreements (other than escrow agreement) and the indemnification responsibilities related thereto will survive the closing date for a period of two years.

Neither party is entitled to bring a claim for indemnification until such claims exceed $100,000 in the aggregate, except that either party may bring a claim for indemnification for a breach of any fundamental representation and warranty for amounts under $100,000.

Escrow

The parties have agreed to escrow $1.5 million of the Merger Consideration to satisfy indemnification claims. The escrow amount, to the extent it is not used to satisfy indemnification claims or retained for unresolved claims, will be released to the Series E-2 Stockholders as follows: (a) $500,000 on the twelve-month anniversary of the closing date; (b) $500,000 on the eighteen-month anniversary of the closing date; and (c) $500,000 on the twenty-four anniversary of the closing date, subject to certain exceptions.

Amendment, Extension and Waiver

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Merger Agreement by the Company Stockholders, but after any such approval, no amendment will be made that by law requires further approval or authorization by the Company stockholders without such further approval or authorization. Further, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

Governing Law

The Merger Agreement or any claims arising under or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

LIQUIDATION PREFERENCES AND MERGER CONSIDERATION

On completion of the Merger, all shares of Common Stock and Preferred Stock will automatically be cancelled and will cease to exist, and as further described below, each share of Common Stock and Preferred Stock that was outstanding immediately prior to the effective time of the Merger (other than shares (a) for which appraisal rights are properly exercised and not withdrawn under Delaware law and (b) owned by the Company, Parent or Merger Sub) will be automatically converted into the right to receive allocations of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, in each case without interest and subject to any required withholding taxes. Holders of Company options and warrants will have the opportunity to exercise their options and warrants prior to the Merger. From and after the completion of the Merger, holders of options and warrants outstanding immediately prior to the Merger will not receive any consideration in respect thereof.

The merger consideration payable under the Merger Agreement is an amount equal to $15 million, minus transaction costs, minus closing liabilities, and plus or minus a working capital adjustment (to the extent the adjustment is outside the agreed upon collar), which we refer to as the “Merger Consideration.” The projected net proceeds of approximately $13 million will be substantially less than the aggregate liquidation preference of the Series E-2 Stock (and substantially less than the aggregate invested capital by the holders of Series E-2 Stock), which is entitled to the most senior liquidation preference under the Company’s Certificate of Incorporation in a transaction of this size. Consequently, all Merger Consideration will be paid to the holders of Series E-2 Stock. Holders of Common Stock, Series A Stock, Series C Stock, Series E Stock, or Series E-1 Stock will not receive any consideration in the Merger with respect to such stock. The actual amount of net proceeds will vary based on a number of facts and circumstances, including the amounts of working capital, closing liabilities, and transaction expenses at the time of closing.

In accordance with the Company’s Certificate of Incorporation, in a transaction with net proceeds less than or equal to the total stated value of the Series E Stock, Series E-1 Stock and Series E-2 Stock (the “Total Stated Value”), the Series E-2 Stock is treated as the most senior series of preferred stock; however, in a transaction with net proceeds greater than the Total Stated Value, the Series E Stock, Series E-1 Stock and Series E-2 Stock would share in the net proceeds, pari passu, up to the aggregate liquidation preference of the Series E Stock, Series E-1 Stock and Series E-2 Stock. As of March 19, 2014, the Total Stated Value was approximately $32.165 million and the liquidation preference of the Series E-2 Stock was approximately $21.98 million. As a result, if the Merger had been completed as of March 19, 2014, all of the net proceeds of approximately $13 million would be applied to the liquidation preference of the Series E-2 Stock.

The following tables illustrate (a) the respective aggregate liquidation preference of each series of Preferred Stock and (b) the cumulative liquidation preferences of series of Preferred Stock senior to the applicable series of capital stock for transactions involving, in each case as calculated as of March 19, 2014 in accordance the Company’s Certificate of Incorporation for a transaction with net proceeds (1) less than or equal to the Total Stated Value and (2) greater than Total Stated Value:

Net proceeds less than or equal the Total Stated Value:

Classes of Stock, Listed From Most Senior Liquidation Preference to Common Stock	Liquidation Preference of Applicable Series of Stock	Cumulative Liquidation Preferences of Preferred Stock Senior to Applicable Class or Series
Series E-2 Stock (most senior)	$21.98 million	$0
Series E and E-1 Stock	$10.185 million	$21.98 million
Series C Stock	n/a	n/a
Series A Stock	n/a	n/a
Common Stock	n/a	n/a

Net proceeds greater than Total Stated Value:

Classes of Stock, Listed From Most Senior Liquidation Preference to Common Stock	Liquidation Preference of Applicable Series of Stock	Cumulative Liquidation Preferences of Preferred Stock Senior to Applicable Class or Series
Series E, E-1 and E-2 Stock (pari passu)	$69.7 million	$0
Series C Stock	$6.5 million	$69.7 million
Series A Stock	$85 thousand	$76.2 million
Common Stock	$0	$76.9 million

If you are a holder of Series E-2 Stock, on surrender of your Series E-2 Stock, you will receive a total amount equal to your allocation of the Merger Consideration, if any, on the basis of the Company’s Certificate of Incorporation, without interest and subject to required tax withholdings, and subject to any amounts placed in escrow. In this manner, each holder of Series E-2 Stock will receive a percentage of the Merger Consideration equal to such holder’s percentage of the total liquidation preference payable to the holders of Series E-2 Stock, all as determined at the effective time of the Merger.

Because each share of Series E-2 Stock has an accruing dividend, and because the holders of Series E-2 Stock purchased shares of Series E-2 Stock at different times, the Merger Consideration to be received per share of Series E-2 Stock will vary as a result of the dividend accrued. For example, if the Merger had been completed as of March 19, 2014, based on the assumption of projected net proceeds of approximately $13 million, shares of Series E-2 Stock issued on the following dates and held through the assumed closing date of the Merger would receive approximately the following amounts of Merger Consideration per share:

Series E-2 Stock
Date of Issuance	$ per share
12/5/2011	$700.00
1/24/2012	$690.00
6/8/2012	$670.00
2/28/2013	$640.00

The actual Merger Consideration to be received per share of Series E-2 Stock will therefore depend on the amount of accrued dividend for such share through the closing date of the Merger. The actual amount of net proceeds will vary based on a number of facts and circumstances, including the amounts of working capital, closing liabilities, and transaction expenses at the time of closing.

The Merger Consideration to be paid at closing will be reduced by (a) $1.5 million, which will be placed in escrow to cover potential indemnification claims, if any, and (b) $100,000 (subject to increase to up to $200,000), which will be placed in escrow to cover expenses of the stockholder representative, if any. These portions of the Merger Consideration will be distributed to the stockholders, if at all, in accordance with the terms of the escrow agreement and the Merger Agreement.

Because the Merger is subject to a number of conditions, some of which are beyond the control of the Company, the precise timing of completion of the Merger cannot be predicted with certainty. Furthermore, there can be no assurance that the Merger will be completed at all.

MARKET PRICE OF OUR COMMON STOCK

General

Our Certificate of Incorporation provides that we may issue:

(a)	up to 1,500,000,000 shares of Common Stock, of which, as of March 19, 2014, (i) 243,438 shares were issued and outstanding, (ii) 1,348,192 shares were reserved for issuance upon the conversion of outstanding Preferred Stock, (iii) 570,531 shares were reserved for future issuance upon the exercise of outstanding options to purchase Common Stock, (iv) 1,210,183 shares were reserved for future issuance under outstanding warrants to purchase Common Stock, and (v) 107,840 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements;

(b)	508,000 shares of Series A Stock, of which, as of March 19, 2014, (i) 215 shares were issued and outstanding, (ii) 446 shares were reserved for future issuance under outstanding warrants to purchase Series A Stock, and (iii) 563 shares of Series A Stock were reserved for issuance upon the conversion of outstanding Preferred Stock;

(c)	10,000 shares of Series C Stock, all of which were issued and outstanding as of March 19, 2014;

(d)	12,000 shares of Series E Stock, of which 11,183 shares were issued and outstanding as of March 19, 2014;

(e)	1,400 shares of Series E-1 Stock, of which 1,334 shares were issued and outstanding as of March 19, 2014; and

(f)	20,000 shares of Series E-2 Stock, of which 19,000 shares were issued and outstanding as of March 19, 2014.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is quoted on the OTCQB Market (which is operated by the OTC Market Group, Inc.) under the symbol “BDCG.” The market for our Common Stock is limited and subject to volatility. There is no certainty that our Common Stock will continue to be quoted on the OTCQB Market or that any liquidity exists for our stockholders.

The following table contains information about the range of high and low sales prices per share of Common Stock, and trading volume, for each quarterly period indicated based on reports of transactions on the OTCQB Market and the OTC Bulletin Board (on which our Common Stock was previously quoted):

Sales Price per share of Common Stock and Trading Volume in shares (1)
Fiscal Quarter End	Low		High		Volume
March 31, 2012—OTC Bulletin Board		$20.00		$40.00	1,684
June 30, 2012—OTCQB Market		$6.00		$80.00	1,939
September 30, 2012—OTCQB Market		$16.00		$28.00	2,451
December 31, 2012—OTCQB Market		$4.00		$80.00	2,260
March 31, 2013—OTCQB Market		$4.40		$8.00	3,500
June 30, 2013—OTCQB Market		$7.20		$9.00	14,252
September 30, 2013—OTCQB Market	$	N/A	$	N/A	0
December 31, 2013—OTCQB Market		$0.76		$1.54	3,084
March 31, 2014 (through March 19, 2014)—OTCQB Market		$0.40		$2.00	15,039

(1)	On April 25, 2013, the Company implemented a 1-for-400 reverse split of the Common Stock, which in accordance with the Company’s Certificate of Incorporation, also resulted in a 1-for-400 reverse split of the Series A Stock. Trading of the Common Stock on a post-reverse stock split adjusted basis on the OTCQB Market began on April 26, 2013. All historic share and per-share information in this information statement have been retroactively adjusted to reflect the reverse stock split.

As of March 5, 2014, the last trading day before the announcement of the Merger Agreement, the most recent closing sale price of our Common Stock on the OTCQB was $0.76 per share. As of March 31, 2014, the last trading day before the date of this information statement, the most recent closing sale price of our Common Stock on the OTCQB was $1.29 per share. You are encouraged to obtain current market quotations for our Common Stock.

Following the Merger, there will be no further market for our Common Stock, and our Common Stock will no longer be quoted on the OTCQB and will be deregistered under the Exchange Act. As a result, we will no longer file periodic reports with the SEC on account of our Common Stock.

Dividends

We did not pay cash dividends in 2011, 2012 or 2013, and we currently do not anticipate that we will pay any cash dividends on shares of our Common Stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, and other indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. In addition, under the Merger Agreement we are prohibited from declaring any dividend without Parent’s prior written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our (a) Common Stock, (b) Series A Stock, (c) Series C Stock, (d) Series E, E-1 and E-2 Stock, and (e) Series C, E, E-1 and E-2 Stock (as of March 19, 2014, unless otherwise indicated) for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of the outstanding shares of our Common Stock;

•	each of our non-employee directors;

•	each of our named executive officers; and

•	all directors, director nominees and current executive officers of the Company as a group.

	Common Stock			Series A		Series C		Series E, E-1, and E-2 as a Group		Series C, E, E-1, and E-2 as a Group
Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned (2)(3)	Aggregate Voting Percentage (2)(4)	Shares of Series A Stock Beneficially Owned (2)	Percentage of Series A Stock Owned (2)(3)	Shares of Series C Convertible Preferred Owned (2)(3)	Percentage of Series C Stock Owned (2)(3)	Shares of Series E, E-1, and E-2 Convertible Preferred Owned (2)(3)	Percentage of Votes of Series E, E-1, and E-2 Stock Owned (2)(3)	Shares of Series C, E, E-1, and E-2 Convertible Preferred Owned (2)(3)	Shares of Series C, E, E-1, and E-2 Common Equivalents (2)(3)	Percentage of Series C, E, E-1, and E-2 Stock Votes (2)(3)
Directors and Executive Officers:
Henri J Chaoul, Ph. D. (5)	16,625	6.40%	1.03%
Michel Daher (6)	773,822	76.08%	39.71%					10,000	31.05%	10,000	416,681	29.67%
Marc Daher (7)	773,822	76.08%	39.71%					10,000	31.05%	10,000	416,681	29.67%
Philip Goodeve
Michael Gooch
Patricia Kemp (8)	34,771	12.50%	2.14%
George O’ Krepkie (9)	102,628	29.66%	6.06%
John Ryan (10)	31,916	11.62%	1.97%
Michael Trica (11)	45,942	15.88%	2.85%					600	1.83%	600	24,514	1.75%
John Simmons
All Directors and Executive Officers as a Group:	1,005,704	80.56%	46.66%					10,600	32.87%	10,600	441,195	31.41%
Five Percent Beneficial Owners:
Oak Investment Partners XII, LP (12)	610,257	71.49%	33.14%			8,795	87.95%	7,267	22.75%	16,062	360,258	25.65%
Daher Bonds Investment Company (13)	464,294	65.61%	25.71%					6,000	18.63%	6,000	250,009	17.80%
GFINET Inc. (14)	444,919	64.64%	24.73%					5,667	17.71%	5,667	237,686	16.92%
Mida Holdings (15)	309,528	55.99%	17.85%					4,000	12.42%	4,000	166,672	11.87%
Edwin L. Knetzger III (16)	284,084	60.16%	16.54%					2,434	7.65%	2,434	102,614	7.31%
Dan Tully (17)	464,294	45.24%	11.89%					2,434	7.65%	2,434	102,614	7.31%
Thomas Thees (18)	195,000	44.49%	10.92%
Bonds MX, LLC (19)	184,755	43.16%	11.04%					2,434	7.65%	2,434	102,614	7.31%
Jefferies (20)	158,971	39.51%	9.56%					2,072	6.52%	2,072	87,543	6.23%
Montpelier Investments Holdings Ltd. (21)	73,518	23.20%	4.52%					1,000	2.82%	1,000	37,804	2.69%
John Barry III (22)	51,598	21.20%	3.24%
Laidlaw Related (23)	59,173	21.07%	3.63%
Mark Hollo (24)	59,709	20.19%	3.63%
John Barry IV (25)	51,078	19.77%	3.18%
BR-Trust (26)	52,342	17.70%	3.18%
Fund Holdings LLC (27)	42,395	17.42%	2.66%
Trimarc Captial (28)	45,942	15.88%	2.85%					600	1.83%	600	24,514	1.75%
XOL Holdings (29)	38,690	13.72%	2.40%					500		500	20,834	1.48%
Robert Jones (30)	34,025	12.91%	2.13%					267	0.84%	267	11,281	0.80%
David Weisberger (31)	31,961	11.61%	1.97%			114	1.14%			114	711	0.05%

	Common Stock			Series A		Series C		Series E, E-1, and E-2 as a Group		Series C, E, E-1, and E-2 as a Group
Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned (2)(3)	Aggregate Voting Percentage (2)(4)	Shares of Series A Stock Beneficially Owned (2)	Percentage of Series A Stock Owned (2)(3)	Shares of Series C Convertible Preferred Owned (2)(3)	Percentage of Series C Stock Owned (2)(3)	Shares of Series E, E-1, and E-2 Convertible Preferred Owned (2)(3)	Percentage of Votes of Series E, E-1, and E-2 Stock Owned (2)(3)	Shares of Series C, E, E-1, and E-2 Convertible Preferred Owned (2)(3)	Shares of Series C, E, E-1, and E-2 Common Equivalents (2)(3)	Percentage of Series C, E, E-1, and E-2 Stock Votes (2)(3)
Kazazian Capital Master Fund, L.P. (32)	29,407	10.78%	1.83%					400	1.13%	400	15,122	1.08%
Otis Angel LLC (33)	25,000	10.27%	1.57%
Plough Penny Partners (34)	23,856	8.93%	1.49%					312		312	13,143	0.94%
H.Eugene Lockhart (35)	18,894	7.21%	1.17%
Tully Capital Partners, LLC (36)	16,250	6.26%	1.01%
Richard B Coons (37)	16,099	6.21%	1.01%					212		212	8,957	0.64%
Duncan Family LLC (38)	12,500	5.14%	0.79%
UBS Americas, LLC (39)				661	100.00%			1,334	4.20%	1,334	56,362	4.01%

(1)	Unless otherwise noted, the address of each person is c/o Bonds.com Group, Inc., 1500 Broadway, 31st Floor, New York, New York 10036.
(2)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date but such security is not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.
(3)	The following voting percentages were required to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement: (a) a majority of the outstanding shares of Series A Stock; (b) 67% of the outstanding shares of Series C Stock; (c) 66.6% of the outstanding shares of Series E Stock, Series E-1 Stock, and Series E-2 Stock, voting together; and (d) 66.6% of the outstanding shares of Series C Stock, Series E Stock, Series E-1 Stock and Series E-2 Stock, all voting together on an as-converted-to-Common Stock basis. As of March 19, 2014, each share of Series C Stock is convertible into 6 shares of Common Stock, each share of Series E Stock is convertible into 42 shares of Common Stock, each share of Series E-1 Stock is convertible into 42 shares of Common Stock¸ each share of Series E-2 Stock issued December 5, 2011 is convertible into 42 shares of Common Stock, each share of Series E-2 Stock issued January 24, 2012 is convertible into 41 shares of Common Stock, each share of Series E-2 Stock issued June 8, 2012 is convertible into 40 shares of Common Stock, and each share of Series E-2 Stock issued February 28, 2013 is convertible into 38 shares of Common Stock.
(4)	The “Aggregate Voting Percentage” column represents for each person the number of votes to which the shares beneficially owned by such person are entitled in connection with the election of directors, expressed as percentage of the total number of votes which may be cast for the election of directors. As in the rest of the table, the percentages in this column are calculated assuming that such person has acquired and may vote any shares such person has the right to acquire within 60 days but such shares are not deemed to be issued and outstanding for the purposes of computing the voting percentage of any other person.
(5)	Comprised of shares of Common Stock that Mr. Chaoul has the right to acquire within 60 days upon the exercise of stock options.
(6)	Comprised of (a) 250,009 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Daher Bonds Investment Company (“DBIC”), (b) 214,585 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by DBIC, (c) 166,672 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Mida Holdings (“Mida”), and (d) 142,856 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Mida. Michel Daher is a Manager of DBIC and the Manager of Mida. His business address is P.O. Box 241, Ferzol Main Road, Bekaa Valley, Lebanon.
(7)	Comprised of (a) 250,009 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Daher Bonds Investment Company (“DBIC”), (b) 214,585 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by DBIC, (c) 166,672 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Mida Holdings (“Mida”), and (d) 142,856 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Mida. The reporting person, Marc Daher, is an immediate family member of, and shares a household with, Michel Daher. For that reason, the reporting person is disclosing a beneficial ownership interest in the securities owned by Mida and DBIC and attributed to Michel Daher. His business address is P.O. Box 241, Ferzol Main Road, Bekaa Valley, Lebanon.

(8)	Comprised of shares of Common Stock that Ms. Kemp has the right to acquire within 60 days upon the exercise of stock options.
(9)	Comprised of shares of Common Stock that Mr. O’Krepkie has the right to acquire within 60 days upon the exercise of stock options.
(10)	Comprised of (a) 666 issued and outstanding shares of Common Stock owned by Mr. Ryan and (b) shares of Common Stock that Mr. Ryan has the right to acquire within 60 days upon the exercise of stock options.
(11)	Comprised of (a) 24,514 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Trimarc Capital Fund, LP (“Trimarc”), and (b) 21,428 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Trimarc. Michael H. Trica is a Manager of Trimarc. Trimac’s business address is 400 Madison Avenue, Suite 9D, New York, New York 10017.
(12)	Comprised of 360,258 shares of Common Stock issuable upon the conversion of Series C Stock, Series E Stock and Series E-2 Stock held of record by Oak Investment Partners XII, Limited Partnership (“Oak”), and (b) 249,999 shares of Common Stock issuable upon conversion of warrants to purchases shares of Common Stock owned of record by Oak. Oak Associates XII, LLC (Oak’s general partner), Oak Management Corporation (the manager of Oak Associates XII, LLC), and Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, Iftikar A. Ahmed, Warren B. Riley and Grace A. Ames, (each partners of Oak and, collectively, the “Oak Partners”) may be deemed to beneficially own the securities owned of record by Oak. Oak and certain other security holders of the Company are parties to the Amended and Restated Series E Stockholders’ Agreement, dated February 28, 2013, as amended (the “Series E Stockholders’ Agreement”), which includes provisions with respect to the voting for members of the Company’s Board of Directors. Oak, Oak Associates XII, LLC, Oak Management Corporation and the Oak Partners disclaim beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. Oak’s address is 901 Main Avenue, Suite 600, Norwalk, Connecticut 06851.
(13)	Comprised of (a) 250,009 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Daher Bonds Investment Company (“DBIC”), (b) 214,585 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by DBIC. Michel Daher, a manager of DBIC, and Abdallah Daher, a manager of DBIC, may be deemed to beneficially own the securities owned by DBIC. DBIC and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. DBIC disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. DBIC’s business address is P.O. Box 241, Ferzol Main Road, Bekaa Valley, Lebanon.
(14)	Comprised of 237,686 shares of Common Stock issuable upon the conversion of Series E Stock and Series E-2 Stock held of record by GFINet, Inc. (“GFI”), (b) 196,427 shares of Common Stock issuable upon conversion of warrants to purchases shares of Common Stock owned of record by GFI, and (c) 10,806 shares of Common Stock GFI has the right to acquire within 60 days upon the exercise of stock options. GFI Group Inc. may be deemed to beneficially own the securities owned of record by GFI. GFI and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. GFI disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. GFI’s address is c/o GFI Group Inc., 55 Water Street New York, New York 10041.
(15)	Comprised of (a) 166,672 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Mida Holdings (“Mida”), and (b) 142,856 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Mida. Michel Daher, a manager of Mida, may be deemed to beneficially own the securities owned by Mida. Mida and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. Mida disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. Mida’s business address is P.O. Box 241, Ferzol Main Road, Bekaa Valley, Lebanon.
(16)	Comprised of (a) 42,394 issued and outstanding shares of Common Stock owned by Fund Holdings LLC, of which Mr. Knetzger is the manager, (b) 12,822 issued and outstanding shares of Common Stock owned by Mr. Knetzger, (c) 44,112 shares of Common Stock that Mr. Knetzger has the right to acquire within 60 days upon the exercise of outstanding stock options and warrants and, (d) 2,134 shares of Series E Stock and 300 shares of Series E-2 Stock owned by Bonds MX, LLC of which Mr. Knetzger is a member. Mr. Knetzger holds a 17.4% interest in Fund Holdings LLC and a 50% interest in Bonds MX, LLC. Accordingly, Mr. Knetzger disclaims beneficial ownership of the shares described in clauses (a) and (d), except to the extent of his pecuniary interest in 16.3% of such shares owned by Funds Holdings, LLC and 50% of the shares owned by Bonds MX, LLC. The address for Mr. Knetzger is c/o DivcoWest, 575 Market Street, 35th Floor, San Francisco, California 94105.
(17)	Comprised of (a) 102,614 shares of Common Stock issuable upon conversion of shares of Series E Stock and Series E-2 Stock owned of record by Bonds MX, LLC of which Tully Capital Partners is a member, and (b) 82,141 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Bonds MX, LLC and (c) 16,250 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock issued to Tully Capital Partners of which Mr. Tully is a member.
(18)	Comprised of shares of Common Stock that Mr. Thees has the right to acquire within 60 days upon the exercise of stock options.
(19)	Comprised of (a) 102,614 shares of Common Stock issuable upon conversion of shares of Series E Stock and Series E-2 Stock owned of record by Bonds MX, LLC, and (b) 82,141 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Bonds MX, LLC. Hugh Regan is the Manager of Bonds MX, LLC. Mr. Knetzger and Tully Capital Partners, LLC are the sole members of Bonds MX, LLC, each of which owns a 50% interest in Bonds MX, LLC. The address of Bonds MX, LLC is c/o Laidlaw & Company (UK) LTD, 546 Fifth Avenue, 5th Floor, New York, New York 10036, Attn: Hugh Regan.
(20)	Comprised of (a) 87,543 shares of Common Stock issuable upon conversion of shares of Series E Stock owned of record by Jefferies & Company, Inc. (“Jefferies”), and (b) 71,428 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock owned of record by Jefferies. Jefferies Group, Inc. may be deemed to beneficially own the securities owned of record by Jefferies. Jefferies and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. Jefferies and Jefferies Group, Inc. disclaim beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by them. Jefferies’ business address is 520 Madison Avenue, New York, New York 10022.

(21)	Comprised of (a) 37,804 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Montpelier Investments Holdings Ltd. (“Montpelier”), and (b) 35,714 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Montpelier.
(22)	Comprised of (a) 39,098 shares of common stock held jointly by Mr. Barry with his spouse, Holly A.W. Barry, as tenants by the entirety, and (b) 12,500 shares owned by Duncan Family, LLC, of which Mr. and Mrs. Barry are each 50% owners of the managing membership interest, and of which 20% of the non-managing membership interest is held by Shannon Duncan Family Trust, of which Mr. Barry’s daughter, Shannon Duncan, is the sole trustee and primary beneficiary. Mr. Barry disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein. The address for Mr. Barry is 8222 Regents Ct., University Park, Florida 34201.
(23)	Includes (a) 723 issued and outstanding shares of Common Stock owned by Laidlaw & Company (UK) LTD, (b) 132 issued and outstanding shares of Common Stock owned by Laidlaw Holdings, PLC, (c) 20,818 issued and outstanding shares of Common Stock owned by Laidlaw Venture Partners III, LLC, and (d) 37,500 shares of Common Stock issuable to Laidlaw & Company (UK) LTD upon exercise of a warrant to purchase shares of Common Stock.
(24)	Comprised of (a) 52,342 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by BR Trust of which Mr. Hollo is a member, (b) 7,367 shares of common stock issued to Black-II Trust of which Mr. Hollo is a member.
(25)	Comprised of (a) 1,187 shares of Common Stock held by the John J. Barry, IV Revocable Trust, (b) 25,000 shares of Common Stock held by Otis Angel LLC, (c) 9,891 shares of Common Stock held by Siesta Capital LLC, and (d) 15,000 shares of Common Stock that Mr. Barry has the right to acquire within 60 days upon the exercise of stock options. Mr. Barry disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein. The address for Mr. Barry is 1216 Spanish River Road, Boca Raton, FL 33432.
(26)	Comprised of shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by BR Trust.
(27)	Comprised of 42,395 issued and outstanding shares of Common Stock owned by Fund Holdings LLC, of which Mr. Knetzger is the manager. Fund Holdings, LLC disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. The address for Fund Holdings LLC is c/o DivcoWest, 575 Market Street, 35th Floor, San Francisco, California 94105.
(28)	Comprised of (a) 24,514 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Trimarc Capital Fund, LP (“Trimarc”), and (b) 71,428 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Trimarc. Trimac’s business address is 400 Madison Avenue, Suite 9D, New York, New York 10017.
(29)	Comprised of (a) 20,834 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by XOL Holding S.A.L. (“XOL”), and (b) 17,856 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock owned of record by XOL. XOL and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. XOL disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by them. XOL’s business address is Dedeian Building 1st Floor, Naher Al Mout Street, Metn, Lebanon.
(30)	Comprised of (a) 13,816 shares of Common Stock issued to Mr. Jones, (b) 8,928 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, and (c) 11,281 shares of Common Stock issuable upon conversion of shares of Series E Stock. Mr. Jones and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. Mr. Jones disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by them.
(31)	Comprised of 771 shares of Common Stock issuable upon the conversion of Series C Preferred held of record by Mr. Weisberger and (b) shares of Common Stock that Mr. Weisberger has the right to acquire within 60 days upon the exercise of stock options.
(32)	Comprised of (a) 15,122 shares of Common Stock issuable upon conversion of shares of Series E-2 Stock owned of record by Kazazian Capital Master Fund, L.P. (“Kazazian”), and (b) 14,285 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock owned of record by Kazazian.
(33)	Comprised of 25,000 shares of Common Stock held by Otis Angel LLC.
(34)	Comprised of (a) 13,143 shares of Common Stock issuable upon the conversion of Series E Stock and Series E-2 Stock held of record by Plough Penny Partners (“Plough Penny”), and (b) 10,713 shares of Common Stock issuable upon conversion of warrants to purchases shares of Common Stock owned of record by Plough Penny. Plough Penny and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. Plough Penny disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. Plough Penny’s address is c/o Plough Penny Management LLC, 270 Lafayette Street, Suite 1301, New York, New York 10012.
(36)	Comprised of shares of Common Stock issuable to Tully Capital Partners upon exercise of a warrant to purchase Common Stock.
(37)	Comprised of (a) 8,957 shares of Common Stock issuable upon conversion of shares of Series E Stock owned of record by Mr. Coons, and (b) 7,142 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock owned of record by Mr. Coons. Mr. Coons and certain other security holders of the Company are parties to the Series E Stockholders’ Agreement, which includes provisions with respect to the voting for members of the Company’s Board of Directors. Mr. Coons disclaims beneficial ownership of any shares of Common Stock other than those reported as beneficially owned by it. Mr. Coons’ business address is 191 Cat Rock Road, Cos Cob, CT 06807.
(38)	Comprised of 12,500 shares of Common Stock held by Duncan Family, LLC.
(39)	Comprised of (a) 215 Shares of Series A Stock (b) warrant to purchase 446 shares of Series A Stock, and (c) 1,334 shares of Series E-1 Stock issued to UBS Americas, LLC

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of the Company’s SEC filings through the “Investor Relations” section of the Company’s website at www.bonds.com. The Company’s website address is being provided as an inactive textual reference only. The information provided on the Company’s website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Bonds.com Group, Inc.

1500 Broadway, 31st Floor

New York, New York 10036

Phone: (212) 257-4062

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the information statement to you upon written or oral request to the address and telephone number appearing above. If you want to receive separate copies of the information statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

MTS Markets International, Inc.,

a Delaware corporation

MMI Newco Inc., a Delaware corporation

and

Bonds.com Group, Inc., a Delaware corporation,

Dated: as of March 5, 2014

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Certificate of Incorporation and Bylaws	A-2
1.5	Directors and Officers of the Surviving Corporation	A-2

ARTICLE II CONVERSION OF STOCK; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES		A-2
2.1	Conversion of Capital Stock	A-2
2.2	Merger Consideration	A-3
2.3	Payment of Merger Consideration	A-4
2.4	Stock Options	A-5
2.5	Withholding Rights	A-5
2.6	Company Warrants	A-6
2.7	Appraisal Rights	A-6
2.8	Merger Consideration Adjustment	A-6
2.9	Reserve Amount	A-8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-9
3.1	Organization and Standing	A-9
3.2	Corporate Power and Authority	A-9
3.3	Conflicts; Consents and Approval	A-9
3.4	Brokerage and Finders’ Fees	A-10
3.5	Financing	A-10
3.6	Ownership of Merger Sub; No Prior Activities	A-10
3.7	Absence of Certain Arrangements	A-10
3.8	Information Supplied	A-10
3.9	Legal Proceedings	A-10
3.10	Ownership of Company Common Stock	A-11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-11
4.1	Organization and Standing	A-11
4.2	Subsidiaries	A-11
4.3	Corporate Power and Authority	A-11
4.4	Capitalization of the Company	A-12
4.5	Conflicts; Consents and Approvals	A-13
4.6	Brokerage and Other Fees	A-13
4.7	The Company SEC Documents	A-14
4.8	Information Statement	A-15
4.9	Compliance with Law	A-15
4.10	Litigation	A-16
4.11	No Material Adverse Change; Ordinary Course Operations	A-16
4.12	Taxes	A-16
4.13	Intellectual Property	A-18
4.14	Title to and Condition of Properties	A-19
4.15	Employee Benefit Plans	A-19
4.16	Contracts	A-22
4.17	Labor Matters	A-23
4.18	Undisclosed Liabilities	A-23
4.19	Permits; Compliance	A-24

i

4.20	Environmental Matters	A-24
4.21	Opinion of Financial Advisor	A-24
4.22	Board Recommendation; Required Vote	A-25
4.23	Takeover Laws	A-25
4.24	Insurance	A-25
4.25	Regulatory	A-25
4.26	No Other Representations and Warranties	A-26

ARTICLE V COVENANTS OF THE PARTIES		A-26
5.1	Mutual Covenants	A-26
5.2	Covenants of Parent	A-27
5.3	Covenants of the Company	A-30

ARTICLE VI CONDITIONS		A-35
6.1	Conditions to the Obligations of Each Party	A-35
6.2	Conditions to the Obligations of Parent	A-35
6.3	Conditions to the Obligations of the Company	A-36

ARTICLE VII TERMINATION AND AMENDMENT		A-37
7.1	Termination	A-37
7.2	Effect of Termination	A-38
7.3	Termination Fee	A-38

ARTICLE VIII TAX MATTERS		A-39
8.1	Straddle Period	A-39
8.2	Tax Periods Ending on or before the Closing Date	A-39
8.3	Cooperation on Tax Matters	A-40
8.4	Certain Taxes	A-40
8.5	Additional Tax Provisions	A-40

ARTICLE IX INDEMNIFICATION		A-41
9.1	Survival of Representations	A-41
9.2	Indemnification of Parent Indemnified Parties	A-41
9.3	Indemnification by Parent	A-42
9.4	Procedures for Indemnification; Defense	A-42
9.5	Limitations on Indemnification	A-44
9.6	Exclusive Remedy	A-44
9.7	Escrow	A-44
9.8	Mitigation; Other Limitations	A-45
9.9	Payments	A-45
9.10	Tax Treatment of Indemnity Payments	A-45
9.11	No Contribution	A-45
9.12	Waiver of Rights Against the Company	A-45

ARTICLE X MISCELLANEOUS		A-46
10.1	Notices	A-46
10.2	Stockholder Representative	A-47
10.3	Interpretation	A-49
10.4	Counterparts	A-49
10.5	Entire Agreement	A-49
10.6	Third-Party Beneficiaries	A-49
10.7	Governing Law	A-49
10.8	Consent to Jurisdiction; Venue	A-49
10.9	Waiver of Jury Trial	A-50
10.10	Assignment	A-50

ii

10.11	Expenses	A-50
10.12	Amendment	A-50
10.13	Extension; Waiver	A-50
10.14	Severability	A-50
10.15	Specific Performance	A-51

EXHIBITS

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Bylaws of Surviving Corporation
Exhibit C	Warrants and Options
Exhibit D	Stockholder Consent (other than Series A)
Exhibit E	Series A Stockholder Consent
Exhibit F	Escrow Agreement
Exhibit G	Allocation of Merger Consideration

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of March 5, 2014, among MTS Markets International, Inc., a Delaware corporation (“Parent”), MMI Newco Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Bonds.com Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Annex A hereto.

PRELIMINARY STATEMENTS

A. It is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each share of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) and each share of the Company’s Series A participating preferred stock, par value $0.0001 per share (the “Series A Stock”), Series C convertible preferred stock, par value $0.0001 per share (the “Series C Stock”), Series E convertible preferred stock, par value $0.0001 per share (the “Series E Stock”), Series E-1 convertible preferred stock, par value $0.0001 per share (the “Series E-1 Stock”), and Series E-2 convertible preferred stock, par value $0.0001 per share (the “Series E-2 Stock” and, collectively with the Series A Stock, Series C Stock, Series E Stock and Series E-1 Stock, the “Company Preferred Stock”), in each case outstanding immediately prior to the Effective Time, and in each case other than securities owned directly or indirectly by Parent, Merger Sub or the Company or their respective wholly owned Subsidiaries, will be converted into the right to receive the Merger Consideration, all as more fully provided below. The transactions contemplated by this Agreement are referred to herein as the “Transactions.”

B. The Board of Directors of the Company (the “Company Board”) has determined that the Merger is in the best interests of the Company and its stockholders (the “Company Stockholders”) and the Company desires to combine its businesses with the businesses operated by Parent.

C. The respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, determined the Merger to be desirable and in the best interests of their respective stockholders, and the Company Board and the respective Boards of Directors of Parent and Merger Sub, by resolutions duly adopted, have approved and adopted this Agreement.

AGREEMENT

The parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). For the avoidance of doubt, the parties shall use their reasonable best efforts to have the Merger effected in accordance with Section 251 of the DGCL, subject to Section 5.3(d). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by: (i) filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). Immediately prior to the filings referred to in this Section 1.2, the closing of the Merger (the “Closing”) shall be held at the offices of K&L Gates LLP located at 599 Lexington Avenue, New York, New York, or such other place as the parties may agree on, as soon as practicable (but in any event within three Business Days) following the date on which all conditions set forth in ARTICLE VI that are capable of being satisfied prior to the Closing have been satisfied or, to the extent permitted hereunder, waived, or at such other date as Parent and the Company may agree; provided that the conditions set forth in ARTICLE VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL; provided, however, that, notwithstanding Section 259(a) of the DGCL and any other provision in this Agreement, (i) any attorney-client privilege of the Company or associated with the business and operations of the Company pertaining to the Merger and the ancillary transactions contemplated by this Agreement, and (ii) all emails, correspondence, invoices, recordings, and other documents or files, evidencing or reflecting communications between the Company and the Company’s counsel pertaining to the Merger, and all files maintained by any law firm or legal counsel pertaining to the transactions contemplated by this Agreement, shall be excluded from the rights, privileges, powers, franchises, restrictions, disabilities and duties that, as a result and consequence of the Merger, transfer from the Company to the Surviving Corporation, shall therefore not vest in the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to read in its entirety as set forth in Exhibit A, and (ii) the Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in Exhibit B, in each case until amended in accordance with the DGCL; provided, however, that any such amendment of the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be in accordance with the terms of Section 5.2(a).

1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or Bylaws of the Surviving Corporation. The individuals specified by Parent in writing to the Company at least two Business Days prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office from and after the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or Bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF STOCK; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Subject to the other provisions of this ARTICLE II, each share of Company Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(c) hereof) shall be converted into and represent the right to receive, and shall be exchangeable for, such portion of the Merger Consideration, if any, pursuant to Section 2.2.

(c) Each share of Company Common Stock and Company Preferred Stock held in treasury by the Company immediately prior to the Effective Time or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or of the Company immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made and no consideration of any kind shall be delivered in exchange therefor.

(d) Except as set forth in Section 2.1(c), at the Effective Time, each share of Company Common Stock and Company Preferred Stock converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(b) shall be automatically canceled and shall cease to exist, and the holders immediately prior to the Effective Time of certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock or Company Preferred Stock (the “Certificates”) and outstanding shares of Company Common Stock and Company Preferred Stock not represented by certificates (“Book Entry Shares”), shall cease to have any rights with respect to such security, other than the right to receive, upon surrender of such Certificates or Book Entry Shares, as the case may be, in accordance with Section 2.2, the portion of Merger Consideration that each share of Company Common Stock and Company Preferred Stock is entitled to receive, if any.

2.2 Merger Consideration.

(a) For purposes of this Agreement, “Merger Consideration” shall mean an amount equal to the sum of Fifteen Million Dollars ($15,000,000) plus or minus the Final Working Capital Adjustment (as defined below), if any, minus the Closing Liabilities, and minus Transaction Expenses, subject to Section 2.7(b). As full consideration for all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock, each Company Stockholder shall receive the following amounts, all as described in Exhibit G:

(i) in respect of each share of Series E-2 Stock, the portion of the Merger Consideration that a holder of such share is entitled to receive upon a Change of Control (as defined in the Company Certificate) pursuant to Section 3(c) of Annex C of the Company Certificate, if any;

(ii) in respect of each share of Series E-1 Stock, the portion of the Merger Consideration that a holder of such share is entitled to receive upon a Change of Control pursuant to Section 3(c) of Annex C of the Company Certificate, if any;

(iii) in respect of each share of Series E Stock, the portion of the Merger Consideration that a holder of such share is entitled to receive upon a Change of Control pursuant to Section 3(c) of Annex C of the Company Certificate, if any;

(iv) in respect of each share of Series C Stock, the portion of the Merger Consideration that a holder of such share is entitled to receive upon a Change of Control pursuant to Section 3(c) of each of Annex B and Annex C of the Company Certificate, if any;

(v) in respect of each share of Series A Stock, the portion of the Merger Consideration that a holder of such share is entitled to receive upon a Change of Control pursuant to Section 3(c) of each of Annex A and Annex C of the Company Certificate, if any; and

(vi) in respect of each share of Common Stock, the portion of the Merger Consideration that a holder of such share is entitled to receive upon a Change of Control pursuant to Section 3(b) of Annex C of the Company Certificate, if any.

2.3 Payment of Merger Consideration.

(a) Payment by Parent. At the Closing, Parent shall make the following payments:

(i) the Closing Liabilities to the Company Obligees;

(ii) an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) to the Escrow Agent to be held in and disbursed from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Amount”), which amount shall be subject to reduction for the Working Capital adjustment pursuant to Section 2.8 and indemnity claims pursuant to Section 9.2 and the Escrow Agreement;

(iii) an amount equal to the Reserve Amount to the Stockholder Representative, to be held and disbursed in accordance with the terms of Section 2.9;

(iv) the Transaction Expenses reflected on the Transaction Expense Statement to each Person who is owed a portion thereof; and

(v) Subject to Section 2.7(b), Fifteen Million Dollars ($15,000,000) plus or minus the Estimated Working Capital Adjustment Amount, if any, minus the Closing Liabilities, minus the Escrow Amount, minus the Reserve Amount, and minus Transaction Expenses, to the Disbursing Agent (as defined below).

(b) Payment by Disbursing Agent; Surrender of Certificates.

(i) Pursuant to an agreement (the “Disbursing Agent Agreement”) to be entered into prior to the Effective Time, between Parent and a disbursing agent designated by Parent and reasonably acceptable to the Company (the “Disbursing Agent”), prior to the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, with the Disbursing Agent, in trust for the benefit of the Company Stockholders, the aggregate amount of cash payable as part of the Merger Consideration for the Company Common Stock and Company Preferred Stock pursuant to Section 2.3(a). The Disbursing Agent may invest the cash deposited with it in such manner as Parent or the Surviving Corporation, as the case may be, directs, provided that substantially all of such investments be in obligations of or guaranteed by the United States of America (collectively, “Permitted Investments”), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, investment of the deposited cash shall be payable to the Surviving Corporation. If for any reason (including losses) the funds deposited with the Disbursing Agent are inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.3(b)(ii), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Disbursing Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The funds deposited with the Disbursing Agent shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares of Company Common Stock and Company Preferred Stock. Any funds remaining with the Disbursing Agent six months after the Closing Date shall be released and repaid by the Disbursing Agent to the Surviving Corporation pursuant to the terms of this Agreement and any additional terms as may be set forth in the Disbursing Agent Agreement, and such unclaimed funds shall, subject to Applicable Law, become the property of the Surviving Corporation, after which time persons entitled to any part of such Merger Consideration may look only to the Surviving Corporation for payment (subject to abandoned property, escheat and similar laws).

(ii) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and transmittal form (in a form reasonably acceptable to Parent) to each holder of Certificates or Book Entry Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates or Book Entry Shares in exchange for the applicable portion of the

Merger Consideration. Upon the surrender of a Certificate or Book Entry Share to the Disbursing Agent together with and in accordance with such transmittal form, the holder of the Certificate or Book Entry Share shall be entitled to receive in exchange such portion of the Merger Consideration payable in respect of each share represented by that Certificate or Book Entry Share, if any. Upon such surrender, the Disbursing Agent will promptly pay such holder the portion of such Merger Consideration that it is entitled to receive, if any. Until surrendered, each such Certificate or Book Entry Share shall be deemed for all purposes to evidence only the right to receive such portion of the Merger Consideration that it is entitled to receive pursuant to Section 2.2, if any. Any fractional interest in a share of Company Common Stock or Company Preferred Stock shall be entitled to be exchanged for an amount equal to that fraction multiplied by the Merger Consideration to which such share would be entitled to receive pursuant to Section 2.2.

(iii) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates or Book Entry Shares so surrendered are registered, it shall be a condition to the payment of such Merger Consideration (or portion thereof) that any Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that the transfer otherwise be proper and that the person requesting such transfer shall have paid to the Disbursing Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not required to be paid.

(iv) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of lost certificate (including an agreement to indemnify the Surviving Corporation and its Affiliates for any Losses related to such lost certificate) by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Disbursing Agent to pay in exchange for such lost, stolen or destroyed Certificate such portion of the Merger Consideration deliverable in respect to the shares of Company Common Stock and Company Preferred Stock, as the case may be, that were evidenced by the lost, stolen or destroyed Certificate, if any.

(v) No interest or dividends shall be paid, or accrued, to any Company Stockholder on any portion of the Merger Consideration.

(vi) At and after the Effective Time, the holder of a Certificate or a Book Entry Share shall cease to have any rights as a stockholder of the Company, except for the right to surrender his, her or its Certificates or Book Entry Shares in exchange for payment of the Merger Consideration, and no transfer of shares shall be made on the stock transfer books of the Surviving Corporation.

2.4 Stock Options. No later than ten (10) Business Days prior to the Effective Time, the Company shall notify each holder of an outstanding, unexpired and unexercised option to purchase shares of Company Common Stock (each, a “Stock Option”) that it is entitled to exercise such Stock Option prior to the Effective Time. From and after the Effective Time, pursuant to written notice delivered by the Company, all Stock Options shall be terminated and shall no longer be exercisable by the former holder thereof for any shares of Company Common Stock or capital stock of the Surviving Corporation.

2.5 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to ARTICLE II of this Agreement to any holder of Company Preferred Stock or Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Preferred Stock or Company Common Stock in respect of which such deduction and withholding was made.

2.6 Company Warrants.

(a) No later than ten (10) Business Days prior to the Effective Time, the Company shall notify each holder of an outstanding, unexpired and unexercised warrant to purchase shares of Series A Stock (each, a “Preferred Stock Warrant”) that it is entitled to exercise such Preferred Stock Warrant prior to the Effective Time in accordance with the terms thereof. From and after the Effective Time, pursuant to written notice delivered by the Company, all Preferred Stock Warrants shall be terminated and shall no longer be exercisable by the former holder thereof for any shares of Company Preferred Stock or capital stock of the Surviving Corporation.

(b) No later than ten (10) Business Days prior to the Effective Time, the Company shall notify each holder of an outstanding, unexpired and unexercised warrant to purchase shares of Company Common Stock (each, a “Company Stock Warrant, together with the Preferred Stock Warrants, the “Warrants”) that it is entitled to exercise such Company Stock Warrant prior to the Effective Time in accordance with the terms thereof. From and after the Effective Time, pursuant to written notice delivered by the Company, all Common Stock Warrants shall be terminated and shall no longer be exercisable by the former holder thereof for any shares of Company Common Stock or capital stock of the Surviving Corporation.

2.7 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the relevant provisions of Section 262 of the DGCL (such holder, the “Dissenting Stockholders” and such shares, the “Dissenting Shares”), shall, to the extent otherwise exchangeable for the right to receive a portion of the Merger Consideration, not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be treated in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Company Stockholders’ rights of appraisal, and (ii) the opportunity to participate in and jointly with the Company direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither Parent nor the Company shall, except with the prior written consent of the other, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

(b) In the event any Company Stockholder properly demands appraisal, the aggregate amount of Merger Consideration shall be reduced by the portion of Merger Consideration that would have been payable in respect of the Dissenting Shares had the holder thereof not demanded and perfected appraisal of such shares. Any portion of the Merger Consideration made available to the Disbursing Agent pursuant to Section 2.2 to pay for shares of Company Common Stock or Company Preferred Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

2.8 Merger Consideration Adjustment.

(a) Estimated Adjustment.

(i) On the date that is two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent (A) a certificate of the Company’s Chief Financial Officer (the “Estimated Closing Certificate”) setting forth the Company’s calculation of, as of the Closing Date (on an estimated basis), (1) the amount of Closing Liabilities, (2) the estimated Working Capital (“Estimated Working Capital”), (3) the adjustment to the Merger Consideration calculated in accordance with Section 2.8(a)(ii), and (4) the Merger Consideration minus the Escrow Amount calculated in accordance with Section 2.3(a)(ii), (B) a table showing the amount of Merger Consideration that each Company Stockholder is entitled to receive, if any, and (C) a consolidated balance sheet of the Company as of the Closing Date (on an estimated basis) (the “Estimated Closing Balance Sheet”), which shall have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company’s financial statement as of September 30, 2013 and shall fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of such date.

(ii) In the event that the Estimated Working Capital is less than the Working Capital Threshold by more than $25,000, the Merger Consideration shall be reduced in an amount equal to such shortfall of more than $25,000, and in the event that the Estimated Working Capital is more than the Working Capital Threshold by more than $25,000, the Merger Consideration shall be increased in an amount equal to such excess of more than $25,000 (such decrease or increase, the “Estimated Working Capital Adjustment Amount”).

(b) True-Up of Adjustment.

(i) Within ninety (90) days after the Closing Date, Parent shall deliver to the Stockholder Representative (A) a certificate of an officer of Parent (the “Closing Certificate”) setting forth Parent’s calculation, as of the Closing Date, of (A) the amount of Working Capital as of the Closing Date in reasonable detail and the adjustment to the Merger Consideration calculated in accordance with Section 2.8(b)(iv), and (B) a consolidated balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), which shall have been prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company’s financial statement as of September 30, 2013 and shall fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of such date.

(ii) The Stockholder Representative shall have fifteen (15) Business Days from the date on which the Closing Balance Sheet has been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Parent setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Stockholder Representative shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such fifteen-Business Day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.8. In the event that any such objection(s) are so delivered, Parent and the Stockholder Representative shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within fifteen (15) Business Days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), designate a nationally recognized firm of independent public accountants, mutually agreeable to Parent and the Stockholder Representative (the “Accountant Arbitrator”). In the event that Parent and the Stockholder Representative are unable to agree on the Accountant Arbitrator within such five-Business Day period, the Accountant Arbitrator shall be designated jointly by the independent accountants of Parent and the Stockholder Representative (which may be the Company’s present independent accountants) within five (5) Business Days thereafter. The Accountant Arbitrator shall resolve all remaining Disputed Items in accordance herewith within twenty (20) Business Days from the date of its designation. In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (A) limit its determination(s) only to the remaining Disputed Items, (B) make its determination(s) as to each remaining Disputed Item based upon the application of GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company’s financial statements as of September 30, 2013 and (C) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Parent or the Stockholder Representative or less than the lower value for such Disputed Item claimed by either Parent or the Stockholder Representative. All determinations by the Accountant Arbitrator shall be final and binding upon Parent and the Stockholder Representative for purposes of this Section 2.8, absent fraud or manifest error.

(iii) Parent shall pay a portion of the fees and expenses of the Accountant Arbitrator equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Accountant Arbitrator that are resolved in favor of the Stockholder Representative (that being the difference between the Accountant Arbitrator’s determination and Parent’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Accountant Arbitrator (that being the sum total by which Parent’s determination and the Stockholder Representative’s determination differ). The portion of the fees and expenses of the Accountant Arbitrator that the Parent is not required to pay hereunder shall be disbursed to Accountant Arbitrator from the Escrow Account.

(iv) In the event that Working Capital as finally determined pursuant to this Section 2.8(b) (“Final Working Capital”) is less than the Estimated Working Capital, the Escrow Agent (on behalf of the Company Stockholders) shall promptly release to Parent from the Escrow Account an amount equal to such deficiency. In the event that the Final Working Capital is more than the Estimated Working Capital, Parent shall pay the amount of such excess to the Escrow Agent to be held in and disbursed from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement. Any payment made pursuant to this Section 2.8(b)(iv) is referred to herein as the “Final Working Capital Adjustment.”

(v) Any payment to Parent pursuant to this Section 2.8 shall be made within two (2) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.8(b), by wire transfer of immediately available funds to an account of Parent designated in writing.

(c) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by law.

(d) Reservation of Rights. Except as otherwise provided in this Agreement, Parent shall retain all rights and remedies with respect to any breach(es) of any representation(s) and warranty(ies) of the Company contained in this Agreement, notwithstanding the existence of any adjustment to the Merger Consideration effected in accordance with this Section 2.8; provided, however, Parent shall be permitted to pursue a remedy based on particular facts and circumstances either as an adjustment to Estimated Working Capital or as an indemnification claim, but not both.

2.9 Reserve Amount.

(a) Pursuant to Section 2.3(a)(v), the Reserve Amount shall be paid from the Merger Consideration by Parent at Closing to the Stockholder Representative, for the benefit of the Series E-2 Stockholders. The Stockholder Representative shall hold and invest the Reserve Amount in investments permitted under Section 1.3 of the Escrow Agreement. At any time before Closing, the Required Series E-2 Stockholders may, by notice to the Parent and the Company, increase the amount of the Reserve Fund such that the total Reserve Fund does not exceed $200,000 and to cover its indemnification rights under Section 10.2(c).

(b) The Reserve Amount may be used by the Stockholder Representative to pay any expenses (including reasonable documented legal fees, accounting fees, consulting fees, and other out-of-pocket expenses) incurred by the Stockholder Representative and to cover its indemnification rights under Section 10.2(c). The Reserve Amount will not be available to any Parent Indemnified Party in satisfaction of any indemnification or other obligations of the Stockholders hereunder and will only be available to the Stockholder Representative to satisfy expenses and indemnification as provided in this Section 2.9. The Reserve Amount is for convenience of administration only, and its establishment does not limit any rights or obligations of the Stockholder Representative or any other Person under this Agreement.

(c) The Reserve Amount shall be held as a trust fund by the Stockholder Representative and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement. The remainder of the Reserve Amount shall be allocated and distributed pro rata in accordance with Section 2.2 and Section 2.3, as follows: (a) a proportionate amount of the Reserve Fund with any disbursement of the Escrow Fund to the Series E-2 Stockholders, (b) in whole when the full Escrow Fund has been distributed to either the Series E-2 Stockholders or the Parent, and (c) at any other time when the Required Series E-2 Stockholders jointly and in writing direct the Stockholder Representative to disburse the funds. Notwithstanding the foregoing, the Stockholder Representative will be entitled to reserve from any disbursement of the Reserve Amount an amount sufficient to pay its expenses and cover its indemnification rights under Section 10.2(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such disclosure schedule relates), Parent and Merger Sub jointly and severally represent and warrant to the Company, on the date hereof and as of the Closing Date, that:

3.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions. Parent is not in default in the performance, observance, or fulfillment of any provision of its Certificate of Incorporation or Bylaws, each as amended to date, and Merger Sub is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws, each as amended to date.

3.2 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and constitutes the legal, valid and binding obligation of each of Merger Sub and Parent enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

3.3 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by either of them of the Transactions will:

(a) conflict with, or result in a violation of any material provision of, the Certificate of Incorporation or Bylaws, each as amended to date, of Parent or Merger Sub;

(b) violate, or conflict with, in any material respect, or result in a material breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, materially modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries, or result in the cancellation or acceleration of any obligation or loss of any material benefit pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party;

(c) violate, in any material respect, any law, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets; or

(d) require Parent, Merger Sub or any of their Affiliates to take any action, obtain any consent, approval, review or registration, make any filing or provide any notice to, by, from or with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency, commission or other governmental or regulatory body, agency, instrumentality or authority, or self-regulatory agency (a “Governmental Authority”), other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) compliance with the requirements of the Financial Industry Regulatory Authority (“FINRA”), (iii) consents or approvals of any Governmental Authority set forth in Section 3.3 of the Parent Disclosure Schedule, and (iv) filing and recordation of appropriate merger documents as required by DGCL.

3.4 Brokerage and Finders’ Fees. Neither Parent nor any stockholder, director, officer, employee or agent of Parent has incurred or will incur on behalf of Parent any brokerage, finders’ or similar fee in connection with the Transactions.

3.5 Financing. Parent has, and shall have at the Effective Time, as applicable, funds available that are sufficient to permit Parent to pay the Merger Consideration pursuant to Section 2.2 and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

3.6 Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations, liabilities or agreements incurred or entered into in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

3.7 Absence of Certain Arrangements. There is no agreement (other than this Agreement), arrangement or understanding between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

3.8 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the times such documents or any amendments or supplements thereto are filed with the SEC, and when first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in any other document filed or to be filed with the SEC or any other Government Authority in connection with the Merger will, at the respective times such documents or any amendments or supplements thereto are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Information Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

3.9 Legal Proceedings. As of the date hereof, there is no pending or, to the knowledge of Parent, threatened, Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

3.10 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock and neither Parent nor any of its Affiliates during the last three (3) years has been an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in (a) the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), and (b) the Company SEC Documents filed on or after December 31, 2012 other than any disclosure contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in such Company SEC Documents shall be deemed to qualify this ARTICLE IV only to the extent that it is readily apparent from such disclosure the section or sections of this Agreement to which such disclosure is relevant), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, that:

4.1 Organization and Standing. Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full company power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect. The Company has furnished to Parent complete and correct copies of the Company Certificate and the Company’s Bylaws and the Certificate of Incorporation and Bylaws or Certificate of Formation and Operating Agreement, as applicable, of each of its Subsidiaries, in each case as amended to the date of this Agreement.

4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity, convertible securities or other ownership interest in any corporation, partnership, or other entity or enterprise. Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by any of the Company’s Subsidiaries of any securities of such Subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any equity interests of any of the Company’s Subsidiaries.

4.3 Corporate Power and Authority. The Company has all requisite company power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it shall become a party, to perform its obligations hereunder and thereunder and, subject to approval of the Merger and Transactions by the Company Stockholders, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it shall become a party have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the Transactions by the Company Stockholders. This Agreement and the Ancillary Agreements to which the Company shall become a party have been (or will be) duly executed and delivered by the Company and constitutes (or will constitute) the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. Except as set forth in Section 4.3 of the Company Disclosure Schedule, the Company has furnished to Parent complete and correct copies of the minutes of all meetings (and written consents in lieu of a meeting) of the stockholders and the Board of Directors (and all committees of the Board of Directors) of the Company and each of its Subsidiaries since January 1, 2012.

4.4 Capitalization of the Company.

(a) As of March 5, 2014, the Company’s authorized capital stock consisted solely of (a) 1,500,000,000 shares of Company Common Stock, of which (i) 243,438 shares were issued and outstanding, (ii) 1,422,487 shares were reserved for issuance upon the conversion of outstanding Preferred Stock, (iii) 570,531 shares were reserved for future issuance upon the exercise of outstanding Common Stock Options, (iv) 1,210,183 shares were reserved for future issuance under outstanding Common Stock Warrants, and (v) 107,840 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements; (b) 508,000 shares of Series A Stock, of which (i) 215 shares were issued and outstanding, (ii) 446 shares were reserved for future issuance under outstanding Preferred Stock Warrants, and (iii) 0 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements; (c) 10,000 shares of Series C Stock, of which (i) 10,000 shares were issued and outstanding and (ii) 0 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements; (d) 12,000 shares of Series E Stock, of which (i) 11,183 shares were issued and outstanding and (ii) 0 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements; (e) 1,400 shares of Series E-1 Stock, of which (i) 1,334 shares were issued and outstanding and (ii) 0 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements; and (f) 20,000 shares of Series E-2 Stock, of which (i) 19,000 shares were issued and outstanding and (ii) 0 shares were reserved for future issuance under other option, warrant or conversion agreements or arrangements. Each outstanding share of the Company Common Stock and Company Preferred Stock is, and each share of Company Common Stock and Company Preferred Stock which may be issued pursuant to the exercise of outstanding shares of Company Preferred Stock, Stock Options or Warrants will be, when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights. As of the date hereof, each share of Series C Stock is convertible into 6 shares of Company Common Stock, each share of Series E Stock is convertible into 42 shares of Company Common Stock, each share of Series E-1 stock is convertible into 42 shares of Company Common Stock¸ shares of our Series E-2 Convertible Preferred Stock issued December 5, 2011 are convertible into 42 shares of Company Common Stock, shares of our Series E-2 Convertible Preferred Stock issued January 24, 2012 are convertible into 41 shares of Company Common Stock, shares of our Series E-2 Convertible Preferred Stock issued June 8, 2012 are convertible into 40 shares of Company Common Stock, and shares of our Series E-2 Convertible Preferred Stock issued February 28, 2013 are convertible into 38 shares of Company Common Stock. Other than as set forth in Section 4.4(a) of the Company Disclosure Schedule and in the Option and Warrant Schedule (as defined below), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the Company Common Stock or Company Preferred Stock, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any predecessor. Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, no Subsidiary of the Company owns any shares of Company Common Stock or Company Preferred Stock and no shares of Company Common Stock or Company Preferred Stock are held in treasury. Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, all of the outstanding capital stock of each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Encumbrance, limitation or restriction. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance in all material respects with federal and state securities laws. The Company has previously delivered to Parent a certified schedule (the “Option and Warrant Schedule”), attached hereto as Exhibit C, accurately setting forth as of the date hereof, the names of all holders of options and warrants to purchase the Company Common Stock or Company Preferred Stock, the number of shares of each class issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect to those options and warrants. Other than as set forth in Section 4.4(a) of the Company Disclosure Schedule, all stock options have been issued pursuant to the Company’s 2006 Equity Plan or 2011 Equity Plan.

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, (i) the Company has no existing agreements to register any securities of the Company under the Securities Act or under any state securities law or granted registration rights to any person or entity, and (ii) there are no existing agreements relating to the issuance, sale, purchase, redemption, conversion, exchange, voting or transfer of any shares of capital stock of the Company or any of its Subsidiaries.

(c) The Persons set forth in Section 4.4(c) of the Company Disclosure Schedule are the record holders of the number of shares of Company Common Stock and Company Preferred Stock set forth next to such Person’s name and such Persons collectively are the record holders of a number of shares sufficient to approve the Merger and the Transaction pursuant to the Company Certificate and the DGCL, in each case as of the date of this Agreement.

4.5 Conflicts; Consents and Approvals. Except as set forth in Section 4.5 of the Company Disclosure Schedule, none of the execution or delivery of this Agreement by the Company, nor the consummation of the Transactions or compliance by the Company with any of the provisions hereof will:

(a) conflict with, or result in a violation of any provision of, the Certificate of Incorporation, Bylaws, Certificate of Formation, or Operating Agreement, as applicable, of the Company or any of its Subsidiaries, each as amended to date;

(b) violate or conflict with, in any material respect, or result in a material breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, materially modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in the cancellation or acceleration of any obligation or loss of any material benefit pursuant to any of the terms, conditions or provisions any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party;

(c) violate, in any material respect, any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets; or

(d) require the Company or any of its Subsidiaries or Affiliates to take any action, obtain any consent, approval, review or registration, make any filing or provide any notice to, by, from or with, any third party or any Governmental Authority, other than (i) approval of the Merger and the Transactions by the Company Stockholders, (ii) registrations or other actions required under federal and state securities laws, (iii) compliance with the requirements of FINRA, (iv) consents or approvals of any Governmental Authority set forth in Section 4.5(d) of the Company Disclosure Schedule, and (v) filing and recordation of appropriate merger documents as required by the DGCL.

4.6 Brokerage and Other Fees. Except as set forth in Section 4.6 of the Company Disclosure Schedule, neither the Company nor any stockholder, director, officer, employee or agent of the Company or any of its Subsidiaries, has incurred or will incur on behalf of the Company or such Subsidiaries, any brokerage, finders’, or similar fees in connection with the Transactions. Accurate and complete copies of all written agreements relating to such obligations or fees have previously been provided to Parent.

4.7 The Company SEC Documents. Except as set forth in Section 4.7 of the Company Disclosure Schedule:

(a) The Company has filed or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required under the Exchange Act or the Securities Act to be filed by it since December 31, 2010 (such documents, and any other documents filed by the Company with the SEC, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the Effective Time, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The financial statements of the Company and its Subsidiaries included in the Company SEC Documents, including the Annual Audited Report on Form X-17A-5 and supplementary information included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such financial statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to the financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries as of the dates and the results of operations and cash flows for the periods then ended.

(c) Each of the principal executive officers of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of this Section 4.7(c), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(e) The Company has designed and maintains “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f) The Company has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to its outside auditors and the audit committee of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except as set forth in Section 4.7(g) of the Company Disclosure Schedule, since December 31, 2010, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 115, as in effect on the date hereof.

(h) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the Knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since December 31, 2010, there has been no material written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim that the Company has engaged in improper or illegal accounting or auditing practices. Except as set forth in Section 4.7(h) of the Company Disclosure Schedule, since December 31, 2010, there has been no material written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim that the Company maintains improper or inadequate internal accounting controls. Since December 31, 2010, no current or former attorney representing the Company has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any executive officer of the Company. The Company furnished to Parent accurate and complete copies of all comment letters received by the Company from the SEC since December 31, 2010.

(i) The alternative trading system operated by the Company and/or one or more of its Subsidiaries is operated in the manner set forth in the Form ATS filed by the Company or such Subsidiary with the SEC and approved by the SEC’s staff.

4.8 Information Statement. None of the information provided by the Company for inclusion or incorporation by reference in the Information Statement or any other document filed or to be filed with the SEC or any other Government Authority in connection with the Merger will, at the respective times such documents or any amendments or supplements thereto are filed, and, with respect to the Information Statement, when first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Information Statement, except statements based on information supplied by Parent and Merger Sub in writing specifically for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made or incorporated by reference in the Information Statement based on information supplied by Parent or the Merger Sub for inclusion or incorporation by reference therein.

4.9 Compliance with Law. Except as set forth in Section 4.9 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance, and at all times since December 31, 2010, have been in compliance, in all material respects with all Applicable Law and, to the Knowledge of the Company, no

condition or state of facts exists that would reasonably be expected to give rise to a violation of, or a material liability or default under, any Applicable Law. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Authority expressly indicated an intention to conduct the same.

4.10 Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no suit, claim, lawsuit, action, audit, proceeding including an appraisal rights proceeding, hearing, summons, citation, subpoena, notice of violation, demand letter or investigation (each, an “Action”) pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries. Except as set forth in Section 4.10 of the Company Disclosure Schedule, since December 31, 2010, there has been no lawsuit or government investigation pending or threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which reasonably would be expected to adversely affect the Company or its Subsidiaries, individually or in the aggregate.

4.11 No Material Adverse Change; Ordinary Course Operations. Since January 1, 2013, except as set forth in Section 4.11 of the Company Disclosure Schedule, (i) there has been no material adverse change in the assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions, and (ii) except for the Transactions, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects.

4.12 Taxes. Except as set forth in Section 4.12 of the Company Disclosure Schedule, and subject to the last paragraph of this Section 4.12:

(a) The Company and its Subsidiaries have filed all material Tax Returns required to have been filed by the Company and its Subsidiaries prior to the date of this Agreement, and all such Tax Returns were complete and correct in all material respects. The Company and its Subsidiaries are not, as of the date of this Agreement, the beneficiary of any extension of time within which to file any Tax Return. All material amounts of Taxes due and owing by the Company and its Subsidiaries, whether or not shown as due on such Tax Returns, have been paid or, prior to the Effective Time, will be paid by the Company.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company for all taxable periods through the date of such financial statements.

(c) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect. The Company has not received within the past three (3) years written notice of any deficiencies for any Tax from any taxing authority. The Company is not the subject of any pending Tax audit or other administrative proceedings or court proceedings with respect to any Taxes of the Company.

(d) There are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due) upon any of the assets of the Company.

(e) Other than its Subsidiaries, the Company does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) pursuant to any Tax allocation agreement (except agreements with third parties made in the ordinary course of business the primary subject matter of which is not Tax) or as a transferee.

(f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except where the failure to withhold and pay would not be material. The Company is in compliance in all material respects with all applicable information reporting requirements under applicable Tax Law.

(g) Within the five-year period ending on the Closing Date, the Company has not constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code, in a distribution qualifying or intending to qualify for Tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(h) The Company is not a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or financial agreements entered into in the ordinary course of business and indemnification agreements or similar agreements with directors and executive officers).

(i) The Company has not engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Tax Law.

(j) The sum of (i) the aggregate amount of net operating loss carryforwards incurred or recognized by the Company from June 9, 2012 through December 31, 2013 as a result of losses that have been or will be reflected on the Company’s U.S. federal income Tax Returns, (ii) losses that have been or will be incurred or recognized by the Company or its Subsidiaries during 2014 through the Closing Date and (iii) capitalizable costs and expenditures that have been or will be incurred during 2014 through the Closing Date that will, in the aggregate, be available for U.S. federal income Tax purposes to be applied against any income or gain resulting from Parent making an election under Section 338(g) of the Code in connection with the Merger, without limitation under Section 382 of the Code, is at least Nine Million Five Hundred Thousand Dollars ($9,500,000). From January 1, 2011 through June 8, 2012, the value of the Company (determined in accordance with Section 382(e)(1) of the Code) on any date during that period that was a change date with respect to the Company (within the meaning of Section 382(j) of the Code), if any, was not less than Ten Million Dollars ($10,000,000).

(k) To the Knowledge of the Company, within the past three (3) years, no written claim has ever been made by any Governmental Authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or a Subsidiary of the Company is or may be subject to taxation by such jurisdiction.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law); (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) reacquisition under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

Notwithstanding anything to the contrary, (x) the representations and warranties in this Section 4.12 and Section 4.15 (to the extent it relates to the Code) are the only representations and warranties in respect of Taxes in this Agreement, (y) the representations and warranties in this Section 4.12 refer only to past activities of the Company and its Subsidiaries and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after the Closing Date or any Tax position taken with respect to such taxable periods (or portions thereof), and (z) except for the representations and warranties contained in Section 4.12(j), the Company makes no representations or warranties regarding, or a guarantee of, (1) the amount of the Company’s net operating loss carryforward, capital loss carryforward, excess credits or other similar Tax attributes, if any, attributable to any Pre-Closing Tax Period (a “Pre-Closing Tax Attribute”), or their respective expiration dates under the Code or other Tax Law, or (2) the amount of the Pre-Closing Tax Attributes, if any, that will be utilizable by the Parent or the Company in any taxable period, including the amount of the limit imposed on the Company’s net operating loss carryforward under Section 382 of the Code for taxable periods (or portions thereof) after the Closing, provided, that, the limitation under this subclause (z) shall not modify or otherwise limit the representations and warranties contained in Section 4.12(j).

4.13 Intellectual Property.

(a) Set forth in Section 4.13(a) of the Company Disclosure Schedule is a true and complete list of (i) all of the Company’s and its Subsidiaries’ foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing trademarks, service marks and trade names) and all material copyright applications and registrations and domain name registrations, and (ii) all agreements to which the Company or any of its Subsidiaries is a party which concern any of the Intellectual Property owned or used by the Company or whose use is presently contemplated by the Company, (other than customary licenses to intellectual property granted to end users by third party manufacturers or service providers in the ordinary course of business incident to their providing of products and/or services and licenses for commercially available, unmodified, off-the-shelf, software purchased or licensed for less than a total cost of $25,000 in the aggregate) ((i) and (ii) together, the “Scheduled Intellectual Property”). The Company or its Subsidiary, as applicable, owns or has a right to use all material Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries in substantially the same manner as such business is presently conducted or as is presently contemplated by the Company (the “Company Intellectual Property”). The Company or its Subsidiary, as applicable, owns, free and clear of any Encumbrances, other than end user licenses to the Company’s customers, the owned Scheduled Intellectual Property and the owned Company Intellectual Property and (A) no written claim of invalidity or ownership with respect to any material item of the Scheduled Intellectual Property or the Company Intellectual Property has been received by the Company or any of its Subsidiaries from a third party, and no Scheduled Intellectual Property or Company Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened Action involving the Company or any of its Subsidiaries and, to the Knowledge of the Company, no facts or circumstances exist that would form the reasonable basis of such a claim; (B) to the Knowledge of the Company, no Person has asserted that the Company or any of its Subsidiaries or a customer or licensee of the Company or any of its Subsidiaries using the Company’s or any of its Subsidiaries’ products or services is infringing or has infringed any Intellectual Property rights of a third party, and, to the Knowledge of the Company, no facts or circumstances exist that would form the reasonable basis of such a claim; (C) all material fees, annuities, royalties, honoraria and other payments which are due from the Company on or before the date hereof for any Intellectual Property used or licensed by the Company or any of its Subsidiaries have been paid; (D) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, work of authorship, software, services, or material related to any part of the Scheduled Intellectual Property or Company Intellectual Property does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright or other Intellectual Property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information, proprietary right, nondisclosure right, or know-how of any third party; (E) to the Knowledge of the Company, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of the Company; (F) to the Knowledge of the Company, there has been no (1) prior act that would reasonably be expected to void or invalidate any of the Scheduled Intellectual Property or Company Intellectual Property or (2) conduct or use by the Company or any third party that would reasonably be expected to void or invalidate any of the Scheduled Intellectual Property or Company Intellectual Property; and (G) except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not breach, violate or conflict with any material instrument or Contract governing or contained within any of the Scheduled Intellectual Property or Company Intellectual

Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Scheduled Intellectual Property or Company Intellectual Property or in any material way impair the right of Parent or the Surviving Corporation or its Subsidiaries to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Scheduled Intellectual Property or Company Intellectual Property.

(b) No stockholder, officer, director or employee of the Company or its Subsidiaries, or any of their respective Affiliates has any ownership, royalty or other interest in any Company Intellectual Property.

(c) The Company and its Subsidiaries have taken all necessary, reasonable and appropriate steps to safeguard the Company Intellectual Property and to maintain the secrecy and confidentiality of all material trade secrets contained in the Scheduled Intellectual Property and the Company Intellectual Property. All persons who have developed, in whole or in part, any material owned Company Intellectual Property or owned Scheduled Intellectual Property on behalf of or for the Company have duly executed a valid and enforceable agreement assigning all intellectual property rights therein to the Company or one of its Subsidiaries and, where appropriate, agreeing to maintain the confidentiality of all confidential or proprietary information related thereto.

(d) Section 4.13(d) of the Company Disclosure Schedule sets forth a true and complete list of all domain names owned or used by the Company or one of its Subsidiaries in the conduct of their respective businesses (“Company Domain Names”). No officer, director or employee of the Company or any of its Subsidiaries or any of their respective Affiliates has any ownership or other interest in Company Domain Names. None of the Company Domain Names infringe or conflict with any trademarks, trademark rights, trade names, trade name rights, service marks or other rights of any Person. No right to or interest in any Company Domain Name has been obtained in violation of any Law, including the Anticybersquatting Consumer Protection Act.

(e) Section 4.13(e) of the Company Disclosure Schedule sets forth a true and complete list of all material software (including firmware and any other software embedded in a hardware device) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company or any of its Subsidiaries (other than customary licenses to intellectual property granted to end users by third party manufacturers or service providers in the ordinary course of business incident to their providing goods and/or services and licenses for commercially available, unmodified, off-the-shelf, software purchased or licensed for less than a total cost of $25,000 in the aggregate) (collectively, “Company Software”). To the Knowledge of the Company, all Company Software used in the current operation of the business is free from material defects or errors. To the Knowledge of the Company, no Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require the distribution of, or could in any material respect condition the use of, such Company Software.

4.14 Title to and Condition of Properties. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all material real property, plants, machinery, equipment and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted, free and clear of all Encumbrances. All of the material machinery, equipment, and other tangible personal property and tangible assets owned or used by the Company and its Subsidiaries are usable in the ordinary course of business and are adequate and suitable for their current uses.

4.15 Employee Benefit Plans.

(a) Section 4.15(a) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has provided to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan that have been adopted or approved by the Company nor has the Company or any of its ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new Plan.

(b) The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that would be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust. To the Knowledge of the Company, no event or omission has occurred which would reasonably be expected to cause any Plan that provides Tax-favored benefits to lose its qualification or otherwise fail to satisfy the relevant requirements to provide Tax-favored benefits under the applicable Code Section (including without limitation Sections 105, 125, 401(a), 409A and 501(c)(9) of the Code).

(c) All contributions required to be made by the Company or any of its ERISA Affiliates to any Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made and paid in full and through the Closing Date will be timely made and paid in full.

(d) The Company and its ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. To the Knowledge of the Company, each Plan has been operated in compliance with its terms. To the Knowledge of the Company, there is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its ERISA Affiliates under ERISA or the Code.

(e) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as provided in Section 4.15(e) of the Company Disclosure Schedule, no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan, Multiple Employer Plan or plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(f) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in any material Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(g) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Company and its ERISA Affiliates have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the Knowledge of the Company, there has been no communication to employees of the Company or any of its Subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(h) To the Knowledge of the Company, each Plan has been maintained in material compliance with all Applicable Laws including (without limitation, if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act and/or state “Blue Sky” laws.

(i) Except as set forth in Section 4.15(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Transactions, either solely as a result thereof or as a result of such Transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has previously provided to Parent the following information, which is true, complete and accurate: (x) the amounts comprising the “base amount” for each executive listed in Section 4.15(i) of the Company Disclosure Schedule, assuming a “base period” of 2010-2013 (as those terms are defined in Section 280G of the Code), and an estimate of such individuals’ annual compensation described in Section 280G(d)(1) of the Code for fiscal year 2013; and (y) a schedule of all outstanding Stock Options, showing for each separate grant thereof, the individual to whom they were granted, the grant date, the vesting schedule (without regard to any vesting as a result of the Transactions) and the exercise price thereof.

(j) There are no pending or, to the Knowledge of the Company, threatened Actions (other than claims for benefits in the ordinary course), that have been asserted or instituted with respect to the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan or Multiple Employer Plan.

(k) Section 4.15(k) of the Company Disclosure Schedule sets forth the names of all directors and officers of the Company and its Subsidiaries, the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) each received in the fiscal year ending December 31, 2013, and any changes to the foregoing that will occur as a matter of entitlement subsequent to December 31, 2013. Section 4.15(k) of the Company Disclosure Schedule also lists and describes the current compensation of all other employees of the Company and its Subsidiaries. Section 4.15(k) of the Company Disclosure Schedule also sets forth the liability of the Company and its Subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other material forms of compensation paid to any such director, officer or employee of the Company or any of its Subsidiaries. No officer, director, or employee of the Company, its Subsidiaries or any of their Affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to the Company or any of its Subsidiaries any material assets, services or facilities and neither the Company nor its Subsidiaries provides or causes to be provided to any such officer, director, employee or Affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

(l) Section 4.15(l) of the Company Disclosure Schedule sets forth a true and correct list of any change of control or similar payments or bonuses payable in connection with the Transactions. Except as set forth on Section 4.15(l) of the Company Disclosure Schedule, no agreements or other commitments have been made by the Company or any of its Subsidiaries to modify the compensation or benefits of any employee, consultant or contractor of the Company or its Subsidiaries, including bonuses, salary increases, change of control payments or similar payments.

(m) No Plan is subject to the laws of any jurisdiction outside of the United States. The Company has no employees who are based outside of the United States.

4.16 Contracts. Section 4.16 of the Company Disclosure Schedule lists as of the date of this Agreement all written or oral contracts, agreements, instruments, guarantees, leases and executory commitments (each a “Contract”) to which the Company or any of its Subsidiaries is a party, which fall within any of the following categories:

(a) joint venture, partnership and like agreements;

(b) Contracts that (i) contain covenants purporting to limit the freedom of the Company or any of its Subsidiaries (or that, following the consummation of the Transactions, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (ii) require the Company or any of its Subsidiaries to use any licensor, supplier or third party for all or substantially all of the Company’s or a Subsidiary’s requirements or needs for any Intellectual Property, product or service in connection with the business of the Company or any of its Subsidiaries, (iii) limit or purport to limit the ability of the Company or any its Subsidiaries to solicit customers or clients of the other parties thereto, (iv) require the Company or any of its Subsidiaries to provide to the other parties thereto “most favored nations” pricing or any type of exclusive dealing or other similar arrangement, (v) require the Company or any of its Subsidiaries to market or co-market any products or services of a third party, or (vi) contain any “take-or-pay” provisions or similar arrangements requiring the Company or any of its Subsidiaries to make a minimum payment for goods or services from third party suppliers irrespective of usage;

(c) Contracts which contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company of any of its Subsidiaries, or any customer, licensee or lessee thereof;

(d) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000;

(e) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company (without premium or penalty) within one month;

(f) Contracts with any labor organization or union;

(g) Contracts that are employment, severance, change of control, retention and similar agreements and Contracts with independent contractors or consultants (or similar arrangements);

(h) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any of its Subsidiaries has, directly or indirectly, made a loan, capital contribution to, or other investment in, any person (other than in the Company or any of its subsidiaries and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business);

(i) Contracts involving annual revenues to the business of the Company in excess of $175,000;

(j) any Contract pursuant to which the Company is subject to continuing indemnification claim payments or “earn-out” obligations, in each case involving more than $100,000;

(k) Contracts that are licenses, sublicenses and other agreements pursuant to which the Company or any of its Subsidiaries grants rights or authority to any Person, or receives rights or authority from any Person, with respect to any Company Intellectual Property;

(l) Contracts with or for the benefit of any stockholder or Affiliate of the Company and/or immediate family member thereof;

(m) Contracts involving payments by the Company or its Subsidiaries, in the aggregate, of more than $100,000 per year;

(n) any Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of any capital stock of the Company or its Subsidiaries;

(o) Contracts that are sales promotion, market research, marketing consulting and advertising agreements; and

(p) any other Contracts not entered into in the ordinary course of the Company’s or any of its Subsidiaries’ business.

All such Contracts and all other contracts that are individually material to the business or operations of the Company or any of its Subsidiaries are valid and binding obligations of the Company or any of its Subsidiaries, as applicable, and are in full force and effect, and to the Knowledge of the Company, are the valid and binding obligation of each other party thereto. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in violation of or in default in any material respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination of, any Contract, or has provided or received any written notice of any intention to terminate, any Contract.

4.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries have any union or labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company or any of its Subsidiaries. There is no labor strike, dispute or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since December 31, 2011. To the Knowledge of the Company, since December 31, 2011, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company.

(b) The Company and its Subsidiaries are and have been in compliance, in all material respects, with all Applicable Law respecting employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, in each case, with respect to their respective employees, and there are no pending or, to the Knowledge of the Company, threatened controversies or other Actions with respect to any such matters or any employment or consulting agreements.

4.18 Undisclosed Liabilities.

(a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company does not have any liabilities or contingent liabilities, except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of September 30, 2013, included in the Company SEC Documents, (ii) as incurred in connection with the Transactions or as permitted or contemplated by this Agreement, or (iii) as incurred after September 30, 2013, in the ordinary course of business and consistent with past practice (none of which is a material liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and adequately reflected on the books and records of the Company and its Subsidiaries.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, the Company has no indebtedness, and all convertible notes with respect to the Company that were previously outstanding at any time have been repaid in full and canceled.

(c) There are no Actions pending or threatened against the Company or any of its Subsidiaries by any Company Stockholder.

4.19 Permits; Compliance.

(a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and there is no Action pending or, to the Knowledge of the Company, threatened regarding any of the Company Permits. Neither the Company nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of any of the Company Permits.

(b) Except as set forth in Section 4.19(b) of the Company Disclosure Schedule:

(i) all necessary clearances or approvals from Governmental Authorities for all products and services sold by the Company or any of its Subsidiaries have, to the Knowledge of the Company, been obtained and the Company and its Subsidiaries are in material compliance with the most current form of each applicable clearance or approval with respect to the sale by the Company and its Subsidiaries of such products and services;

(ii) neither the Company or any of its Subsidiaries or Affiliates or any of their respective officers, directors, employees or agents (during the term of such person’s employment or while acting as an agent of the Company or such Subsidiary or Affiliate, or to the Knowledge of the Company, prior to such employment) has been convicted of any crime or engaged in any conduct, in each case for which debarment or similar punishment is mandated or permitted by any Applicable Law; and

(iii) none of the Company, any of its Subsidiaries or Affiliates, or, to the Knowledge of the Company, any of their officers, directors, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the Knowledge of the Company, prior to such employment), is subject to “statutory disqualification” within the meaning of Section 3(a)(39) of the Exchange Act, “heightened supervision” under the rules of FINRA, or any other restriction on activities or future activities under Applicable Law.

4.20 Environmental Matters.

(a) Except as described in Section 4.20 of the Company Disclosure Schedule, the properties, operations, products, and activities of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability.

(b) Neither the Company nor any of its Subsidiaries is subject to any existing, pending or, to the Knowledge of the Company, threatened Action by or before any court or Governmental Authority under any Environmental Law in connection with any of the Company’s and its Subsidiaries’ properties, products, activities, or operations.

(c) There has been no Release or threatened Release of any Hazardous Material into the environment by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has assumed any liability relating to the Release of Hazardous Materials.

4.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received the opinion of Hyde Park Capital Partners, the Company’s financial advisor, to the effect that, as of the date of the opinion, and subject to the assumptions, limitations, and qualifications contained in the opinion, the aggregate consideration to be received in the Merger is fair, from a financial point of view, to the Company’s equity holders, taken as a whole.

4.22 Board Recommendation; Required Vote.

(a) The Company Board, at a meeting duly called and held on March 4, 2014, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, taken together, are fair to and in the best interests of the Company Stockholders, taken as a whole, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL) and (iii) recommended that Company Stockholders approve and adopt this Agreement and the Transactions (the “Company Board Recommendation”).

(b) The affirmative votes or written consents of the Company Stockholders set forth in Section 4.22(b) of the Company Disclosure Schedule (the “Stockholder Approval”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions under the Company Certificate and the DGCL or otherwise. The delivery of the Stockholder Consent (as defined below) will constitute the Stockholder Approval.

4.23 Takeover Laws. Assuming the accuracy of the representations and warranties contained in Section 3.10, the Company Board has taken all necessary action so that no “fair price”, “moratorium”, “control share acquisition” or other state or federal anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to the Merger, and the action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. True, complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the date hereof. The Company is not party to or subject to a rights agreement, a “poison pill” or similar agreement or plan.

4.24 Insurance. The Company and each of its Subsidiaries is presently, and since December 31, 2011 has been, insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s and each of its Subsidiaries’ insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premium payments due and owing to date have been paid in full. The Company and each of its Subsidiaries, as applicable, is a “named insured” or an “insured” under such insurance policies. Except as set forth in Section 4.24 of the Company Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and each of its Subsidiaries provide adequate coverage against loss and may be continued by the Company or each of its Subsidiaries, as applicable, without modification or premium increase after the Effective Time and for the duration of their current terms.

4.25 Regulatory. Bonds.com, Inc. is duly registered as a broker-dealer and an alternative trading system with the SEC, is a member in good standing of FINRA, and has all other licenses and permits from Governmental Authorities that it is required to have in order to engage in its business. All associated persons of Bonds.com, Inc. who are required to be licensed with FINRA and/or one or more states hold all required licenses and are in good standing with all applicable Governmental Authorities. Neither the Company nor any of its Subsidiaries has received any notification from the SEC or FINRA of any consideration being given to revoking Bonds.com, Inc.’s broker-dealer registration or alternative trading system registration, terminating its membership in FINRA or restricting the activities in which it can engage.

4.26 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this ARTICLE IV and in any certificates delivered pursuant hereto by or on behalf of the Company, the Company is not making and has not made, and no other person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the Transactions, and no person is authorized to make any such representation or warranty on behalf of the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. The Company makes no representations or warranties with respect to such estimates, projections, forecasts, forward looking statements and business plans.

ARTICLE V

COVENANTS OF THE PARTIES

The parties agree that:

5.1 Mutual Covenants.

(a) Reasonable Best Efforts; Notification.

(i) Upon and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and satisfy all conditions to, in the most expeditious manner practicable, the Merger and the Transactions, or prevent or avoid a breach of any of the Company’s or its Subsidiaries’ Contracts or other obligations including (A) the obtaining of all necessary actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all material consents, approvals or waivers from, and providing notice to, third parties that are required in connection with the consummation of the Merger and the Transactions, (C) the preparation of the Information Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of this Agreement. In connection with and without limiting the generality of the foregoing, each of the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other Transactions, take all actions necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or the Surviving Corporation be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

(ii) The Company and Parent shall consult with each other in advance of, and reasonably consider each other’s views concerning, all material communications, whether written or oral, with a Governmental Authority regarding this Agreement, the Merger and the other transactions contemplated hereby. Subject to the relevant Governmental Authority’s permission, each of Parent and the Company shall provide the other person advance notice of, and permit the other person, or their agent, to attend and participate in, all meetings, conferences and material communications with a Governmental Authority regarding this Agreement, the Merger and the other transactions contemplated hereby. The Company shall timely pay all filing fees associated with the filings, registrations, declarations, notices and other submissions required to be made by the Company in connection with the Merger, this Agreement and the other transactions contemplated hereby under the rules of FINRA and applicable states.

(iii) Immediately following the execution of this Agreement, Parent shall execute and deliver in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Merger Agreement.

(b) Public Announcements. Each of the Parent and the Company will issue an initial press release concerning the Merger and the Transactions and the parties shall cooperate to ensure that such press releases are consistent in substance and give the other party a reasonable opportunity to comment on the press releases. Unless otherwise required by Applicable Law, FINRA or any applicable securities exchange to which Parent is subject (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, other than in connection with reasonable responses to questions in quarterly earnings conference calls, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or public statement prior to such consultation except as required by Applicable Law, FINRA or the rules or regulations of any applicable securities exchange to which the relevant party is subject, in which case the party required to make the release or statement shall endeavor, on a basis reasonable under the circumstances, to consult with the other party about, and to provide the other party a meaningful opportunity to comment on, such release or statement in advance of such issuance; provided, however, that the restrictions in this Section 5.1(b) will not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change of Recommendation by the Company Board under Section 5.3(d) of this Agreement. All written communications by the Company or any of its Subsidiaries to its customers, vendors and business partners, to the extent relating to the Transaction, shall be subject to prior written consent by Parent.

(c) Deregistration. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Company Common Stock and, if applicable, the Company Preferred Stock under the Exchange Act, provided, that such termination shall not be effective until after the Effective Time.

(d) Disclosure Schedule Update. Parent, Merger Sub and the Company agree that, with respect to the representations and warranties made by Parent and Merger Sub in ARTICLE III of this Agreement and the Company in ARTICLE IV of this Agreement, each shall have an obligation to provide an update to their respective disclosure schedules no later than three (3) Business Days prior to Closing for any matter arising or discovered after the date hereof that, if existing or known at the date of this Agreement or on the Closing Date, would otherwise have been required to be set forth or described on their respective disclosure schedule (and such update shall be supplemented promptly for any matters arising or discovered after the delivery of such update through the Closing); provided, however, that none of such disclosure shall be deemed to retroactively modify, amend or supplement the representations and warranties made on the date of this Agreement in this Agreement or the disclosure schedules, unless the other party (or other parties, with respect to an update made by the Company) shall have so consented in writing. For the avoidance of doubt, supplemental disclosures pursuant to this Section 5.1(d) shall not give rise to a failure of Parent’s and Merger Sub’s condition set forth in Section 6.2(b) or the Company’s condition in Section 6.3(b), unless such disclosure indicates a breach of representation or warranty rising to the materiality level set forth in such sections, and Parent reserves the right to pursue indemnification for breach of representations and warranties disclosed in such updated disclosure schedules.

5.2 Covenants of Parent.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company, to the fullest extent permissible under Applicable Law, pursuant to the indemnification agreements between the Company and its respective current or past directors and officers as of the Effective Time (the “Company Indemnified Parties”) identified on Section 5.2(a) of the Company Disclosure Schedule and any indemnification provisions under the Company Certificate or Company’s Bylaws as in effect on the date of this Agreement and such agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Company Indemnified Parties as those contained in the Company Certificate and Company’s Bylaws as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers or employees of the Company, unless such modification is required by Applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Company Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.2(a), the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as the claim is fully and finally resolved.

(ii) Prior to the Effective Time, the Parent shall purchase a six year “tail” directors’ and officers’ liability insurance policy effective for claims asserted for a six year period after the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms (including scope and coverage amount) that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and fully prepaid for such entire six-year period.

(iii) If Parent or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger then, and in each case, proper provisions shall be made so that the successors of the surviving corporation shall assume all the obligations of Parent and Surviving Corporation set forth in this section. This Section 5.2(a) shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant to this Section 5.2(a) and each such person’s or entity’s heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(b) Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities.

(c) Employees and Employee Benefits.

(i) During the period commencing at the Effective Time and ending on the date which is twelve (12) months after the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary or hourly wage rate, target bonus opportunities(excluding equity-based compensation) , and employee benefits that are, in the aggregate, substantially comparable to those provided to the Company Continuing Employee by the Company immediately prior to the Effective Time; provided, that from time to time Parent may, in its sole discretion, cause the Company Continuing Employees to participate in the bonus program or one or more employee benefit plans and arrangements of Parent or its Subsidiaries that are made available to similarly situated employees of Parent or its Subsidiaries and participation in any such bonus program or employee benefit plan or arrangement by a

Continuing Employee shall be considered to satisfy Parent’s obligation under this Section 5.2(c)(i) with respect to such program, plan or arrangement (it being understood that participation in the Parent plans and arrangements may commence at different times, or not at all, with respect to each Parent plan and arrangement).

(ii) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries for the benefit of United States-based employees, excluding both any defined benefit or retiree health and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees becomes eligible to participate, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent, for purposes of determining eligibility to participate and vesting with respect to each Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits; (B) such service was not recognized under the corresponding Plan; or (C) for purposes of determining the amount of any benefit.

(iii) With respect to any health, dental, vision plan or other welfare plan maintained by Parent or any of its Subsidiaries for United States based employees ( (any such plan, a “Parent Welfare Plan”) in which any Company Continuing Employee becomes eligible to participate during the 2014 plan year , Parent shall use its commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements, evidence of insurability requirements and waiting periods under any Parent Welfare Plan in which the Company Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements, evidence of insurability requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company in which the Company Continuing Employees participated. If a Company Continuing Employee commences participation in any Parent Welfare Plan after the commencement of a calendar year, Parent shall use commercially reasonable efforts to cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Company Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Continuing Employee (and dependents) commences participation.

(d) Standstill. Except as contemplated by this Agreement, prior to the Closing, neither Parent nor any of Parent’s Representatives will, in any manner, directly or indirectly, without the prior written approval of the Company Board: (i) make, effect, initiate, cause or participate in: (A) any acquisition of beneficial ownership of any securities of the Company or any securities of any Subsidiary or other Affiliate of the Company, (B) any acquisition of any assets of the Company or any assets of any Subsidiary or other Affiliate of the Company, or (C) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any Subsidiary or other Affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any Subsidiary or other Affiliate of the Company; (ii) form, join or participate in a “group” (as defined in the Exchange Act) with respect to any of the actions described in this Section 5.2(d); (iii) act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors or policies of the Company; (iv) make any public disclosure or take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(i)” of this sentence; (v) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(i)”, “(ii)”, “(iii)” or “(iv)” of this sentence; (vi) assist, induce or encourage any other person to take any action of the type referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)” or “(v)” of this sentence; (vii) enter into any discussions, negotiations, arrangement or agreement with any other person relating to any of the foregoing; or (viii) request or propose that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 5.2(d). This provision supersedes any standstill agreement of the parties that may be contained in the Confidentiality Agreement for so long as this Agreement remains in effect.

5.3 Covenants of the Company.

(a) Stockholder Approval; Preparation of Information Statement.

(i) (A) Within five (5) Business Days after the execution of this Agreement and in lieu of calling a meeting of the Company Stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit D to certain of the Company Stockholders set forth in Section 4.4(c) of the Company Disclosure Schedule holding a number of shares of Company Common Stock and Company Preferred Stock sufficient to approve the Merger and the Transaction pursuant to the Company Certificate and the DGCL, other than UBS in respect of its ownership of Series A Stock and Series E-1 Stock (such written consent, as duly executed and delivered by all such record holders, the “Majority Consent”), and (B) within ten (10) Business Days after the execution of this Agreement and in lieu of calling a meeting of the holders of Series A Stock, the Company shall submit to UBS a form of irrevocable written consent attached hereto as Exhibit E to UBS (such written consent, as duly executed and delivered by such record holder, the “UBS Consent,” together with the Majority Consent, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a facsimile copy of such Stockholder Consent, certified as true and complete by the Chief Administrative Officer of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Certificate and Company’s Bylaws.

(ii) As soon as reasonably practicable following the date of the Stockholder Approval (and in any event within 5 days of the date thereof), the Company will (A) prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Approval, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”), (B) use its reasonable best efforts to have the Information Statement cleared by the SEC as soon as reasonably practicable thereafter, if such clearance is required, and (C) will cause copies of the Information Statement to be mailed to the Company Stockholders in accordance with the provisions of the DGCL as promptly as practicable after, and in any event within two days after, the latest of (1) confirmation from the SEC that it has no further comments on the Information Statement, (2) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (3) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.3 shall not be affected by any Change of Recommendation or the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal.

(iii) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly following the date hereof furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Information Statement. Prior to the filing of the Information Statement with the SEC, the Company will provide a reasonable opportunity for Parent to review and comment upon the contents of the Information Statement and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly thereafter prepare and mail to the Company Stockholders an amendment or supplement setting forth such correction. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Information Statement and all required amendments and supplements thereto to be mailed to Company Stockholders at the earliest practicable time.

(b) Conduct of the Company’s Operations. Between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the Transactions, and in compliance with Applicable Law, and shall use its reasonable best efforts to maintain and preserve its and its Subsidiaries’ business organization and its material rights and franchises and to retain the services of its and its Subsidiaries’ officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties. Without limiting the generality of the foregoing, the Company shall not, except as required by Applicable Law or Governmental Authority, as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 5.3(b) of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except from holders of Stock Options or Warrants in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise to the extent required or permitted under the terms of such Stock Options or Warrants), (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the Stock Options or Warrants that are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) make or propose any changes the Company Certificate of Incorporation or the Company’s Bylaws;

(iv) merge or consolidate with any other person;

(v) acquire assets of any other person outside of the ordinary course of business consistent with past practice, or acquire capital stock of any other person;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity or pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business or as reflected or reserved against in the most recent financial statements;

(vii) create any Subsidiaries;

(viii) enter into any Contract described in Section 4.16 other than Contracts described in subsection (o) thereof and User Agreements in the ordinary course of business with terms substantially the same as the Company’s form of User Agreement provided to Parent, including no restriction on the use of customer data, disclaimers of warranties and a cap on liabilities;

(ix) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee, or otherwise increase the compensation or benefits provided to any present or former officer, director, consultant or employee except as may be required by Applicable Law, or grant, or reprice the exercise or payment of any of the Stock Options or other equity-based awards (except for grants to the extent permitted by Section 5.3(b)(i);

(x) enter into, adopt or materially amend any Plan, except as may be required by Applicable Law;

(xi) fail to pay the accounts payable, debts, Taxes, regulatory or license fees, and other obligations of Company or any of its Subsidiaries when due;

(xii) take any action that could give rise to severance benefits payable to any officer or director as a result of consummation of the Transactions;

(xiii) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by the Company’s regular independent accountants;

(xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 4.16 of the Company Disclosure Schedule;

(xv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));

(xvi) incur, authorize or commit to any capital expenditures;

(xvii) permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(xviii) permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

(xix) with respect to any Intellectual Property and with respect to any rights to Intellectual Property granted under any material Contract (other than customary licenses to intellectual property granted to end users or third party manufacturers or service providers in the ordinary course of business consistent with past practice), (i) transfer, assign or license to any person any rights to such Intellectual Property; (ii) abandon, permit to lapse or otherwise dispose of any such Intellectual Property; (iii) make any change in such Intellectual Property that would reasonably be expected to impair such Intellectual Property or the Company’s rights with respect thereto; or (iv) disclose to any person (other than Representatives of Parent), any trade secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a person that is subject to confidentiality obligations; or

(xx) agree in writing or otherwise to take any of the foregoing actions.

(c) Certain Tax Matters.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (A) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of such entity; (B) timely pay all Taxes shown as due and payable on such Tax Returns; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practices for all Taxes payable but not yet due; and (D) promptly notify the Parent of any actions pending against or with respect to such entity in respect of any amount of Tax and not settle or compromise any material Tax liability without the Parent’s consent, which shall not be unreasonably withheld.

(ii) Except in the ordinary course of business and consistent with past practices, the Company and its respective Subsidiaries shall from the date of this Agreement to the Effective Time (A) not file any material amended Tax Return or claim for a material Tax refund; (B) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes; (C) not settle or compromise material Tax liability or surrender the right to a material Tax refund; (D) not make or change any material Tax election; and (E) not change any Tax accounting period or change any material method of Tax accounting, in each case, without the prior written consent of Parent.

(d) Solicitation.

(i) Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company shall not, and shall direct its Representatives not to, directly or indirectly, (1) solicit, initiate, encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (2) participate in any negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal, (3) engage in discussions regarding an Acquisition Proposal with any person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal, except to notify such person as to the existence of the provisions of this Section 5.3(d), (4) approve, endorse, or recommend any Acquisition Proposal, (5) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under this Section 5.3(d)), (6) otherwise cooperate with, or assist or participate in, encourage or knowingly facilitate any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (7) exempt any person from the restrictions contained in any state takeover or similar laws.

(ii) Notwithstanding the limitations set forth in Section 5.3(d)(i), from and after the date hereof until the earlier of the date on which the Company obtains Stockholder Approval and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), if the Company receives an unsolicited bona fide written Acquisition Proposal (1) which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes a Superior Proposal and which Acquisition Proposal did not result from a breach of this Section 5.3 or any other provision of this Agreement and (2) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the Company Board taking the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal is required in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, then the Company may take the following actions: (x) furnish non-public information to the person making such Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement) and (y) engage in discussions or negotiations with, and only with, such person making such Acquisition Proposal provided that all such information had been provided, or is concurrently provided, to Parent. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(d) by the Company.

(iii) Other than in accordance with Sections 5.3(d)(ii) and (iv), the Company Board shall not: (A) withdraw, modify, amend or qualify, or propose publicly to withdraw, modify, amend or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (B) approve, adopt or recommend any Acquisition Proposal; or (C) exempt any person from the restrictions contained in any state takeover or similar laws (each of the foregoing, a “Change of Recommendation”).

(iv) Before the Company obtains Stockholder Approval, if, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel, that the Company Board taking the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal is required in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, the Company Board may (x) approve or recommend such Superior Proposal, and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company Board shall not approve or recommend such Superior Proposal and Company shall not terminate this Agreement unless at or concurrently with such termination, the Company pays the Termination Fee in full and otherwise complies with the provisions of ARTICLE VII; provided, further, that the Company Board shall not approve or recommend any Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal unless:

A. the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof;

B. after providing such notice and prior to effecting such Change of Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, during the Notice Period, negotiate with Parent or its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or would cause the Acquisition Proposal no longer to be a Superior Proposal, as reasonably determined by the Company Board, and make their Representatives available for such negotiations; and

C. the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

In the event of any amendment to the financial terms or any other material revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d)(iv) with respect to such new written notice.

(v) No Change of Recommendation shall change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be applicable to the Transactions. However, after any termination of this Agreement in accordance with Section 7.1, the state takeover statutes will apply to any offer, stock purchase or other action by Parent that triggers those measures.

(e) Litigation Cooperation. In the event that any permanent, preliminary or temporary order or Applicable Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, the Company and Parent shall use their reasonable best efforts to take commercially reasonable steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company and Parent shall keep each other reasonably informed unless doing so would, in the reasonable judgment of such other party, jeopardize any privilege of the Company or any of its Subsidiaries with respect thereto, regarding any Action commenced or threatened against any party to this Agreement or any of their respective Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement or the Transactions or that would otherwise prevent or materially impede the consummation of the Transactions (collectively, the “Transaction Litigation”). The Company and Parent shall promptly advise each other orally and in writing and shall cooperate fully in connection with, and shall consult with each other with respect to any Transaction Litigation and the Company and Parent shall give consideration to each other’s advice with respect to such Transaction Litigation. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

(f) Director Resignations. The Company shall use reasonable best efforts to cause to be delivered to Parent resignations (in form reasonably acceptable to Parent) executed by each director of the Company and the Company’s Subsidiaries immediately prior to the Effective Time. At the request of Parent, the Company will use reasonable best efforts to cooperate with Parent to effect the replacement of any such directors selected by Parent.

(g) Access. The Company shall permit representatives of Parent to have appropriate access at all reasonable times to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers. Parent will keep the information obtained pursuant to this Section 5.3(g) or in connection with this Agreement confidential in accordance with the terms of the Confidentiality Agreement and shall cause its Representatives who receive any portion of the same to keep all such information confidential, except as may otherwise be required by law.

(h) Transaction Expense Statement. Not later than two (2) Business Days preceding the Closing Date, the Company shall provide Parent with a written notice, in form and substance reasonably acceptable to Parent, setting forth the amount of the Transaction Expenses (the “Transaction Expense Statement”) and wire instructions for all Persons to be paid in respect thereof.

(i) Company Disclosure Schedules. The Company Disclosure Schedule delivered pursuant to this Agreement is an integral part of this Agreement. Information and disclosures set forth in any part of the Company Disclosure Schedule are deemed disclosed for each other representation and warranty of the Company in this Agreement to the extent that such disclosure is responsive to such representation and warranty and the applicability of that disclosure to that representation and warranty is reasonably apparent on its face. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself.

(j) Cash at Closing. The Company shall ensure that it has no less than $100,000 in cash on the Closing Date, which may be the cash deposit held by Pershing LLC.

ARTICLE VI

CONDITIONS

6.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (in writing), on or prior to the Closing Date, of each of the following conditions:

(a) The Merger and the Transactions shall have received Stockholder Approval, and Parent shall have received the executed Stockholder Consent evidencing such Stockholder Approval.

(b) The Merger and the Transactions shall have received approval from FINRA to consummate the Merger as required by NASD Membership and Registration Rule 1017(c).

6.2 Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (in writing), on or prior to the Closing Date, of each of the following conditions:

(a) Agreements and Conditions. On or before the Closing Date, the Company shall have complied with and duly performed, in all material respects, all agreements and covenants on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.4 shall be true and correct as of the Closing Date in all material respects as if made on the Closing Date (with it being understood that representations and warranties that address matters only as of a specified date shall be determined as of that specified date), and (ii) each of the other representations and warranties made by the Company in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect (with it being understood that representations and warranties that address matters only as of a specified date shall be determined as of that specified date).

(c) No Governmental Action. (i) No Action shall have been instituted or threatened by any Governmental Authority of competent jurisdiction challenging or seeking to make illegal, materially delay, or otherwise, restrain or prohibit, the Transactions, (ii) no Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and (iii) no Governmental Authority or court of competent jurisdiction shall have taken any action or enacted, entered enforced promulgated or issued any law is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subsection (i) above.

(d) No Material Adverse Effect. There shall have been no Material Adverse Effect since December 31, 2013.

(e) Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and executed by the Chief Administrative Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 6.2(a)-(d) shall have been satisfied.

(f) Change of Recommendation. The Company Board (or a special committee thereof) shall not have made a Change in Recommendation.

(g) Ancillary Agreements. Parent shall have received all of the Ancillary Agreements, duly executed and delivered by the parties thereto (other than Parent and Merger Sub).

(h) Encumbrances. The Company shall have delivered satisfactory evidence that all Encumbrances set forth on Section 6.2(h) of the Parent Disclosure Schedule in respect of the properties and assets of the Company and the Subsidiaries shall be discharged at or prior to Closing or will be discharged from the payment of Closing Liabilities from proceeds of the transaction.

(i) FIRPTA Certificate. The Company shall have delivered a statement issued by the Company pursuant to Treasury Regulation Section 1.897-2(h) certifying that the Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code which statement, together with such other documentation as is required, shall be promptly filed with the Internal Revenue Service upon the Closing of the Merger.

(j) Financial Statements. Parent shall have received a complete and accurate copy of the Company’s audited 2013 financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2013 and the related statements of income, retained earnings, stockholders’ equity and cash flows for the year then ended, and such financial statements are consistent in all material respects with the unaudited version furnished to Parent by the Company.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver (in writing), on or prior to the Closing Date, of each of the following conditions:

(a) Agreements and Conditions. On or before the Closing Date, the Parent and Merger Sub shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b) Representations and Warranties. The representations and warranties made by Parent in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect.

(c) No Governmental Action. (i) No Action shall have been instituted or threatened by any Governmental Authority of competent jurisdiction challenging or seeking to make illegal, materially delay, or otherwise, restrain or prohibit, the Transactions, (ii) no Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and (iii) no Governmental Authority or court of competent jurisdiction shall have taken any action or enacted, entered enforced promulgated or issued any law is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subsection (i) above.

(d) Officers’ Certificate. The Company shall have received a certificate dated the Closing Date and executed by an authorized officer of the Parent to the effect that the conditions set forth in Section 6.3(a)-(c) shall have been satisfied.

(e) Ancillary Agreements. The Company shall have received all of the Ancillary Agreements, duly executed and delivered by the parties thereto (other than the Company).

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if there shall be any Applicable Law that makes consummation of the Merger illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction permanently enjoining Parent or the Company from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of any such Applicable Law or judgment, injunction, order or decree;

(c) by either Parent or the Company if the Merger shall not have been consummated before June 30, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(d) by Parent if the Company Board shall have (i) withdrawn, modified, or changed the Company Board Recommendation in a manner adverse to Parent, or (ii) approved or recommended any Acquisition Proposal;

(e) by Parent if the Company has breached any of its representations and warranties in ARTICLE IV or ARTICLE V of this Agreement and as a result thereof, the condition set forth in Section 6.3(b) will not be satisfied;

(f) by Parent, if (i) the Majority Consent, duly executed by the Persons set forth in Section 4.4(c) of the Company Disclosure Schedule, representing written consents of the Company Stockholders sufficient to achieve Stockholder Approval (other than UBS in respect of its ownership of Series A Stock and Series E-1 Stock), shall not have been delivered to Parent and the Company within five (5) Business Days following the date of this Agreement or (ii) the UBS Consent duly executed by UBS shall not have been delivered to Parent and the Company within ten (10) Business Days following the date of this Agreement;

(g) by Parent or the Company if (i) the terminating party is not in material breach of its obligations under this Agreement and (ii) there shall have been a material breach by the other party or its Affiliates of any of its covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

(h) by the Company if Parent or Merger Sub have breached any of their representations and warranties in ARTICLE III of this Agreement and as a result thereof, the condition set forth in Section 6.2(b) will not be satisfied; or

(i) by the Company in accordance with Section 5.3(d) if, prior to the date on which Stockholder Approval is obtained, the Company (i) executes a definitive agreement with respect to a Superior Proposal and (ii) pays to Parent the Termination Fee simultaneous with the termination of this Agreement.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for Sections 3.4, 4.6, 7.3, ARTICLE IX and ARTICLE X; provided, however, that this Section 7.2 and any termination of this Agreement shall not relieve a party to this Agreement from liability to the other party for damages arising from a breach of this Agreement; provided, further, however, that the Company will not have any liability under this Agreement in the event that it is obligated to pay, and has paid the Termination Fee.

7.3 Termination Fee.

(a) The Company shall pay to Parent the sum of $750,000 (the “Termination Fee”) on the terms provided below upon the occurrence of any of the following events:

(i) Outside Date/Pending Acquisition Proposal. This Agreement has been validly terminated by Parent or the Company pursuant to Section 7.1(c) because the Merger shall not have occurred by the Outside Date, and (i) prior to the time of the Outside Date, there was a publicly announced proposal by a third party contemplating an Acquisition Proposal, (ii) such proposal was pending at the time of such Outside Date and has not been publicly withdrawn, and (iii) within twelve (12) months after the termination of this Agreement, (x) the Company or any of its Subsidiaries enters into an acquisition agreement with respect to an Acquisition Proposal or (y) an Acquisition Proposal has been consummated by the Company. The Termination Fee shall be payable by the Company to Parent two (2) Business Days after the first to occur of the events referred to in clauses (x) and (y) above.

(ii) Withdrawal of Support by Company Board. This Agreement has been validly terminated by Parent pursuant to Section 7.1(d). The Termination Fee shall be payable by the Company to Parent within two (2) Business Days after the termination.

(iii) Breach. This Agreement has been validly terminated by Parent pursuant to Section 7.1(g), and (i) at the time of termination there is a publicly announced proposal by a third party contemplating an Acquisition Proposal that is pending and has not otherwise been publicly withdrawn, and (ii) within twelve (12) months after the termination of this Agreement, (x) the Company or any of its Subsidiaries enters into an acquisition agreement with respect to an Acquisition Proposal or (y) an Acquisition Proposal has been consummated by the

Company. The Termination Fee shall be payable by the Company to Parent two (2) Business Days after the first to occur of the events referred to in clauses (x) and (y) above.

Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes payable pursuant to this Section 7.3 and is paid in accordance with this Agreement, the receipt of such fee shall be deemed to be liquidated damages and the exclusive remedy for any breach and any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Representatives in connection with this Agreement (and the termination or breach hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, Merger Sub, any of their respective Representatives or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Representatives arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination, whether for damages or specific performance of this Agreement, except for fraud. In no event will the Company be required to pay the Termination Fee on more than one occasion.

(b) Failure to Obtain Stockholder Approval. In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f), then the Company shall pay Parent all reasonably documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement. Such expenses shall be payable by the Company to Parent within two (2) Business Days after the termination.

The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 7.3 at a rate of twelve percent (12%) per annum.

ARTICLE VIII

TAX MATTERS

8.1 Straddle Period. For purposes of determining the Pre-Closing Tax Liabilities, in the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and any sales, use and other similar Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such Straddle Period.

8.2 Tax Periods Ending on or before the Closing Date. The Parent or the Company shall, at their sole cost and expense, engage Citrin Cooperman to prepare and file all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date and all Straddle Period Tax Returns. Each such Tax Return shall be prepared in a manner consistent with the Company’s past practices, procedures and accounting methods. The Parent or the Company shall provide each such Tax Return to the Stockholder Representative for its review and comment not later than fifteen (15) days before the due date for filing such Tax Return (taking into account extensions) and shall make any revisions thereto that are reasonably requested by the Stockholder Representative; provided, however, that (i) the Stockholder Representative shall not have any right to comment on the Parent or the Company making an election under Section 338(g) of the Code, and (ii) neither Parent nor the Company shall be obligated to make any revisions that may be requested by the

Stockholder Representative that relate to Parent or the Company making an election under Section 338(g) of the Code, unless the Tax Return reporting the results of the election under Section 338(g) of the Code shows a Pre-Closing Tax Liability, in which case this subsection (ii) shall not apply.

8.3 Cooperation on Tax Matters.

(a) The Parent, the Surviving Corporation and the Stockholder Representative shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Company (after the Closing) shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and (ii) abide by all record retention agreements entered into with any taxing authority.

(b) The Parent, the Surviving Corporation and the Stockholder Representative shall, upon request from the other party, use commercially reasonable efforts to mitigate, reduce, defer or eliminate any Tax that could be imposed (including, but not limited to, any Tax with respect to the transactions contemplated hereby).

8.4 Certain Taxes. All transfer (including real property), documentary, sales, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of the Company Common Stock and any similar Tax imposed by states or subdivisions) shall be paid by the Parent when due, and the Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, stamp, registration and other similar Taxes and fees.

8.5 Additional Tax Provisions.

(a) After the Closing and until such time as all funds in the Escrow Account have been released pursuant to the terms hereof or the Escrow Agreement, all refunds, if any, received or receivable by the Parent or the Company in respect of Taxes actually paid for any Pre-Closing Tax Period shall be for the account of the Series E-2 Stockholders, and the amount thereof shall be paid by Parent or the Company within a reasonable period of time after receipt of such refund by Parent or the Company to the Stockholder Representative for the benefit of the Series E-2 Stockholders, except to the extent that the refund was included as a Tax asset on the Closing Balance Sheet.

(b) On and after the Closing Date until such time as all funds in the Escrow Account have been released pursuant to the terms hereof or the Escrow Agreement, none of Parent, the Company or its Subsidiaries shall, without the prior written consent of the Stockholder Representative, (i) make or amend any Tax claim, disclaimer, waiver or election (other than making an election under Section 338(g) of the Code) with respect to the Company or its Subsidiaries for a Pre-Closing Tax Period, (ii) amend, file (except in accordance with this Agreement) or otherwise modify any Tax Return for a Pre-Closing Tax Period, or (iii) take any other action (other than making an election under Section 338(g) of the Code) that relates or is attributable to or that affects any Pre-Closing Tax Period that results in an increased Tax liability (or a reduction in a refund) for a Pre-Closing Tax Period, provided, that, Parent, the Company, or any of its Subsidiaries shall be entitled to take any action that would otherwise be limited under this Section 8.5(b) without the prior written consent of the Stockholder Representative with respect to any position reported on a Tax Return for a Pre-Closing Tax Period if Parent, the Company or a relevant Subsidiary, in consultation with its third-party tax advisors, makes a good-faith determination that the Company or its Subsidiaries, as applicable, did not have at least a reasonable basis for taking any such position.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations. Except for the Fundamental Representations described in the next sentence, the representations and warranties contained in this Agreement shall survive the Closing Date (or, if there is no Closing, the date hereof) for a period of twelve (12) months, and shall then terminate. Such time limitation shall be extended to twenty-four (24) months with respect to the representations and warranties contained in these sections: (collectively, the “Fundamental Representations”): Sections 3.1 (Organization and Standing), 3.2 (Corporate Power and Authority), 3.3 (Conflicts; Consents and Approvals), 3.4 (Brokerage and Finders’ Fees), 4.1 (Organization and Standing), 4.2 (Subsidiaries), 4.3 (Corporate Power and Authority), 4.4 (Capitalization of the Company), 4.5 (Conflicts; Consents and Approvals), 4.6 (Brokerage and Other Fees) and 4.12 (Taxes). Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section shall continue to survive if notice has been given as provided in this Agreement prior to such termination, solely with respect to and for the purpose of such claim, until such claim has been satisfied or otherwise is resolved as provided in this Article. Any limitation or qualification set forth in any one representation and warranty contained in ARTICLE III or ARTICLE IV shall not limit or qualify any other representation and warranty contained in such Article. Each representation and warranty included in this Agreement is independent and shall be interpreted without regard to any other representation or warranty contained herein (including any more inclusive representation or warranty). All covenants and agreements of the parties contained herein and in the Ancillary Agreements other than the Escrow Agreement, and the indemnification responsibilities with respect thereto, shall survive the Closing Date for a period of two years, and then shall terminate. The waiver by any party of any condition at the Closing or the breach or inaccuracy of any representation or warranty, or the breach of or non-compliance with any covenant or obligation, shall not affect the right of such party to the indemnification, payment or reimbursement of Losses (as defined below) or any other right or remedy based on such breach, inaccuracy or non-compliance.

9.2 Indemnification of Parent Indemnified Parties. Subject to limitations in this ARTICLE IX (including limitation of all recourse to funds in the Escrow Account), each Series E-2 Stockholder shall indemnify, defend and hold harmless Parent, its Affiliates (including the Company and the Subsidiaries) and their directors, officers, stockholders, agents, successors and permitted assigns (“Parent Indemnified Parties”) from and against, and shall pay and reimburse the foregoing Persons for, any and all losses, liabilities, claims, obligations, penalties, damages, costs and expenses (including all reasonable attorneys’ fees and disbursements and other costs incurred or sustained by an Indemnitee (as defined below) in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party (as defined below) or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (“Losses”) relating to or arising out of:

(a) any inaccuracy (or alleged inaccuracy if asserted by a third party) of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company in connection herewith;

(b) any breach of any covenant or agreement of the Company contained in this Agreement;

(c) any Transaction Expenses not reflected in the Transaction Expense Statement or paid at Closing;

(d) any Closing Liabilities not reflected in the Estimated Closing Certificate or paid at Closing;

(e) a demand for appraisal of shares by a Company Stockholder pursuant to Section 262 of the DGCL; provided that Losses pursuant to this Section 9.2 shall be limited to the sum of (A) the costs and expenses incurred by the Surviving Corporation and Parent in respect of such demand for appraisal after the Effective Time and (B) the excess, if any, of the amount paid by the Surviving Corporation or Parent in respect of the shares of Common Stock and Preferred Stock subject to a demand for appraisal over the Merger Consideration otherwise payable in respect of such shares;

(f) any Specified Stockholder Claims, but only if and to the extent that such claims are not covered by a Director and Officer Liability Insurance Policy; and/or

(g) any Pre-Closing Tax Liabilities; provided, however, that indemnification shall be provided under this Section 9.2(g) only to the extent that the aggregate amount of such Taxes exceeds the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet; and provided, further that no indemnification shall be provided under this Section 9.2(g) for (A) any Taxes of the Company that arise as a result of a transaction, action or omission carried out or effected by the Parent or the Company at any time after the Closing on the Closing Date (except (i) for any transaction, action or omission carried out or effected by the Company in the ordinary course of business on the Closing Date, consistent with past practices, (ii) any Taxes that may be imposed on the Company as a result of a breach of the representations and warranties provided in Section 4.12(j), and (iii) any action permitted to be taken by Parent, the Company or any of its Subsidiaries under Section 8.5(b) without the prior written consent of the Stockholder Representative); (B) any Taxes of the Company for all taxable periods other than the Pre-Closing Tax Period, including any Taxes resulting from a reduction in a Tax benefit realized by the Parent or the Company relating to the Company’s Pre-Closing Tax Period, or (C) any Taxes imposed on the Company resulting from any breach of any covenant or agreement of Parent or the Company (after the Closing) contained in this Agreement. For clarity, indemnification for a Pre-Closing Tax Attribute (including any additional Taxes attributable thereto) shall be limited to Taxes resulting from a breach of the representations and warranties set forth in Section 4.12(j). This Section 9.2(g) shall be the sole and exclusive remedy of the Parent and the Company for any Losses arising out of or related to the Company’s Taxes attributable to Pre-Closing Tax Periods.

9.3 Indemnification by Parent. Subject to limitations in this ARTICLE IX, Parent shall indemnify, defend and hold harmless the Series E-2 Stockholders, their respective Affiliates and their respective directors, officers, stockholders, agents, successors and permitted assigns (“Stockholder Indemnified Parties”) from and against, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of:

(a) the inaccuracy (or alleged inaccuracy if asserted by a third party) of any representation or warranty of Parent or Merger Sub contained in this Agreement or any certificate delivered by or on behalf of Parent or Merger Sub in connection herewith; and/or

(b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

9.4 Procedures for Indemnification; Defense. The party making a claim under this ARTICLE IX is referred to as the “Indemnitee”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”), or discovers facts that would form a basis for a Third Party Claim, against such Indemnitee with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnifying Party (or, in the case of a Parent Indemnified Party seeking indemnification, such Parent Indemnified Party shall give the Stockholder Representative) reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in, or if it shall have acknowledged in writing its obligation to provide indemnification to the Indemnitee in respect thereof, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Series E-2 Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (ii) seeks an injunction or other equitable relief against the Indemnitee. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee; provided that if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnitee may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 9.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c) Direct Claims. Any Action by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnitee seeking indemnification hereunder in respect of any Direct Claim hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

9.5 Limitations on Indemnification. Notwithstanding any provision contained in this ARTICLE IX to the contrary, no Indemnitee shall be entitled to assert any claim for indemnification in respect of breach(es) of representations and warranties under Section 9.2(a) or 9.3(a) until such time as all claims for indemnification under this ARTICLE IX by such Indemnitee (and all related Indemnitees) hereunder exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the “Basket”), and then only to the extent of such excess; provided, however, that the Basket shall not apply (i) if a representation or warranty was fraudulent or was known to be inaccurate when made or (ii) to any breach(es) of Fundamental Representations. All recourse for any claim of any kind by any Person against the Series E-2 Stockholders under or in connection with this Agreement (including, for the avoidance of doubt and without limitation, all claims for indemnification under Section 9.2), the Escrow Agreement, or any other Ancillary Agreement or the transactions contemplated hereby or thereby shall be strictly limited to funds in the Escrow Account other than claims of fraud against any Person who committed the fraud.

9.6 Exclusive Remedy. From and after the Closing, except as provided below, the sole and exclusive remedy of any party hereto under or in connection with this Agreement, the Escrow Agreement, or any other Ancillary Agreement or the transactions contemplated hereby or thereby (including for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or otherwise arising from the Merger shall be indemnification in accordance with this ARTICLE IX. Notwithstanding the foregoing, this Section 9.6 shall not operate to (i) interfere with or impede the operation of the provisions of Section 2.8 providing for the resolution of certain disputes relating to the calculation of Closing Net Working Capital, (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) after the Closing, or (iii) limit a claim of fraud against any Person who committed the fraud.

9.7 Escrow. Any payment that the Series E-2 Stockholders are obligated to make to any Parent Indemnified Party pursuant to this ARTICLE IX or under Section 2.8 shall be paid solely by release of funds to such Parent Indemnified Party from the Escrow Account by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. The Escrow Amount (to the extent not utilized to pay a Parent Indemnified Party for any Claim) shall be released by the Escrow Agent from the Escrow Account to the Disbursing Agent in trust for the benefit of the Series E-2 Stockholders as follows: (a) on the 12-month anniversary of the Closing Date, the amount of $500,000; (b) on the 18-month anniversary of the Closing Date, the amount of $500,000, and on the 24-month anniversary of the Closing Date, the remaining amount of $500,000. The Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) in the Escrow Account equal to the amount of Claims for indemnification under this ARTICLE IX asserted prior to the applicable anniversary but not yet resolved (“Unresolved Claims”), solely to be available to pay Unresolved Claims and not for any other purpose or claims. The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay a Parent Indemnified Party for any such Claims resolved in favor of a Parent Indemnified Party) upon their resolution in accordance with this ARTICLE IX and the terms of the Escrow Agreement. For the sake of clarity, this Section 9.7 shall not limit any claims of fraud against any Person who committed the fraud.

9.8 Mitigation; Other Limitations.

(a) In calculating amounts payable to an Indemnitee pursuant to this ARTICLE IX, the amount of any Losses shall be determined without duplication of any other Losses for which indemnification has been made in respect of any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments actually received by Indemnitee under any insurance policy with respect to such Losses, and (ii) any actual recovery by Indemnitee from any other Person with respect to such Losses, in each case, net of any costs incurred in connection with such recoveries.

(b) Each Indemnitee shall take commercially reasonable steps to mitigate their respective Losses on and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses hereunder and to act reasonably in connection with such Indemnitee’s decisions to pursue or not pursue indemnification, contribution and insurance proceeds or similar payments and recoveries that might mitigate Losses that would be recoverable under this ARTICLE IX.

9.9 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within three (3) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds or, with respect to a Series E-2 Stockholder, by releasing funds to the applicable Parent Indemnified Party from the Escrow Account in accordance with the Escrow Agreement, to the extent available. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such three (3) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

9.10 Tax Treatment of Indemnity Payments. Parent and the Stockholders agree to treat any indemnity payment made pursuant to this ARTICLE IX or Section 2.8 as an adjustment to the Merger Consideration for federal, state, local and foreign tax purposes, except to the extent otherwise required by applicable Law.

9.11 No Contribution. The Series E-2 Stockholders shall not have any right of contribution or indemnification from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party pursuant to this ARTICLE IX or Section 2.8.

9.12 Waiver of Rights Against the Company. By approving the Merger and accepting the Merger Consideration, the Series E-2 Stockholders waive any and all claims they may have in their capacities as stockholders against the Surviving Corporation and its Subsidiaries, including, without limitation, any claims arising out of the Unit Purchase Agreements, dated December 5, 2011 and February 28, 2013; provided, however, nothing in this Section constitutes a waiver of (a) rights or claims under this Agreement, the Escrow Agreement, and other Ancillary Agreements, (b) for the avoidance of doubt, rights or claims under indemnification or similar agreements and indemnification, exculpation and advancement of expense provisions in the Company’s Certificate of Incorporation and Bylaws, or (c) for the avoidance of doubt, to repayment of the Secured Promissory Notes dated February 26, 2014, in the aggregate principal amount of $1,500,000, issued by the Company to certain of its Series E-2 Stockholders (the “Bridge Loan”). The Series E-2 Stockholders acknowledge that if they are indefeasibly paid in full with respect to the Bridge Loan in accordance with the terms thereof, they will not have any further claims arising from the Bridge Loan.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

MTS Markets International Inc.

1270 Avenue of the Americas

28th floor

New York, NY 10020

Attention: Mark Monahan, Chief Executive Officer

Telecopy No.: (212) 314-1240

With a copy to:

London Stock Exchange Group General Counsel

10 Paternoster Square

EC4M 7LS London

United Kingdom

Attention: Catherine Johnson

Telecopy No.: +44 (0) 20 7334 8908

and

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attention: Whitney J. Smith, Esq.

Telecopy No.: (212) 539-3901

(b)	if to the Company:

Bonds.com Group, Inc.

1500 Broadway

31st Floor

New York, NY 10036

Attention: Chief Executive Officer and Chief Financial Officer

Telecopy No.: (646) 224-8848

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard

Suite 3700

Tampa, FL 33602

Attention: David S. Felman

                  Eric J. Hall

Telecopy No.: (813) 221-2900

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report; provided that any notice dispatched by facsimile after 5:00 P.M. Eastern Standard Time (at the place where facsimile is to be received) shall be deemed to have been received at 8:00 A.M. Eastern Standard Time (at the place where facsimile is to be received) on the next Business Day; when dispatched, if sent by electronic-mail, subject to electronic confirmation of receipt by the recipient or telephone confirmation thereof.

10.2 Stockholder Representative.

(a) The parties have agreed that the Required Series E-2 Stockholders will before Closing designate the Stockholder Representative to act for and on behalf of Series E-2 Stockholders for the purposes set forth herein. The Stockholder Representative shall serve as the Stockholder Representative of Series E-2 Stockholders with respect to the matters set forth in this Agreement to be performed by the Stockholder Representative.

The Company and, by virtue of its approval of the Merger and-this Agreement, or by virtue of surrendering or delivering one or more certificates or loss affidavits representing Merger Shares, each Series E-2 Stockholder (except for such Series E-2 Stockholders, if any, who have perfected their appraisal rights under the DGCL) irrevocably appoints the Stockholder Representative as the sole agent, proxy and attorney-in-fact for such Series E-2 Stockholder for all purposes of this Agreement, including the full power and authority on such Series E-2 Stockholder’s behalf after the Closing (i) to disburse any funds received by the Stockholder Representative hereunder to such Series E-2 Stockholder and each other Series E-2 Stockholder; (ii) to execute such further instruments of assignment to effect the transactions contemplated hereby as Parent or Merger Sub shall reasonably request; (iii) to take all other actions to be taken by or on behalf of such Series E-2 Stockholder in connection herewith; (iv) to use the Reserve Amount in the manner provided for in this Agreement; (v) to enter into and perform under the Escrow Agreement on behalf of the Series E-2 Stockholders, including providing instructions to the Escrow Agent to make any payments which are required pursuant to Sections 2.8 or Article IX; (vi) to receive notices as a deemed Indemnifying Party with respect to any Third Party Claims or Direct Claims under this Agreement or the Escrow Agreement; (vii) to negotiate, settle, compromise, participate in the defense of or prosecute Third Party Claims or Direct Claims in accordance with Article IX or the Escrow Agreement; and (viii) to do each and every act and exercise any and all rights which such Series E-2 Stockholder or Series E-2 Stockholders collectively are permitted or required to do or exercise under this Agreement after the Closing. Each Series E-2 Stockholder agrees that such agency and proxy are coupled with an interest, are irrevocable without the consent of the Stockholder Representative, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Series E-2 Stockholder. All decisions and actions by the Stockholder Representative shall be binding on all Series E-2 Stockholders, and no Series E-2 Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall be entitled to engage such counsel, experts, consultants and other advisors as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons. The Stockholder Representative may (but need not) consult with any Series E-2 Stockholder in connection with exercising their powers and performing their functions hereunder and each Series E-2 Stockholder shall cooperate with and offer reasonable assistance to the Stockholder Representative in connection therewith. Notwithstanding anything to the contrary contained herein, the Stockholder Representative shall not do any of the following without prior written direction of the Required Series E-2 Stockholders: (i) appear in a court or in an arbitration proceeding for the purpose of initiating or defending a claim, (ii) settle a claim that requires a payment from the Escrow Account, or (iii) voluntarily incur costs and expenses that it reasonably expects to exceed the Reserve Fund, except as necessary to defend itself in a matter for which it is entitled to be indemnified under Section 10.2(c). In addition, the Stockholder Representative does not have the authority to amend, modify or waive any provision of this Agreement or any other Ancillary Agreement, or enter into any other agreement, compromise or settlement, if such amendment, modification, waiver, agreement, compromise or settlement would (1) cause the aggregate liability of any Series E-2 Stockholder to Parent Indemnified Parties in respect of Losses subject to indemnification under this Agreement to exceed such stockholder’s pro rata amount of the amount in the Escrow Account, or (2) specifically discriminate against, or disproportionately affect, any Series E-2 Stockholder, in each case without such stockholder’s consent.

(b) Each of Parent, Merger Sub, the Company and, by virtue of its approval of the Merger and this Agreement, or by virtue of surrendering or delivering one or more certificates or loss affidavits representing Merger Shares, each Series E-2 Stockholder agrees that any action taken or omitted to be taken by the Stockholder Representative hereunder is taken or omitted to be taken by the Stockholder Representative in its capacity as agent, representative, proxy and attorney-in-fact for each Series E-2 Stockholder and not in any other capacity.

(c) Each Series E-2 Stockholder agrees that Parent, Merger Sub and the Surviving Corporation shall be entitled to rely conclusively on any action taken or failure to act by the Stockholder Representative pursuant to this Section 10.2 (an “Authorized Action”), and that each Authorized Action shall be binding on each Series E-2 Stockholder as fully as if such Series E-2 Stockholder had taken such Authorized Action. Parent and Merger Sub agree that the Stockholder Representative (in its capacity as Stockholder Representative) and its respective Affiliates, and its and its respective Affiliates’ respective managers, members, stockholders, officers and employees (collectively, with respect a Stockholder Representative, a “Stockholder Representative Group”) in each case, shall have no liability to Parent, Merger Sub, the Surviving Corporation or any other Person for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. By virtue of its approval of the Merger and this Agreement, or by virtue of surrendering or delivering one or more certificates or loss affidavits representing Merger Shares, each Series E-2 Stockholder (including, for the avoidance of doubt, any Series E-2 Stockholder that is acting as a Stockholder Representative) hereby severally and pro rata based on their respective percentages of proceeds set forth on Exhibit G attached hereto, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative Group from and against all losses, damages, costs, expenses and liabilities of any kind (including reasonable attorneys’ fees) incurred by the Stockholder Representative Group in connection with, or arising out of, any actions taken or omitted to be taken in its capacity as Stockholders Representatives hereunder. The cost of such indemnification shall be an expense of the Stockholder Representative and shall be satisfied firstly (but not exclusively) from the Reserve Amount. At the time of the final release of funds from the Escrow Account, the Parent and Series E-2 Stockholders authorize the Stockholder Representative to direct the Escrow Agent, without further consent of the Series E-2 Stockholders, to disburse funds from the Escrow Account otherwise payable to the Series E-2 Stockholders to the Stockholder Representative Group to pay amounts due under this subsection.

(d) Notwithstanding any other provision to the contrary hereunder, the Stockholder Representative shall not have by reason of this Agreement or any Ancillary Agreement a fiduciary relationship in respect of any Series E-2 Stockholder. In performing its functions and duties under this Agreement or any Ancillary Agreement, the Stockholder Representative shall act solely as the agent for Series E-2 Stockholders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or, for any other Person. The Stockholder Representative shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Applicable Law. The Stockholder Representative Group shall not be liable to any Series E-2 Stockholder for any action taken or omitted by it or any agent employed by it hereunder, under any Ancillary Agreement or under any other document entered into in connection herewith or therewith, except that the Stockholder Representative Group shall not be relieved of any liability imposed by Applicable Law for fraud or willful misconduct. The Stockholder Representative shall not be liable to Series E-2 Stockholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Series E-2 Stockholder to whom payment was due, but not made, shall be to recover from other Series E-2 Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance on the part of Parent or Merger Sub of any of the terms, provisions or conditions of this Agreement or any Ancillary Agreement. Neither the Stockholder Representative Group nor any agent employed by it shall incur any liability to any Series E-2 Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct. The Stockholder Representative may resign as Stockholder Representative at any time without any liability to Series E-2 Stockholders, Parent, the Surviving Corporation or any other Person.

(e) The Required Series E-2 Stockholders may remove any Stockholder Representative at any time, with or without cause. If the Stockholder Representative is removed, becomes unable to serve or resigns as a Stockholder Representative, the Required Series E-2 Stockholders may designate the successor to that Stockholder Representative and the other Series E-2 Stockholders agree to that appointment. In connection with any such removal, the Required Series E-2 Stockholders shall (i) appoint a successor Stockholder Representative and (ii) provide written notice thereof to the Parent, who shall be entitled to rely upon such written notice for all purposes of this Agreement. Such successor Stockholder Representative shall thereupon succeed to and become vested with all the rights and duties of the removed Stockholder Representative, and the removed Stockholder Representative shall be discharged from its duties and obligations hereunder. After the removed Stockholder Representative’s removal hereunder as Stockholder Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while Stockholder Representative.

(f) Without limiting the rights and powers of the Stockholder Representative in any way, the Stockholder Representative shall provide timely notice to the Required Series E-2 Stockholders prior to any significant action in its capacity as the Stockholder Representative and any disbursements of funds from the Reserve Amount in excess of $25,000. The Stockholder Representative will provide an accounting of the Reserve Fund to the Series E-2 Stockholders quarterly and at any time on their request.

10.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

10.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

10.5 Entire Agreement. This Agreement (including the documents, schedules and exhibits referred to herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

10.6 Third-Party Beneficiaries. Except for the agreements set forth in Section 5.2(a) and in ARTICLES IX and X which create third party beneficiary rights in favor of the Persons identified therein in accordance with the terms hereof, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

10.7 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.8 Consent to Jurisdiction; Venue.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement, the non-prevailing party shall reimburse the prevailing party, on demand, for its reasonable attorneys’ fees and costs, including those incurred in litigating entitlement to attorneys’ fees and costs, and those incurred in determining or quantifying the amount of recoverable attorneys’ fees and costs.

(b) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLE WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub shall have the right to assign this Agreement and the rights, interests and obligations hereunder to any of their respective Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.11 Expenses. Each party hereto shall pay all costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement, the agreements related hereto and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

10.12 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the Company Stockholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.13 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

10.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have signed this Agreement as of the date first written above.

MTS Markets International, Inc.

By:	/s/ Mark Monahan
Name: Mark Monahan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MMI Newco Inc.

By:	/s/ Mark Monahan
Name: Mark Monahan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Bonds.com Group, Inc.

By:	/s/ John M. Ryan
	Name:	John M. Ryan
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company in any material substantive respect than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal, offer or indication of interest made by any person or group of persons (other than Parent, Merger Sub or an Affiliate thereof), including any proposal, offer or indication of interest to the Company Stockholders, relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange for 50% (in number or voting power) of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries; (ii) any sale, lease, license, exchange, transfer or other disposition of assets (including equity securities of any Subsidiary) or businesses that constitute 50% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, issuance, exchange, transfer or other disposition in which the Company or any of its Subsidiaries participates and which results in any person beneficially owning more than 50% (in number or voting power) of any class of equity securities or other capital stock of the Company or of any of its Subsidiaries; or (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person, together with all Affiliates thereof, beneficially owning more than 50% (in number or voting power) of any outstanding class of equity securities or other capital stock of the Company or of any of its Subsidiaries.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Escrow Agreement and the Disbursing Agent Agreement.

“Applicable Law” means, with respect to any Person, any applicable federal, state, regional, local or foreign law, statute, ordinance, rule, regulation or order, the rules of FINRA and any other self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act) of which such Person is, or is required to be, a member.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Wilmington, Delaware are authorized or required by Law to be closed for business.

“Closing Liabilities” means the amounts necessary to satisfy and extinguish the following liabilities and obligations of the Company and its Subsidiaries, in each case along with related interest due (whether or not accrued), fees, premiums, penalties and Taxes, if any:

(i) All outstanding director fees, including fees or payments triggered by the Transactions and fees due to the members of the Special Committee of the Board of Directors;

(ii) All outstanding severance, separation and settlement obligations that arise from pre-closing actions of the Company;

(iii) All unpaid bonuses owed to present or former employees of the Company or its Subsidiaries, including bonus or incentive payments triggered by the Transactions;

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(iv) Consulting fees and change of control fees payable to Thomas Thees and any other consultant;

(v) Unpaid amounts with respect to the purchase of computer equipment from Fame I Computers Inc.;

(vi) Unpaid legacy accounts payable and accruals; and

(vii) All outstanding Bridge Loans.

“Confidentiality Agreement” means that certain confidentiality agreement between Parent and the Company dated as of December 3, 2013.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company, filed on April 24, 2013 with the Delaware Secretary of State.

“Company Obligee” means those persons to whom Closing Liabilities are owed.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 701 et seq. of the Code and Section 701 et seq. of ERISA, (v) under Section 409A of the Code and (v) under corresponding or similar provisions of foreign laws or regulations.

“Current Assets” means with respect to the Company and the Subsidiaries, all current assets determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, including those regarding the establishment of general and specific reserves, that were used in the preparation of the Company’s financial statements as of September 30, 2013, but excluding, without duplication, (i) deferred income Tax assets, and (ii) the proceeds of any bridge financing by any of the Company’s Series E-2 Stockholders or their affiliates.

“Current Liabilities” means with respect to the Company and the Subsidiaries, all current liabilities determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies including those regarding the establishment of general and specific reserves, that were used in the preparation of the Company’s financial statements as of September 30, 2013, but excluding, without duplication, (i) any Closing Liabilities, (ii) Transaction Expenses, (iii) deferred income Tax liabilities and (iv) any liabilities with respect to any bridge financing by any of the Company’s Series E-2 Stockholders or their affiliates.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all federal, state, local or foreign laws, authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans, rules or regulations relating to the environment (including, without limitation, indoor and ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), pollution, including, without limitation, laws relating to or regulating emissions, discharges, releases or threatened releases of Hazardous Materials, or relating to or regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ANNEX A

Page iii

“Environmental Permit” means any permit, approval, license, registration, or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means a segregated escrow account into which a portion of the Merger Consideration will be deposited pursuant to the terms hereof and the Escrow Agreement.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement by and among Parent, the Company, the Stockholders Representatives and the Escrow Agent substantially in the form attached as Exhibit F.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations thereunder.

“Hazardous Materials” means all chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances, toxic or hazardous wastes, petroleum or petroleum products, additives, asbestos, polychlorinated biphenyls, medical or infectious waste, and all materials, substances or chemicals regulated under any Environmental Law.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, whether registered or not, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, nondisclosure rights, confidentiality rights, know how, proprietary rights, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), domain names, software, and all documentation thereof.

“Knowledge of the Company” means facts or other information actually known by the Company or any senior executive of the Company or a Subsidiary or which a prudent individual in such position could be expected to discover in the course of conducting a reasonably comprehensive investigation of the relevant subject matter.

“Material Adverse Effect” means:

(a) with respect to any party, any event, change or effect, individually or in the aggregate with all such other events, changes or effects, has occurred which has a material adverse effect on the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of such party and its Subsidiaries taken as a whole or the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Material Adverse Effect shall not include (either alone or in combination) any change in or effect upon such party or any of its Subsidiaries directly or indirectly arising out of or attributable to: (i) conditions affecting the industry or industry sector in which such party or any of its Subsidiaries participates, or the U.S. economy as a whole or in any location where that party or any of its Subsidiaries has material operations (provided, that the impact on such party is not materially disproportionate to the impact on other similarly situated entities); (ii) conditions affecting the securities markets, credit markets, currency markets or

ANNEX A

Page iv

other financial markets in the U.S. or any other country in the world (provided, that the impact on such party is not materially disproportionate to the impact on other similarly situated entities); (iii) acts of war, sabotage, or terrorism; (iv) the announcement or pendency of this Agreement and the Transactions, including to the extent arising therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) contracts with actual or potential customers, suppliers, or potential disruption in the relationship of the party or any of its Subsidiaries with any of its customers, suppliers, distributors, venture partners, or other business partners, or (B) the loss or departure of any officers or employees of such party or any of its Subsidiaries; (v) the taking of any action approved or consented to by the other party, or the failure to take any action to which the other party has approved or consented in writing or otherwise requested in writing; (vi) the failure to take any action specifically prohibited by this Agreement; (vii) any change in accounting requirements or principles or any change in Applicable Law, or the interpretation of them; (viii) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); and (ix) failure by the Company to meet internal projections or forecasts, or published revenue or earnings predictions; or (b) with respect to the Company and its Subsidiaries, (i) the existence of any liability or obligation of the Company or any Subsidiary (including any contingent liability) that could reasonably be expected to amount to One Million Dollars ($1,000,000) or more and which was not disclosed to Parent as of the date hereof, unless (A) the Company agrees to include the liability as a Closing Liability, (B) the liability is a Specified Stockholder Claim covered by Section 9.2, or (c) the liability is an appraisal rights claim covered by Section 9.2; (ii) the termination of that certain Software Licensing, Hosting, Joint Marketing, and Services Agreement by and among InterDealer Securities, LLC, InterDealer Technologies, LLC and the Company, dated July 8, 2009 (but not the failure to reach agreement on terms left to be determined under the amendment to the agreement dated February 28, 2014); (iii) any event, change or effect which has a material adverse effect on (A) the ability of the Company or any of its Subsidiaries to retain all licenses and permits from governmental and quasi-governmental authorities that it holds as of the date hereof and that are required for it to conduct its business, including the ability of Bonds.com, Inc. to retain its registration as a broker dealer under the Exchange Act or its membership in FINRA or (B) the ability of Bonds.com, Inc. to do business as a broker dealer with customer accounts after the Closing, or (iv) any of the events, changes or effects set forth in Section 4.11 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” defined in Section 13(d)(3) of the Exchange Act), trust, association, or entity of government, political subsidiary, agency or instrument of government.

“Plans” means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director, consultant or independent contractor in respect of services provided to the Company or any of its Subsidiaries or to any beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Tax Liabilities” means (i) the amount of any Taxes actually payable by the Company for all taxable periods ending on or prior to the Closing Date and the portion of the taxable period through the end of the Closing Date for any Straddle Period (the “Pre-Closing Tax Period”), and (ii) reasonable, out-of-pocket expenses (including reasonable attorneys’ fees) incurred or sustained by the Company or the Parent in connection with investigating or defending a claim by a taxing authority for such indemnifiable Taxes.

ANNEX A

Page v

“Release” means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, migrating, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Representatives” means the officers, directors, employees, partners, members, managers, agents, advisors, Subsidiaries, Affiliates or representatives of a party.

“Required Series E-2 Stockholders” means any two of the following Series E-2 Stockholders: Daher Bonds Investment Company, Oak Investment Partners XII, L.P., and GFINET Inc.

“Reserve Amount” means $100,000, but subject to increase under Section 2.9.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations thereunder.

“Series E-2 Stockholders” means Daher Bonds Investment Company, Mida Holdings, Oak Investment Partners XII, LP, GFINET Inc. , Bonds MX, LLC, XOL Holdings, Plough Penny Partners, HJ Iwema, Trimarc Capital Fund, L.P., Montpelier Investments and Kazazian Capital.

“Specified Stockholder Claims” means claims initiated by stockholders of the Company alleging breaches of fiduciary duty by the Company Board with respect to the approval or recommendation of the Merger or the Transactions.

“Stockholder Representative” means a person to be designated to serve in that role by the Required Series E-2 Stockholders.

“Subsidiary”, with respect to any Person, means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its Subsidiaries).

“Superior Proposal” means an Acquisition Proposal which the Company Board (A) determines in its good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including, among other things, expected timing, risk of consummation, regulatory issues and approvals, all terms and conditions, and any proposed changes to this Agreement that may be proposed by Parent in a binding written offer in response to such Acquisition Proposal).

“Tax Returns” means returns, reports, schedules and forms relating to Taxes required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

“Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

ANNEX A

Page vi

“Transaction Expenses” means the aggregate amount of all unpaid fees and expenses incurred by the Company and its Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any Ancillary Agreement or the performance or consummation of the transactions contemplated hereby or thereby, including any Disbursing Agent, broker, investment banker or financial or other advisor fees payable as a result of the Closing; provided, however, that “Transaction Expenses” shall not include any amounts included in the calculation of Working Capital or amounts that otherwise constitute Closing Liabilities.

“UBS” means UBS Americas Inc.

“Working Capital” means Current Assets, less Current Liabilities.

“Working Capital Threshold” means a deficit of $275,000.

ANNEX A

Page vii

ANNEX B

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

BONDS.COM GROUP, INC.

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Bonds.com Group, Inc., a Delaware corporation (the “Company”), the undersigned, being the holder of the number of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), Series A participating preferred stock, par value $0.0001 per share (the “Series A Stock”), Series C convertible preferred stock, par value $0.0001 per share (the “Series C Stock”), Series E convertible preferred stock, par value $0.0001 per share (the “Series E Stock”), Series E-1 convertible preferred stock, par value $0.0001 per share (the “Series E-1 Stock”), and/or Series E-2 convertible preferred stock, par value $0.0001 per share (the “Series E-2 Stock” and, collectively with the Series A Stock, Series C Stock, Series E Stock and Series E-1 Stock, the “Company Preferred Stock”) set forth on the signature page below, does hereby irrevocably consent as follows:

Adoption of the Merger Agreement

WHEREAS, the Board of Directors of the Company has (a) approved and declared advisable (i) the Agreement and Plan of Merger, dated as of March 5, 2014, among MTS Markets International, Inc., a Delaware corporation (“Parent”), MMI Newco Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”), (ii) the Merger and (iii) the other transactions contemplated by the Merger Agreement, including execution of the Escrow Agreement (as defined in the Merger Agreement), (b) declared that it is in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (d) recommended that the Company’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement provides that each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares of Company Common Stock and Company Preferred Stock that are held by a holder who has sought appraisal rights pursuant to the DGCL) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as it believes necessary to make an informed decision concerning its vote on the adoption of the Merger Agreement, and the undersigned has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences to it of the Merger, the Merger Agreement and the execution of this written consent;

WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of its shares of Company Common Stock and Company Preferred Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desires to waive certain other rights in connection with this written consent, the Merger Agreement and the Merger all as set forth herein;

WHEREAS, the undersigned agrees not to transfer, at any time prior to the Effective Time (as defined in the Merger Agreement), any shares of Company Common Stock or Company Preferred Stock held by it;

WHEREAS, the undersigned, if a holder of Series E-2 Stock (“Series E-2 Holder”), acknowledges and agrees that $1,500,000 of Merger Consideration (as defined in the Merger Agreement) (the “Escrow Amount”) will be placed in escrow for the purpose of (a) paying any amount owed, if any, as a result of a downward adjustment to the Merger Consideration pursuant to Section 2.8 of the Merger Agreement and (b) satisfying any indemnification claims that may arise under Section 9.2 of the Merger Agreement, subject in each case to the terms of the Merger Agreement, including Section 9.6, with it being understood that all such obligations set forth in (a) and (b) above shall be satisfied solely by the Escrow Amount and that any portion of the Escrow Amount not used to satisfy such obligations shall be released to the Stockholder Representative (as defined in the Merger Agreement) for distribution to the Series E-2 Holders over a period of two years pursuant to the terms of the Merger Agreement and the Escrow Agreement;

WHEREAS, the undersigned, if a Series E-2 Holder, acknowledges and agrees that up to $200,000 of Merger Consideration (the “Reserve Amount”) will be disbursed to the Stockholder Representative to be used to pay any expenses (including reasonable legal fees, accounting fees, consulting fees, and other out-of-pocket expenses) incurred by the Stockholder Representative in that capacity; and

WHEREAS, the undersigned, if a Series E-2 Holder, agrees to the appointment of the Stockholder Representative by the Required Series E-2 Stockholders, with the power and authority to act on behalf of the Series E-2 Holders as set forth in the Merger Agreement.

1.	NOW, THEREFORE, BE IT RESOLVED, that after consideration of the terms and conditions of the Merger Agreement and the Escrow Agreement, the Merger Agreement, the Escrow Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects;

2.	FURTHER RESOLVED, that, the undersigned hereby irrevocably waives any rights to appraisal of the fair value of its shares of Company Common Stock and Company Preferred Stock with respect to the Merger and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

3.	FURTHER RESOLVED, that, conditioned on the Closing (as defined in the Merger Agreement) and effective as of the Effective Time, the undersigned (on its own behalf and on behalf of its successors-in-interest, transferees or assignees) hereby irrevocably waives any and all claims it may have against the Company or the Surviving Corporation in its capacity as a stockholder of the Company, including, without limitation, any claim relating to any prior purchases by such stockholder of debt or equity of the Company, including pursuant to the Unit Purchase Agreement dated December 5, 2011 and the Unit Purchase Agreement dated February 28, 2013, and agrees to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by the Parent in writing; provided, however, nothing in this written consent constitutes a waiver of (a) rights or claims under the Merger Agreement, the Escrow Agreement, and other Ancillary Agreements, (b) for the avoidance of doubt, rights or claims under indemnification or similar agreements and indemnification, exculpation and advancement of expense provisions in the Company’s Certificate of Incorporation and Bylaws, (c) for the avoidance of doubt, rights to repayment of the Bridge Loans (as defined in the Merger Agreement), or (d) for the avoidance of doubt, any rights or claims in the event the Closing does not occur;

4.	FURTHER RESOLVED, that the undersigned hereby agrees not to transfer any shares of Company Common Stock or Company Preferred Stock held by it at any time prior to the Effective Time (as defined in the Merger Agreement), unless and until the Merger Agreement is validly terminated in accordance with its terms;

5.	FURTHER RESOLVED, that, if the undersigned is a Series E-2 Holder, the undersigned hereby acknowledges and agrees (on its own behalf and on behalf of its successors-in-interest, transferees or assignees) that the Escrow Amount will be placed in escrow for the purpose of (a) paying any amount owed, if any, as a result of a downward adjustment to the Merger Consideration pursuant to Section 2.8 of the Merger Agreement and (b) satisfying any indemnification claims that may arise under Section 9.2 of the Merger Agreement, subject in each case to the terms of the Merger Agreement, including Section 9.6, with it being understood that all such obligations set forth in (a) and (b) above shall be satisfied solely by the Escrow Amount and that any portion of the Escrow Amount not used to satisfy such obligations shall be released to the Stockholder Representative (as defined in the Merger Agreement) for distribution to the Series E-2 Holders over a period of two years pursuant to the terms of the Merger Agreement and the Escrow Agreement;

6.	FURTHER RESOLVED, that the Required Series E-2 Stockholders are authorized to designate the Stockholder Representative (as defined in the Merger Agreement), with the power and authority to act on behalf of the Series E-2 Holders as set forth in the Merger Agreement and with the rights set forth in the Merger Agreement;

7.	FURTHER RESOLVED, that, if the undersigned is a Series E-2 Holder, the undersigned acknowledges and agrees that the Reserve Amount will be disbursed to the Stockholder Representative to be used to cover and liabilities and pay any expenses (including reasonable legal fees, accounting fees, consulting fees, and other out-of-pocket expenses) incurred by the Stockholder Representative in that capacity in accordance with the terms of Section 10.2 of the Merger Agreement;

8.	FURTHER RESOLVED, that, if the undersigned is a Series E-2 Holder, the undersigned agrees to all the provisions relating to the Reserve Amount and the Stockholder Representative (including, without limitation, Sections 2.3, 2.9, 10.2 and 10.6) of the Merger Agreement and that the other Series E-2 Holders may rely upon such agreement as being binding against the undersigned; and

9.	FURTHER RESOLVED, that Parent and the Stockholder Representative may rely upon the shareholder consent in resolution 1, above, and the waivers and agreements in resolutions 2 through 8 above, as being binding as a shareholder consent, waivers and agreements, as applicable, against the undersigned.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of the Company, the Company’s Amended and Restated Bylaws, the DGCL and any other applicable law. This written consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Plough Penny Partners L.P.

	By:	/s/ Judson Traphagen
Date: March 7, 2014	Name:	Judson Traphagen
	Title:	Partner

Number of shares of Series E Stock: 212
Number of shares of Series E-2 Stock: 100

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Daher Bonds Investment Company

	By:	/s/ Michel Daher
Date: March 12, 2014	Name:	Michel Daher
	Title:	Chairman

Number of shares of Series E-2 Stock: 6,000

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Trimarc Capital Fund, L.P.

	By:	/s/ MICHAEL TRICA
Date: March 6, 2014	Name:	MICHAEL TRICA
	Title:	PORTFOLIO MANAGER

Number of shares of Series E-2 Stock: 600

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Oak Investment Partners XII, Limited Partnership

	By:	/s/ Ann Lamont
Date: March 11, 2014	Name:	Ann Lamont
	Title:	Managing Member

Number of shares of Series C Stock: 8,795 Number of shares of Series E Stock: 4,267 Number of shares of Series E-2 Stock: 3,000

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite his name below.

/s/ Hendrik J. Iwema
Date: March 10th, 2014	Hendrik J. Iwema

Number of shares of Series E-2 Stock: 100

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

XOL Holdings S.A.L.

	By:	/s/ Joseph Nasrallah
Date: March 10, 2014	Name:	Joseph Nasrallah
	Title:	CEO

Number of shares of Series E-2 Stock: 500

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Mida Holdings

	By:	/s/ Michel Daher
Date: March 12, 2014	Name:	Michel Daher
	Title:	Chairman

Number of shares of Series E-2 Stock: 4,000

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

Montpelier Investment Holdings Ltd.

	By:	/s/ CHRISTOPHER JACKSON
Date: March 10, 2014	Name:	CHRISTOPHER JACKSON
	Title:	ASSISTANT TREASURER

Number of shares of Series E-2 Stock: 1,000

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

GFINet Inc.

	By:	/s/ CHRISTOPHER D’ANTUONO
Date: March 11, 2014	Name:	CHRISTOPHER D’ANTUONO
	Title:	General Counsel

Number of shares of Series E Stock: 2,667
Number of shares of Series E-2 Stock: 3,000

ANNEX C

WRITTEN CONSENT

OF

SERIES A PREFERRED STOCKHOLDER

AND

SERIES E-1 PREFERRED STOCKHOLDER

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Bonds.com Group, Inc., a Delaware corporation (the “Company”), the undersigned, being the holder of the number of shares of the Company’s Series A participating preferred stock, par value $0.0001 per share (the “Series A Stock”), and Series E-1 convertible preferred stock, par value $0.0001 per share (the “Series E-1 Stock” and, collectively with the Series A Stock, the “Company Preferred Stock”) set forth on the signature page below, does hereby irrevocably consent as follows:

Adoption of the Merger Agreement

WHEREAS, the Board of Directors of the Company has (a) approved and declared advisable (i) the Agreement and Plan of Merger, dated as of March 5, 2014, among MTS Markets International, Inc., a Delaware corporation (“Parent”), MMI Newco Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”), (ii) the Merger and (iii) the other transactions contemplated by the Merger Agreement, including execution of the Escrow Agreement (as defined in the Merger Agreement), (b) declared that it is in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders and (d) recommended that the Company’s stockholders adopt the Merger Agreement;

WHEREAS, the Merger Agreement provides that each share of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and the Company’s preferred stock (including, without limitation, the Series A Stock and the Series E-1 Stock) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares of Common Stock and the Company’s preferred stock that are held by a holder who has sought appraisal rights pursuant to the DGCL) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned has reviewed the Merger Agreement and such other information as it believes necessary to make an informed decision concerning its vote on the adoption of the Merger Agreement, and the undersigned has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences to it of the Merger, the Merger Agreement and the execution of this written consent;

WHEREAS, the undersigned desires to waive any rights to appraisal of the fair value of its shares of Company Preferred Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

WHEREAS, the undersigned desires to waive certain other rights in connection with this written consent, the Merger Agreement and the Merger all as set forth herein;

WHEREAS, the undersigned agrees not to transfer, at any time prior to the Effective Time (as defined in the Merger Agreement), any shares of Company Preferred Stock held by it.

1.	NOW, THEREFORE, BE IT RESOLVED, that after consideration of the terms and conditions of the Merger Agreement and the Escrow Agreement, the Merger Agreement, the Escrow Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects;

2.	FURTHER RESOLVED, that, the undersigned hereby irrevocably waives any rights to appraisal of the fair value of its shares of Company Preferred Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise;

3.	FURTHER RESOLVED, that the undersigned hereby agrees not to transfer any shares of Company Preferred Stock held by it at any time prior to the Effective Time (as defined in the Merger Agreement); and

4.	FURTHER RESOLVED, that Parent may rely upon the shareholder consent in resolution 1, above, and the waivers and agreements in resolutions 2 and 3 above, as being binding as a shareholder consent, waivers and agreements, as applicable, against the undersigned.

The undersigned hereby waives compliance with any and all notice requirements imposed by the Amended and Restated Certificate of Incorporation of the Company, the Company’s Amended and Restated Bylaws, the DGCL and any other applicable law. This written consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of executed counterparts shall constitute originals for all purposes.

IN WITNESS WHEREOF, the undersigned has executed this written consent on the date first set forth opposite its name below.

UBS Americas Inc.

Date: March 19, 2014	By:	/s/ PAUL HAMILL
	Name:	PAUL HAMILL
	Title:	MANAGING DIRECTOR

Date: March 19, 2014	By:	/s/ Silvia Pan
	Name:	Silvia Pan
	Title:	Director
Number of shares of Series A Stock: 214.58 Number of shares of Series E-1 Stock: 1,334

ANNEX D

March 4, 2014

Board of Directors

Bonds.com Group, Inc.

1500 Broadway Avenue, 31st Floor

New York, New York 10036

Members of the Board:

You have asked us for our opinion as to the fairness, from a financial point of view, to the equity holders, taken as a whole, (“Shareholders”) of Bonds.com Group, Inc., a Delaware corporation (“Bonds.com” or the “Company”), of the Consideration (as defined below] to be received by the Shareholders pursuant to the terms of the Agreement and Plan of Merger, (the “Agreement”), among the Company, MTS Markets International, Inc. (“Parent”), and MMI Newco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). The Agreement provides, among other things, that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly- owned subsidiary of Parent (the “Merger”). Pursuant to the Agreement, upon the closing of the Merger, Parent will pay aggregate merger consideration of $15 million (subject to a working capital adjustment and less certain closing liabilities and transaction expenses) (the “Consideration”) for all of the Company’s outstanding capital stock. The Consideration will be distributed among the Company’s stockholders in accordance with the Company’s Certificate of Incorporation.

In arriving at our opinion, we have:

1.	Reviewed the Agreement dated March 4, 2014;

2.	Reviewed certain publicly available business and financial information relating to Bonds.com;

3.	Reviewed certain other information relating to Bonds.com provided to or discussed with us by the Company, including (i) financial forecasts relating to the Company and (ii) certain industry and business information thereto prepared by the management of the Company;

4.	Discussed the past and present operations and financial condition and the prospects of the Company with its senior executives;

5.	Reviewed and compared the multiples, margins, and growth rates and compared that data with similar data for other publicly held companies in businesses we deemed relevant in evaluating Bonds.com;

6.	Considered, to the extent publicly available, the financial terms of certain other merger or acquisition transactions, which we deemed to be relevant, which have been effected or announced;

¿ HYDE PARK CAPITAL ADVISORS, LLC ¿ 701 Franklin Street — Tampa, Florida 33602 — p 813.383.0202 — f 813.383.0209 www.hydeparkcapital.com

Board of Directors

Bonds.com Group

March 4, 2014

7.	Considered our experience in connection with marketing the Company for sale to a large group of potential strategic and financial buyers; and

8.	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, including, without limitation, any information that was publicly available, discussed with or reviewed by or for us, and we have not assumed any responsibility for independently verifying such information. Further, we have not undertaken any independent evaluation or appraisal of any information provided to us or of the assets or liabilities of Bonds.com or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Bonds.com, nor have we evaluated, nor do we express any opinion with respect to, the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters, or the impact of the Merger thereon. We express no opinion regarding the liquidation value of the Company or any other entity. In addition, we have relied upon and assumed, without independent verification, that the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, and that each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party. We do not express any opinion as to any tax or other consequences that might result from the transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Our opinion speaks only as of the date hereof and is necessarily based upon information made available to us through the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. Our opinion does not address the relative merits of the Agreement as compared to alternative transactions or strategies that might be available to Bonds.com, nor does it address the underlying business decision of Bonds.com to proceed with the transaction.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. We have further relied on the assurances of the management of Bonds.com that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. With respect to the financial forecasts for Bonds.com that we have used in our analyses, the management of Bonds.com has advised us, and we have assumed, with your consent, and without any independent inquiry or investigation, that such forecasts have been reasonably prepared on a basis and assumptions reflecting the best currently available estimates and judgments of the management of Bonds.com as to the future financial performance of the Company both before and after giving effect to certain industry and business information referred to above. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bonds.com. We have also assumed that the transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

¿ HYDE PARK CAPITAL ADVISORS, LLC ¿

Board of Directors

Bonds.com Group

March 4, 2014

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the equity holders of Bonds.com, taken as a whole, of the Consideration to be received by the Shareholders at closing. Our opinion does not address any other aspect or implication of the Agreement or any other agreement, arrangement or understanding entered into in connection with the Agreement or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Agreement or class of such persons, relative to the Consideration or otherwise. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

The issuance of this opinion was approved by our authorized internal committee.

We have acted as financial advisor to the Board of Directors of Bonds.com in connection with the Merger and the Agreement and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger or the Agreement. We also will receive a fee upon the rendering of our opinion. In addition, Bonds.com has agreed to indemnify us for certain liabilities and other items arising out of or related to our engagement. We may in the future provide financial advice and services, to Bonds.com, MTS Markets International, Inc. and their respective affiliates for which we would expect to receive compensation. We have no previous business agreements or relationships with Bonds.com or MTS Markets International, Inc.

Our opinion is directed to, and is solely for the benefit of the Board of Directors of Bonds.com in connection with its consideration of the Merger and our opinion does not constitute advice or a recommendation as to how the Board of Directors of Bonds.com or any Shareholder should vote or act on any matter relating to the Agreement. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Hyde Park Capital Advisors, LLC to any such party. This opinion is not to be disclosed to any other person or entity, nor may it be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld; provided that this opinion and a description of it may be included in any securities law or other regulatory filings required to be made in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Shareholders in the Merger is fair, from a financial point of view, to the Shareholders, taken as a whole.

Very truly yours,

Hyde Park Capital Advisors, LLC

¿ HYDE PARK CAPITAL ADVISORS, LLC ¿

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.